Exhibit 10(e)







	AMENDED AND RESTATED CREDIT AGREEMENT


	Dated as of December 4, 1992,


	Amended and Restated as of January 1, 1996


	Among


	CHOCK FULL O'NUTS CORPORATION,

	BROADWORTH REALTY ASSOCIATES,

	CHOCK REALTY CORPORATION,

	CAIN'S COFFEE CO.,

        QUIKAVA, INC.

	THE LENDERS NAMED HEREIN,

	and

	NATWEST BANK N.A., AS AGENT




[Execution Copy]





	TABLE OF CONTENTS


	Page


I.  DEFINITIONS	1

II.  THE LOANS	26

SECTION 2.01.  Term Loan Commitments and
Revolving
     Credit Commitments	26
SECTION 2.02.  Loans	29
SECTION 2.03.  Notice of Loans	31
SECTION 2.04.  Notes; Repayment of Loans	31
SECTION 2.05.  Interest on Loans	33
SECTION 2.06.  Fees	34
SECTION 2.07.  Termination and Reduction of
Revolving Credit
     Commitments and Term Loan
Commitments	34
SECTION 2.08.  Interest on Overdue Amounts;
Alternate Rate of Interest	35
SECTION 2.09.  Prepayment of Loans	36
SECTION 2.10.  Reserve Requirements; Change in
Circumstances	39
SECTION 2.11.  Reserves	42
SECTION 2.12.  Indemnity	42
SECTION 2.13.  Pro Rata Treatment	44
SECTION 2.14.  Sharing of Setoffs	44
SECTION 2.15.  Taxes	45
SECTION 2.16.  Payments and Computations	48
SECTION 2.17.  Making of Revolving Credit Loans	48
SECTION 2.18.  Settlement Among Lenders	49

III.  COLLATERAL SECURITY	59

SECTION 3.01.  Security Documents	59
SECTION 3.02.  Filing and Recording	60

IV.  REPRESENTATIONS AND WARRANTIES	60

SECTION 4.01.  Organization, Legal Existence	60
SECTION 4.02.  Authorization	60
SECTION 4.03.  Governmental Approvals	61
SECTION 4.04.  Binding Effect	61
SECTION 4.05.  Material Adverse Change	61
SECTION 4.06.  Litigation; Compliance with Laws;
etc.	61
SECTION 4.07.  Financial Statements	62
SECTION 4.08.  Federal Reserve Regulations	62
SECTION 4.09.  Taxes	63
SECTION 4.10.  Employee Benefit Plans	63
SECTION 4.11.  No Material Misstatements	65
SECTION 4.12.  Investment Company Act; Public
Utility Holding
     Company Act	65
SECTION 4.13.  Security Interest	65
SECTION 4.14.  Use of Proceeds	65
SECTION 4.15.  Subsidiaries	66
SECTION 4.16.  Title to Properties; Possession Under
Leases; Trademarks	66
SECTION 4.17.  Solvency	66
SECTION 4.18.  Permits, etc	67
SECTION 4.19.  Compliance with Environmental
Laws	67
SECTION 4.20.  No Change in Credit Criteria or
Collection Policies	68
SECTION 4.21.  Warehouses	68
SECTION 4.22.  Acquisition Documents	69

V.  CONDITIONS OF CREDIT EVENTS	69

SECTION 5.01.  All Credit Events	69
SECTION 5.02.  First Borrowing	70
SECTION 5.03.  First Borrowing	75

VI.  AFFIRMATIVE COVENANTS	78

SECTION 6.01.  Legal Existence	79
SECTION 6.02.  Businesses and Properties	79
SECTION 6.03.  Insurance	79
SECTION 6.04.  Taxes	80
SECTION 6.05.  Financial Statements, Reports, etc.	80
SECTION 6.06.  Litigation and Other Notices	82
SECTION 6.07.  ERISA	83
SECTION 6.08.  Maintaining Records; Access to
Properties and
      Inspections; Right to Audit	84
SECTION 6.09.  Use of Proceeds	85
SECTION 6.10.  Fiscal Year-End	85
SECTION 6.11.  Further Assurances	85
SECTION 6.12.  Additional Grantors and Guarantors	85
SECTION 6.13.  Environmental Laws	85
SECTION 6.14.  Pay Obligations to Lenders and
Perform Other Covenants	87
SECTION 6.15.  Maintain Operating Accounts	88
SECTION 6.16.  Purchase Price Adjustments	88
SECTION 6.17.  Amendments	88
SECTION 6.18.  Intentionally Omitted     	88
SECTION 6.19.  Warehouseman's and Landlord's
Consents	88

VII.  NEGATIVE COVENANTS	88

SECTION 7.01.  Liens	89
SECTION 7.02.  Sale and Lease-Back Transactions	90
SECTION 7.03.  Indebtedness	90
SECTION 7.04.  Dividends, Distributions and
Payments	90
SECTION 7.05.  Consolidations, Mergers and Sales of
Assets	91
SECTION 7.06.  Investments	91
SECTION 7.07.  Capital Expenditures	94
SECTION 7.08.  Adjusted Effective Net Worth	94
SECTION 7.09.  Intentionally Omitted	94
SECTION 7.10.  Total Unsubordinated Liabilities to
Adjusted
     Effective Net Worth Ratio	94
SECTION 7.11.  Intentionally Omitted	94
SECTION 7.12.  Fixed Charge Coverage Ratio	94
SECTION 7.13.  Interest Coverage Ratio	94
SECTION 7.14.  Intentionally Omitted	94
SECTION 7.15.  Business	94
SECTION 7.16.  Sales of Receivables	95
SECTION 7.17.  Use of Proceeds	95
SECTION 7.18.  ERISA	95
SECTION 7.19.  Accounting Changes	95
SECTION 7.20.  Prepayment or Modification of
Indebtedness;
     Modification of Charter Documents	95
SECTION 7.21.  Transactions with Affiliates	96
SECTION 7.22.  Intentionally Omitted	96

VIII.  EVENTS OF DEFAULT	97

IX.	AGENT	101

X.  MANAGEMENT, COLLECTION AND STATUS OF
RECEIVABLES
      AND OTHER COLLATERAL	104

SECTION 10.01.  Collection of Receivables;
Management of Collateral	104
SECTION 10.02.  Receivables Documentation	106
SECTION 10.03.  Status of Receivables and Other
Collateral	106
SECTION 10.04.  Monthly Statement of Account	107
SECTION 10.05.  Collateral Custodian	108

XI.  MISCELLANEOUS	108

SECTION 11.01.  Notices	108
SECTION 11.02.  Survival of Agreement	108
SECTION 11.03.  Successors and Assigns;
Participations	109
SECTION 11.04.  Expenses; Indemnity	112
SECTION 11.05.  Applicable Law	113
SECTION 11.06.  Right of Setoff	113
SECTION 11.07.  Payments on Business Days	114
SECTION 11.08.  Waivers; Amendments	114
SECTION 11.09.  Severability	115
SECTION 11.10.  Entire Agreement; Waiver of Jury
Trial, etc	115
SECTION 11.11.  Confidentiality	116
SECTION 11.12.  Submission to Jurisdiction	116
SECTION 11.13.  Counterparts; Facsimile Signature	117
SECTION 11.14.  Headings	117

XII.  GUARANTEES	117


EXHIBITS

EXHIBIT A			Form of Term Note
EXHIBIT B			Revolving Credit Note
EXHIBIT C			Form of Opinion of Counsel
EXHIBIT D			Form of Pledge Agreement
EXHIBIT E			Form of Security Agreement
EXHIBIT F			Form of Assignment and
Acceptance
EXHIBIT G			Form of Security Agreement -
Patents and 						  Trademarks
EXHIBIT H			Form of Joint Guarantee
EXHIBIT I			Form of Settlement Report
EXHIBIT J			Form of Assignment of Contract

SCHEDULES

SCHEDULE 2.01(a)	Term Loan Commitments
SCHEDULE 2.01(b)	Revolving Credit Commitments
SCHEDULE 4.01		Qualified Jurisdictions
SCHEDULE 4.05		Material Adverse Change
SCHEDULE 4.06(a		Litigation
SCHEDULE 4.06(b)	Compliance with Laws
SCHEDULE 4.09		Taxes
SCHEDULE 4.10		ERISA
SCHEDULE 4.15		Subsidiaries
SCHEDULE 4.19		Environmental Law Compliance
SCHEDULE 4.21		All Warehouses
SCHEDULE 6.19		Warehousemens Letters
SCHEDULE 7.01		Existing Liens
SCHEDULE 7.03		Existing Indebtedness
SCHEDULE 7.05		Real Property

AMENDED AND RESTATED
CREDIT AGREEMENT dated as
of December 4, 1992, as amended
and restated as of January 1, 1996,
among CHOCK FULL O'NUTS
CORPORATION, a New York
corporation ("Chock"), CAIN'S
COFFEE CO., a Delaware
corporation ("Cain's"),
BROADWORTH REALTY
ASSOCIATES, a New York
limited partnership
("Broadworth"), CHOCK
REALTY CORPORATION, a
California corporation ("Chock
Realty"), and QUIKAVA, INC., a
Massachusetts corporation
("Quikava") (Chock, Cain's,
Broadworth, Chock Realty and
Quikava each a "Borrower" and
collectively, the "Borrowers"), the
lenders named in
Schedules 2.01(a) and 2.01(b)
annexed hereto (collectively,
together with all successors and
assigns, the "Lenders"), and
NATWEST BANK N.A.,
formerly known as National
Westminster Bank USA, as agent
for the Lenders (in such capacity,
the "Agent").


The Borrowers and Lenders wish to amend and restate the First Amended and Restated Loan Agreement
(such term and all other capitalized terms used in this paragraph having the respective meanings ascribed to such terms above or hereinafter) in order to provide for (a) a Term Loan Facility to the Term Loan Borrowers in an aggregate principal amount of $10,000,000 and (b) Revolving Credit
Loans to the Revolving Loan Borrowers at any time and from time to time prior to the Revolving Credit Termination Date in an aggregate principal amount not in excess of the Revolving Credit Facility, as such Revolving Credit Facility shall be reduced in accordance with the terms hereof including, without limitation, on the Line Expiration Date. The Grantors will provide Collateral in accordance with the provisions of this Agreement and the Security Documents.
The Lenders are severally, and not jointly, willing to extend such Loans to the Borrowers subject to the terms and conditions hereinafter set forth. Accordingly, the Borrowers, the Lenders and the Agent hereby agree that the First
Amended and Restated Loan Agreement shall be amended and restated in its entirety as follows:


I.  DEFINITIONS

For purposes hereof, the following terms shall have the meanings specified below:

"Acquisition" shall mean the purchase by Chock of all of the issued and outstanding capital stock of Cain's and certain assets pursuant to the Acquisition Documents.

"Acquisition Agreement" shall mean the Stock
Purchase Agreement dated as of October 16, 1992 by and between Chock and Nestl Beverage Company, a Delaware corporation.

"Acquisition Documents" shall mean the
Acquisition Agreement, Tax Indemnity Agreement and all other agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith, in each case as in effect on the First Amended and Restated Closing
Date.

"Adjusted Effective Net Worth" shall mean, with respect to Chock and its subsidiaries on a Consolidated basis at any time, (i) the sum of the capital stock, capital in excess of par or stated value of shares of the capital stock of Chock and its subsidiaries on a Consolidated basis, retained earnings and any other account which, in accordance with generally accepted accounting principles, constitutes stockholders' equity, plus (ii) all amounts outstanding under any Subordinated Indebtedness, less (iii) treasury stock, at cost, as determined based upon the most recent audited financial statements of Chock, and less (iv) the amount of any write-up subsequent to the Closing Date in the value of any asset above the cost or depreciated cost thereof to Chock and its subsidiaries (but excluding the amount of any such write-up which is not accompanied by an increase in the amount of stockholders' equity).

"Adjusted LIBO Rateshall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves. For purposes hereof, "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which any Lender is subject with respect to the Adjusted LIBO Rate for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include, without limitation, those imposed under Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Adjusted Net Income" shall mean, with respect to Chock and its subsidiaries on a Consolidated basis for any period, the aggregate income (or loss) of Chock and its subsidiaries on a Consolidated basis for such period which shall be an amount equal to net revenues and other proper items of income less the aggregate for Chock and its subsidiaries on a Consolidated basis of any and all items that are treated as expenses under generally accepted accounting principles, and less, without duplication, Federal, state and local income taxes, but excluding any extraordinary, unusual and/or non-recurring non-cash gains or losses or any non-cash gains or losses from the sale or disposition of assets other than in the ordinary course of business, all computed and calculated in accordance with generally accepted accounting principles consistently applied.

"Affiliate" of any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and, without limiting the generality of the foregoing, includes (i) any person which beneficially owns or holds 5% or more of any class of voting securities of such person or 5% or more of the equity interest in such person, (ii) any person of which such person beneficially owns or holds 5% or more of any class of voting securities or in which such person beneficially owns or holds 5% or more of the equity interest in such person and
(iii) any director, officer or employee of such person, except that for purposes of this Agreement, (i) no persons shall be deemed "Affiliates" solely as a result of their being administrators of the ESOP and (ii) no person shall be deemed an "Affiliate" solely as a result of his being the holder of the proxy (in such capacity, the "Proxy Holder") pursuant to that certain Standstill Agreement dated as of June 21, 1991 by and among Chock, Steven Schulman and certain other parties thereto. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

"Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

"Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending
Office in the case of a Prime Lending Rate Loan and such Lender's Eurodollar Lending Office in the case of a Eurodollar Loan.

"Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Agent, in substantially the form of Exhibit F annexed hereto.

"Assignment of Contract" shall mean the
Assignment of Contract, dated as of the First Amended and Restated Closing Date, between Chock and the Agent, for the benefit of the Lenders, substantially in the form of Exhibit J annexed hereto, as amended, modified or supplemented from time to time.

"Availability Reserve" shall mean an amount equal to $10,000,000.

"Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

"Borrowers" shall have the meaning assigned to such term in the preamble to this Agreement.

"Borrowing Base" shall have the meaning
assigned to such term in Section 2.01(b) hereof.

"Broadworth" shall have the meaning assigned to such term in the preamble to this Agreement.

"Business Day' shall mean any day, other than a Saturday, Sunday or legal holiday in the State of New York, on which banks are open for substantially all their banking business in New York City except that, if any determination of a "Business Day" shall relate to a Eurodollar Loan, the term "Business Day" shall in addition exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Cain's" shall have the meaning assigned to such term in the preamble to this Agreement.

"Cain's Borrowing Base" shall have the
meaning assigned to such term in Section 2.01(b) hereof.

 	"Cain's Holding" shall mean Cain's Holding
Company, a Delaware corporation.

"Capital Expenditures" shall mean the amount of all payments made by Chock or its subsidiaries directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of Chock or any such subsidiary and shall include, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations.

"Capitalized Lease Obligation" shall mean an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles.

"CFN" shall mean CFN of New York, Inc., a
New York corporation.

"Change of Control" shall mean (i) if any person (not including the ESOP or any persons solely in their capacity as administrators of the ESOP, or the Proxy Holder) or two or more persons (including the ESOP and/or including the Proxy Holder) acting in concert shall acquire the beneficial ownership of an aggregate number of shares of the common stock of Chock (on a fully diluted basis) (x) in excess of 20% of all outstanding common stock of Chock or
(y) entitling such person or persons to cast the votes required to elect a majority of the Board of Directors of Chock, (ii) if Chock shall cease to own 100% of all classes of stock of any of CFN, Chock Realty, Quikava or Cain's Holding (subject to
Section 7.05 hereof), (iii) if Cain's Holding shall cease to own 100% of all classes of stock of Cain's (subject to Section 7.05 hereof) or (iv) subject to the provisions of Section 7.05 hereof, if at any time prior to the date, if any, as the real property located at 336 Broadway, New York, New York is sold, CFN shall cease to be general partner of Broadworth or Chock shall cease to be limited partner of Broadworth. For purposes of this definition, a person shall be deemed to have beneficial ownership of a security if it, directly or indirectly, has the power to vote, or to direct the voting of, such security.

"Chock" shall have the meaning assigned to such term in the preamble to this Agreement.

"Chock Borrowing Base" shall have the
meaning assigned to such term in Section 2.01(b).

"Chock Collateral Assignment (Dana Brown)" shall mean the Assignment of Contract as Collateral Security
(Dana Brown) dated as of the First Amended and Restated
Closing Date between Chock and the Agent.

"Chock Realty" shall have the meaning assigned to such term in the preamble to this Agreement.

"Closing Date" shall mean the date of the first borrowing under this Agreement, but in no event later than February 16, 1996.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" shall mean all collateral and security as described in the Security Documents.

"Commitment" shall mean, with respect to each Lender, the sum of the Term Loan Commitment of such Lender as set forth in Schedule 2.01(a), and the Revolving
Credit Commitment of such Lender as set forth in Schedule
2.01(b), as each may be adjusted from time to time pursuant to Section 2.07.

"Commitment Fee" shall have the meaning
assigned to such term in Section 2.06 hereof.

"Commitment Letters" shall mean (i) the Letter
Agreement between NatWest and Chock (on its behalf and on behalf of the other Borrowers) dated September 24, 1992, as amended and (ii) the Letter Agreement among Chemical
Bank, Chock (on its behalf and on behalf of the other
Borrowers) and NatWest, dated November 18, 1992.

"Consolidated" shall mean, in respect of any person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with generally accepted accounting principles (except as otherwise required herein) for the person and all consolidated subsidiaries thereof.

"Contaminant" shall mean all Hazardous
Materials and all those substances which are regulated by or form the basis of liability under Federal, state or local environmental, health and safety statutes or regulations including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances, or any other material or substance which constitutes a material health, safety or environmental hazard to any person or property.

"Credit Event" shall mean each borrowing hereunder and the issuance of each Letter of Credit hereunder.

"Current Assets" shall mean, with respect to Chock and its subsidiaries at any date, the aggregate amount of all assets of Chock and its subsidiaries on a Consolidated basis which would be classified as current assets at such date, computed and calculated in accordance with generally accepted accounting principles consistently applied.

"Current Liabilities" shall mean, with respect to Chock and its subsidiaries at any date, the aggregate amount of all liabilities of Chock and its subsidiaries on a Consolidated basis (including tax and other proper accruals) which would be classified as current liabilities at such date, computed and calculated in accordance with generally accepted accounting principles consistently applied.

"Customer" shall mean and include the account debtor or obligor with respect to any Receivable.

"DBPI" shall mean DB Private Brands, Inc., a former Missouri corporation which was a wholly-owned subsidiary of Chock.

"Dana Brown Purchase Agreement" shall mean the Agreement dated as of November 1, 1992 by and between Private Brands, L.P. and Dana Brown - Private Brands, Inc., as in effect on the First Amended and Restated Closing Date.

"Dana Brown Purchase Documents" shall mean the Dana Brown Purchase Agreement, the Private Brands
Note and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

"Default" shall mean any condition, act or event which, with notice or lapse of time or both, would constitute an Event of Default.

"Dilution" shall mean with respect to any calendar month for the Revolving Loan Borrowers, the percentage which (i) all non-cash credits to the Receivable account of the Revolving Loan Borrowers for any such calendar month constitute of (ii) gross billings to the Receivable account of the Revolving Loan Borrowers for such calendar month.

"dollars" or the symbol "$" shall mean dollars in lawful currency of the United States of America.

"Domestic Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule
2.02 annexed hereto, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

"EBITDA" shall mean, with respect to Chock and its subsidiaries for any period, the sum of (i) Adjusted Net Income, (ii) Interest Expense, (iii) depreciation and amortization and (iv) Federal, state and local income taxes, in each case of Chock and its subsidiaries on a Consolidated basis for such period, computed and calculated in accordance with generally accepted accounting principles consistently applied.

"Eligible Inventory" shall mean inventory consisting of processed and unprocessed coffee, packaged coffee, tea, spices, and other non-perishable packaged food products of the Revolving Loan Borrowers including (subject to clause (iv) below) packaging supplies, but in any event shall not include (i) goods on consignment, (ii) damaged, stale or unsalable goods, (iii) goods located outside the United States, (iv) packaging supplies which exceed twelve percent (12%) of the amount of inventory at the time of determination, (v) inventory at any location other than real property owned by the Borrowers or leased by the Borrowers with respect to which a landlord's waiver has been obtained (except as set forth in Section 6.19 hereof), or any warehouse with respect to which a warehouseman's letter has been obtained (except with respect to inventory at locations as to which reserves with respect thereto have been established by the Agent in its discretion), (vi) obsolete or slow-moving goods and (vii) inventory of any type in excess of the requirements of such Revolving Loan Borrower at such time.
The Agent may, as is set forth in Section 2.11 hereof, impose such reserves as it deems necessary or desirable in its discretion to maintain with respect to inventory. Within each of the categories set forth in clauses (i) through (vii) above, the Agent may, in its discretion exercised in good faith, fix and revise standards of eligibility from time to time and determine whether any item of inventory is Eligible Inventory.

"Eligible Receivables" shall mean in each case, provided that the Agent shall have a perfected first priority security interest therein, Receivables of the Revolving Loan Borrowers arising from transactions with third parties located in the United States, or Receivables of the Revolving Loan Borrowers arising from transactions with third parties located in Puerto Rico or Canada (but as to Customers located in Canada or Puerto Rico, only up to five percent (5%) of the aggregate face amount of all Eligible Receivables at any time outstanding) which Receivables, as of the date of computation, have been outstanding for not more than ninety
(90) days from the date of invoice. The Agent may, as is set forth in Section 2.11 hereof, impose such reserves as it deems reasonably necessary or desirable in its discretion to maintain with respect to Receivables. Within each of the categories set forth in clauses (i) through (xii) below, the Agent may, in its discretion exercised in good faith, fix and revise standards of eligibility from time to time and determine whether any Receivable is an Eligible Receivable. Eligible Receivables in any event shall not include any (i) Receivable arising out of "bill and hold" transactions, conditional sales, guaranteed sales, consignment transactions or sale or return or any similar arrangement; (ii) "contra account," which shall mean any Receivables due from a Customer to which any Revolving
Loan Borrower has any liability, direct or contingent, outstanding, in the amount and to the extent that such liability may be offset against such Receivables; (iii) Receivable subject to any right of offset or counterclaim in the amount and to the extent of such right of offset or counterclaim; (iv) Receivable which arises out of contracts other than normal purchase orders and invoices or which does not provide for payment in accordance with normal trade terms without offset rights; (v) Receivable arising from progress billings to a Customer; (vi) Receivable from a Customer other than Waldbaum, Wakefern and Supermarket General to the extent that the face amount of Receivables from such a Customer exceeds ten percent (10%) of the total face amount of all outstanding Eligible Receivables at any time (except to the extent that Receivables from such Customer in excess of such percentage have been approved by the Agent); (vii)
Receivable from any of Waldbaum, Wakefern and Supermarket General exceeding the greater of $1,500,000 or fifteen percent (15%) of the total face amount of all outstanding Eligible Receivables; (viii) Receivable from any Customer if more than fifty percent (50%) of the face amount of Receivables from such Customer shall have been outstanding for more than ninety (90) days from the date of invoice; (ix) Receivable having a face amount of $5,000 or more which is in dispute; (x) Receivable due from a Customer with whose credit standing the Agent is no longer satisfied;
(xi) Receivable from any Affiliate of any Borrower and (xii) Receivable which arises out of a contract with the United
States of America or any department, agency or instrumentality thereof, unless the applicable Revolving Loan Borrower has taken all actions necessary to comply with the Federal Assignment of Claims Act. The amount of Eligible Receivables calculated at any time in accordance with this definition shall be reduced by the amount of open credit balances aged over 90 days, if any.

"Environmental Claim" shall mean any written notice of violation, claim, demand, abatement or other order by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or deed or use restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or nonaccidental Releases), of, or exposure to, any substance, chemical, material, pollutant, contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by or from any of the properties of Chock or its subsidiaries, (ii) the environmental aspects of the transportation, storage, treatment or disposal of materials in connection with the operation of any of the properties of Chock or its subsidiaries or (iii) the violation, or alleged violation by Chock or its subsidiaries, of any statutes, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with any of the properties of Chock or its subsidiaries, under any applicable Environmental Law.

"Environmental Laws" shall mean the
Comprehensive Environmental Response, Compensation, and
Liability Act (42 U.S.C.  9601 et seq.), the Hazardous
Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
1251 et seq.), the Oil Pollution Act of 1990 (P.L. 101-380), the Safe Drinking Water Act (42 U.S.C. 300(f), et seq.), the Clear Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
 136 et seq.), and the Occupational Safety and Health Act
(29 U.S.C. 651 et seq.), as such laws have been and hereafter may be amended or supplemented, and any related or analogous present or future Federal, state or local, statutes, rules, regulations, ordinances, licenses, permits and interpretations and orders of regulatory and administrative bodies.

"ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which together with any of the Borrowers or any subsidiary of any thereof would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

"ESOP" shall mean the Employee Stock
Ownership Plan of Chock, effective as of January 1, 1988.

"Eurodollar Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name in Schedule
2.03 annexed hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

"Eurodollar Loan" shall mean a Loan based on the Adjusted LIBO Rate in accordance with Article II hereof.

"Event of Default" shall have the meaning assigned to such term in Article VIII hereof.

"Excess Cash Flow" shall mean, with respect to Chock and its subsidiaries for any period of determination thereof, an amount equal to (A) the sum of (i) Consolidated Net Income and (ii) Consolidated depreciation and amortization expense of Chock and its subsidiaries, minus (B) the sum of (i) the aggregate of payments of principal with respect to Indebtedness of Chock and its subsidiaries (other than payments with respect to the Revolving Credit Loans) during the period of determination, and (ii) Capital Expenditures during the period of determination.

"Excess Cash Flow Prepayment" shall mean an amount equal to fifty percent (50%) of Excess Cash Flow, if any, for the Fiscal Year then ended.

"Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight
Federal funds transactions with members of the Federal
Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Prime Rate shall be applicable in all cases where the Federal Funds Effective Rate would have applied hereunder until the circumstances giving rise to such inability no longer exist. Any change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate.

"Final Maturity Date" shall mean December 20,
1999.

"Financial Officer" shall mean, with respect to any person, the chief financial officer of such person.

"First Amended and Restated Closing Date" shall mean December 4, 1992.

"First Amended and Restated Loan Agreement" shall mean the Amended and Restated Loan Agreement dated as of December 4, 1992, as amended.

"Fiscal Year" shall mean the fiscal year of each of the Borrowers for accounting purposes which in each case ends on July 31, or the last Friday or last Saturday of July of each year or on such other date as is determined by the Borrowers in accordance with Section 6.10 hereof.

"Fixed Charge Coverage Ratio" shall mean, with respect to Chock and its subsidiaries on a Consolidated basis for the applicable period of determination, the ratio of
(A) EBITDA for the period of determination to (B) the sum of
(i) the aggregate of payments of principal, if any, with respect to Indebtedness of Chock and its subsidiaries (other than Revolving Credit Loans) during the period of determination, plus (ii) Capital Expenditures during the period of determination, plus (iii) Interest Expense during the period of determination, plus (iv) all cash dividends paid, and repurchases and redemptions of capital stock, by Chock and its subsidiaries during the period of determination, plus (v) the aggregate of prepayments, repurchases, redemptions and retirements (other than by conversion into common stock of Chock) of Subordinated Indebtedness under Section 7.20 hereof plus (vi) all taxes paid in cash during the period of determination.

"Grantor" shall mean any Grantor, Pledgor or Debtor, as such terms are as defined in any of the Security
Documents.

"Guarantee" shall mean any obligation,
contingent or otherwise, of any person guaranteeing or having the economic effect of guaranteeing any Indebtedness or obligation of any other person in any manner, whether directly or indirectly and shall in any event include the Joint
Guarantee, and shall include, without limitation, any obligation of such person, direct or indirect, to (i) purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or obligation, (ii) purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or obligation of the payment of such Indebtedness or obligation, or (iii) maintain working capital, equity capital, available cash or other financial condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business.

"Guarantor" shall mean, collectively, each guarantor party to the Joint Guarantee and each person which becomes a guarantor of the Obligations after the date hereof.

"Hazardous Material" shall mean any pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Law and any other toxic, reactive, or flammable chemicals, including (without limitation) any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls; provided, in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous material," "hazardous substance," "hazardous waste," "solid waste" or "toxic substance" which is broader than that specified in any Environmental Law, such broader meaning shall apply.

"Indebtedness" shall mean, with respect to any person, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such person for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for such person's business, (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (e) all payment obligations of such person with respect to interest rate or currency protection agreements, including, without limitation, the Rate Agreements, (f) all obligations of such person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such person (regardless of whether or not such person is liable for repayment of such obligations), (h) all Guarantees of such person and (i) the redemption price of all redeemable preferred stock of such person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Final Maturity Date.

"Indemnitees" shall have the meaning assigned to such term in Section 11.04(c) hereof.

"Information" shall have the meaning assigned to such term in Section 11.11 hereof.

"Insurance Letter of Credit" shall have the meaning assigned such term in Section 2A.01 hereof.

"Interest Coverage Ratio" shall mean, with respect to Chock and its subsidiaries on a Consolidated basis for the applicable period of determination thereof, the ratio of
(i) EBITDA to (ii) Interest Expense during the period of determination.

"Interest Expense" shall mean, with respect to Chock and its subsidiaries for the applicable period of determination thereof, the interest expense of Chock and its subsidiaries during such period determined on a Consolidated basis in accordance with generally accepted accounting principles consistently applied, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any Capitalized Lease Obligation allocable to interest expense, (iv) all fixed and all calculable dividend payments on preferred stock and (v) payments of interest expense in kind.

"Interest Payment Date" shall mean (i) in the case of a Prime Lending Rate Loan, the last day of each month and (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto.

"Interest Period" shall mean, as to any
Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three (3) months thereafter; provided however, that (x) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) no Interest
Period shall end later than the Final Maturity Date and (z) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

"Inventory Turnover" shall mean the quotient of
(A) the product of (i) the aggregate value, computed at the lower of cost (on a FIFO basis) or current market value, of inventory of the Revolving Loan Borrowers on the first day of any calendar month and (ii) 30, and (B) the cost of goods sold of the Revolving Loan Borrowers during such calendar month.

"Issuing Lender" shall have the meaning
assigned to such term in Section 2A.01 hereof.
"Joint Guarantee" shall mean the Joint
Guarantee dated the First Amended and Restated Closing
Date and substantially in the form of Exhibit H hereto, originally executed and delivered by Hillside Holding
Corporation, DB Private Brands, Inc., Cain's Holding, Chock
Coffeemaker Acquisition, Inc. and CFN in favor of the Agent, as confirmed by the Confirmation of Guarantee dated as of January 1, 1996 by CFN and Cains Holding, the two remaining Guarantors thereunder.

"Lender" shall have the meaning assigned to such term in the preamble to this Agreement.

"Letter of Credit" shall have the meaning assigned to such term in Section 2A.01 hereof.

"Letter of Credit Usage" shall mean at any time
(i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the unreimbursed drawings under all Letters of Credit at such time.

"LIBO Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which dollar deposits approximately equal in principal amount to the Eurodollar Loan of the Agent and for a maturity equal to the applicable Interest Period are offered in immediately available funds to NatWest by leading banks in the London interbank market for Eurodollars at approximately 11:00 A.M., London time, two (2) Business
Days prior to the first day of such Interest Period.

"Lien" shall mean, with respect to any asset, (i) any mortgage, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset, (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities or (iv) any other right of or arrangement with any creditor to have such creditor's claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

"Line Amount" shall have the meaning assigned to such term in Section 2.01(b-1) hereof.

"Line Expiration Date" shall have the meaning assigned to such term in Section 2.01(b-1) hereof.

"Line Revolving Credit Loans" shall have the meaning assigned to such term in Section 2.01(b-1) hereof.

"Loan" shall mean any Term Loan or any
Revolving Credit Loan, and "Loans" shall mean all Term
Loans and all Revolving Credit Loans.

"Loan Documents" shall mean this Agreement, each Security Document, each Guarantee executed and delivered at any time with respect to the Obligations, the Notes and each other document, instrument, or agreement now or hereafter delivered to the Agent or any Lender in connection herewith or therewith.

"Margin Stock" shall have the meaning assigned to such term in Regulation U.

"Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, prospects, operations or financial condition of any person or its subsidiaries, (ii) the ability of Chock and its subsidiaries, Grantors or Guarantors to consummate the Transactions as contemplated hereunder or under the Acquisition Documents or to perform or pay the Obligations in accordance with the terms hereof or of any other Loan Document or (iii) the Agent's Lien on any material portion of the Collateral or the priority of such Lien.

"Mortgages" shall mean the mortgages and deeds of trust executed and delivered at any time and from time to time by Chock and its subsidiaries with respect to the real property of Chock and its subsidiaries, as each may be amended, modified or supplemented from time to time in accordance with its terms.

"Multiemployer Plan" shall mean a
"multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

"NatWest" shall mean NatWest Bank N.A.

"Net Amount of Eligible Inventory" shall mean and include at any time with respect to each Revolving Loan
Borrower, without duplication, the aggregate value, computed at the lower of cost (on a FIFO basis) or current market value, of Eligible Inventory of such Revolving Loan Borrower.

"Net Amount of Eligible Receivables" shall mean and include at any time with respect to each Revolving
Loan Borrower, without duplication, the gross amount of Eligible Receivables of such Revolving Loan Borrower at such time less (i) sales, excise or similar taxes, (ii) off-invoice allowances, in an amount estimated by Chock consistent with its past practices and as to which it has notified the Agent and
(iii) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

"Non-Ratable Loans" shall have the meaning assigned to such term in Section 2.18(c)(iii) hereof.

"Notes" shall mean the Term Notes and the Revolving Credit Notes.

"'Obligations'' shall mean all
obligations, liabilities and Indebtedness of
Chock and its subsidiaries to the Lenders, the Issuing Lender and the Agent, whether now existing or hereafter created, direct or indirect, due or not, whether created directly or acquired by assignment, participation or otherwise, including without limitation all obligations, liabilities and Indebtedness of Chock and its subsidiaries with respect to the Rate
Agreements, the Security Documents and other
Loan Documents, the principal of and
interest on the Revolving Credit Loans, the Term Loans and the payment or performance of all other obligations, liabilities, and
Indebtedness of the Borrowers to the Lenders, the Issuing Lender and the Agent hereunder, or under any one or more of the other Loan
Documents or Letters of Credit, including without limitation all fees, costs, expenses and indemnity obligations hereunder and thereunder.

"Original Loan Agreement" shall mean the Amended and Restated Loan Agreement made September 19,
1989 by and between Chock and NatWest, as amended, and including all related inventory and receivables loan agreements incorporated by reference therein.

"Original Note" shall mean the Substitute Term
Note dated September 19, 1989 in the principal amount of $8,875,000, made by Chock to the order of NatWest.

"Other Taxes" shall have the meaning assigned to such term in Section 2.15(b) hereof.

"PBGC" shall mean the Pension Benefit
Guaranty Corporation.

"Pension Plan" shall mean any Plan which is subject to the provisions of Title IV of ERISA, other than a Multiemployer Plan.

"Permits" shall have the meaning assigned to such term in Section 4.18 hereof.
"person" shall mean any natural person,
corporation, business trust, association, company, joint venture, partnership or government or any agency or political subdivision thereof.

"Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA and which is maintained (in whole or in part) for employees of the Borrowers, any subsidiary or any ERISA Affiliate.

"Pledge Agreement" shall mean the Amended and Restated Pledge Agreement dated as of the First
Amended and Restated Closing Date, between the Grantor(s) and the Agent, for the benefit of the Lenders, in substantially the form of Exhibit D annexed hereto, as amended, modified or supplemented from time to time.

"Pledge Agreement (Investment Account)" shall mean the Pledge Agreement (Investment Account) dated as of the First Amended and Restated Closing Date between Chock and the Agent, together with each Notification to Broker
Letter delivered pursuant thereto, as amended, modified or supplemented from time to time.

"Pledged Stock" shall have the meaning
assigned to such term in the Pledge Agreement.

"Prime Rate" shall mean the rate which
NatWest announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. NatWest may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime
Rate shall be effective hereunder on the effective date of such change as announced by NatWest.

"Prime Lending Rate Loan" shall mean a Loan based on the Prime Lending Rate in accordance with Article
II hereof.

"Private Brands, L.P." shall mean the former
Private Brands Coffee & Tea Company, L.P., a Missouri
Limited Partnership of which DBPI was the general partner.

"Private Brands Note" shall mean the Revolving
Credit Promissory Note dated December 4, 1992, in the principal amount of up to $3,407,000, by Private Brands, L.P.
in favor of Chock.

"Quikava" shall have the meaning assigned to such term in the preamble to this Agreement.
"Quikava Advances" shall have the meaning assigned thereto in Section 2.01(b) hereof.

"Quikava Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated as of March 11, 1994 by and among Chock, Quikava and certain other parties thereto.

"Quikava Partnership" shall mean the Quikava
Natick Limited Partnership, a limited partnership formed under the laws of the State of Massachusetts of which Quikava is the general partner.

"Rate Agreements" shall mean interest rate swap, collar, cap or similar hedging agreements purchased by the Borrowers on terms and conditions (including, without limitation, with respect to collateral security therefor) as shall be reasonably satisfactory to the Required Lenders.

"Receivable Turnover" shall mean the quotient of (A) the product of (i) the total face amount of Receivables of the Revolving Loan Borrowers on the first day of any calendar month (less off-invoice allowances in an amount estimated by Chock, consistent with its past practices, and as to which it has notified the Agent) and (ii) 30, and (B) the gross amount of collections by the Revolving Loan Borrowers with respect to Receivables of the Revolving Loan Borrowers during such calendar month.

"Receivables" shall mean and include all of the Borrowers' accounts, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Agent for the ratable benefit of the Lenders.

"Register" shall have the meaning assigned to such term in Section 11.03(e) hereof.

"Regulation G" shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

"Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

"Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

"Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder.

"Release" shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, in each case as defined in Environmental Law, and shall include any "Threatened Release," as defined in Environmental Law.

"Remedial Work" shall mean any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature with respect to any property of Chock or its subsidiaries (whether such property is owned, leased, subleased or used), including, without limitation, with respect to Contaminants and the Release thereof.

"Reportable Event" shall mean a Reportable
Event as defined in Section 4043(b) of ERISA, other than an event with respect to which the 10-day notice requirement has been waived under regulations promulgated by the PBGC.

"Required Lenders" shall mean Lenders having
66-2/3% of the Total Commitment.

"Responsible Officer" shall mean, with respect to any person, the chairman of the board of directors, or any vice-chairman, any vice president or president, or the chief financial officer or controller, of such person.

  	"Revolving Credit Commitment" shall mean, at any time, with respect to any Lender, an amount equal to such Lender's pro rata share (as set forth in Schedule 2.01(b) annexed hereto) of the Revolving Credit Facility, as the same may be reduced from time to time pursuant to the terms of this Agreement including, without limitation, Sections 2.01(b-1) and 2.07 hereof.

"Revolving Credit Eurodollar Loan" shall mean a Revolving Credit Loan that is a Eurodollar Loan.


"Revolving Credit Facility" shall mean, at any time, an amount equal to the Total Commitment (as such may be reduced in accordance with the terms hereof), minus the Term Loan Facility.

"Revolving Credit Loan" shall mean a
Revolving Credit Loan made pursuant to Sections 2.01 and
2.02 hereof.

"Revolving Credit Notes" shall mean the
Revolving Credit Notes executed and delivered as provided in
Section 2.04 hereof, in substantially the form of Exhibit B annexed hereto, as amended, modified or supplemented from time to time.

"Revolving Credit Prime Lending Rate Loan" shall mean a Revolving Credit Loan that is a Prime Lending
Rate Loan.

"Revolving Credit Termination Date" shall mean the earlier to occur of (i) the Final Maturity Date and
(ii) such date as the Revolving Credit Loans shall otherwise be payable in full and the Revolving Credit Facility and Revolving Credit Commitments shall be terminated in accordance with the terms of this Agreement.

"Revolving Loan Borrowers" shall mean Chock,
Cain's and Quikava.

"Security Agreement" shall mean the Amended and Restated Security Agreement dated as of the First
Amended and Restated Closing Date, between the Grantor(s) and the Agent, for the benefit of the Lenders, substantially in the form of Exhibit E annexed hereto, as amended, modified or supplemented from time to time.

"Security Agreement - Patents and Trademarks" shall mean the Security Agreement and Mortgage - Patents and Trademarks, dated as of the First Amended and Restated Closing Date, between the Debtor(s) and the Agent, for the benefit of the Lenders, substantially in the form of Exhibit G annexed hereto, as amended, modified or supplemented from time to time.

"Security Documents" shall mean the Pledge
Agreement, the Security Agreement, the Security Agreement -
Patents and Trademarks, the Assignment of Contract, the Mortgages, the Chock Collateral Assignment (Dana Brown), the Pledge Agreement (Investment Account) and each other agreement now existing or hereafter created providing collateral security for the payment or performance of any Obligations.

"Settlement Date" shall mean each Business
Day after the First Amended and Restated Closing Date selected by the Agent in its sole discretion subject to and in accordance with the provisions of Section 2.18(c) as of which a Settlement Report is delivered by the Agent and on which settlement is to be made among the Lenders in accordance with the provisions of Section 2.18 hereof.

"Settlement Report" shall mean each report, substantially in the form attached hereto as Exhibit I hereto, prepared by the Agent and delivered to each Lender and setting forth, among other things, as of the Settlement Date indicated thereon and as of the next preceding Settlement Date, the aggregate principal balance of all Revolving Credit Loans outstanding, each Lender's ratable portion thereof, each Lender's Revolving Credit Loans and all Non-Ratable Loans made, and all payments of principal received by the Agent from the Revolving Loan Borrowers during the period beginning on such next preceding Settlement Date and ending on such Settlement Date.

  	     "Subordinated Indebtedness" shall mean, with respect to any of the Borrowers, Indebtedness subordinated in right of payment to such person's monetary obligations under this Agreement upon terms satisfactory to and approved in writing by the Required Lenders, to the extent it does not by its terms mature or become subject to any mandatory prepayment or amortization of principal prior to the Final Maturity Date, and shall in any event include the Indebtedness of Chock pursuant to the Subordinated Indentures.

"Subordinated Indentures" shall mean (i) the Indenture dated as of September 25, 1986 between Chock and Manufacturers Hanover Trust Company with respect to the issuance of 8% Convertible Subordinated Debentures due September 15, 2006 in the original aggregate amount of $50,000,000 and (ii) the Indenture dated as of April 1, 1987 between Chock and IBJ Schroder Bank & Trust Company with respect to the issuance of 7% Convertible Senior Subordinated Debentures due April 1, 2012 in the original aggregate amount of $60,000,000, in each case as in effect on the First Amended and Restated Closing Date.

"subsidiary" shall mean, with respect to any person, the parent of such person, any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the parent or one or more subsidiaries of the parent.

"Tax Indemnity Agreement" shall mean the Tax
Indemnity Agreement dated as of December 4, 1992 by and among Chock, Nestle Beverage Company, Inc., a Delaware corporation, Cain's and Nestle Holdings, Inc., a Delaware corporation.

"Taxes" shall have the meaning assigned to such term in Section 2.15(a) hereof.

"Term Eurodollar Loan" shall mean a Term
Loan that is a Eurodollar Loan.

"Term Loan Borrowers" shall have the meaning assigned to such term in Section 2.01 hereof.

"Term Loan Commitment" shall mean, at any time with respect to any Lender, an amount equal to such Lender's pro rata share (as set forth in Schedule 2.01(a) hereto) of the Term Loan Facility (as the same shall be reduced from time to time in accordance with the terms hereof).

"Term Loan Facility" shall mean, at any time, the amount of the Term Loans outstanding at such time.

"Term Loans" shall mean the Term Loans made pursuant to Sections 2.01 and 2.02.

"Term Notes" shall mean the Term Notes
executed and delivered as provided in Section 2.04, in substantially the form of Exhibit A hereto, as amended, modified or supplemented from time to time.

Term Prime Lending Rate Loan" shall mean a
Term Loan that is a Prime Lending Rate Loan.

"Total Commitment" shall mean the sum of the Lenders' Total Term Loan Commitment and Total Revolving
Credit Commitment, as the same may be reduced from time to time pursuant to the terms of this Agreement including, without limitation, Section 2.01(b-1) and Section 2.07 hereof.

"Total Facility" shall mean the Revolving Credit
Facility together with the Term Loan Facility.

"Total Revolving Credit Commitment" shall mean the sum of the Lenders' Revolving Credit Commitments as the same may be reduced from time to time pursuant to the terms of this Agreement including, without limitation, Section
2.01(b-1) and Section 2.07.

"Total Term Loan Commitment" shall mean
$10,000,000.

"Total Unsubordinated Liabilities" shall mean, with respect to Chock and its subsidiaries, the total of all items which would properly be included as liabilities on a balance sheet, determined in accordance with generally accepted accounting principles consistently applied, excluding Subordinated Indebtedness, capital stock, additional paid in capital, capital surplus, retained earnings, minority interests, contingency reserves and deferred income taxes.

"Trade Letter of Credit" shall have the meaning assigned such term in Section 2A.01 hereof."

"Transactions" shall have the meaning assigned to such term in Section 4.02 hereof.

"Undrawn Availability" shall mean, at any time, an amount equal to (A) the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base minus the Availability Reserve at such time and minus all reserves at such time which have been established by the Agent under
Section 2.11 hereof, minus (B) all Revolving Credit Loans outstanding at such time and the Letter of Credit Usage at such time.

Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time in the United States applied on a basis consistent with those used in preparing the financial statements referred to in Section 6.05 hereof; provided, however, that each reference in Article VII hereof, or in the definition of any term used in Article VII hereof, to generally accepted accounting principles shall mean generally accepted accounting principles as in effect on the date hereof.

The terms "Amended and Restated Loan
Agreement," "Loan Agreement," "Credit Agreement" and similar references as used in the documents, instruments and agreements executed and delivered in connection with the First Amended and Restated Loan Agreement, shall mean the First Amended and Restated Loan Agreement as amended and restated hereby in its entirety, and each of such documents, instruments and agreements is hereby so amended.


II.  THE LOANS

SECTION 2.01.  Term Loan Commitments and
Revolving Credit Commitments.   (a)  The Lenders made
"Term Loans" on the First Amended and Restated Closing
Date to (i) Chock in the aggregate amount of $11,000,000, (ii) Cain's in the aggregate amount of $2,200,000, (iii)
Broadworth in the aggregate amount of $3,000,000, (iv)
Chock Realty in the aggregate amount of $2,300,000 and (v) Hillside Coffee of California, Inc. in the aggregate amount of $1,500,000 (Chock, Cain's, Broadworth and Chock Realty each a "Term Loan Borrower" and, collectively, the "Term
Loan Borrowers"). The aggregate outstanding principal amount of the "Term Loans" under the First Amended and Restated Loan Agreement on the Closing Date was
$10,000,000. Upon the satisfaction of the conditions on the Closing Date in accordance with Section 5.03 hereof, the interest of the Lenders in "Term Loans" outstanding under the First Amended and Restated Credit Agreement shall become and be for all purposes Term Loans made by the Lenders hereunder, subject to their respective Term Loan
Commitments set forth on Schedule 2.01(a) hereto and evidenced by the Term Notes payable to each issued on the First Amended and Restated Closing Date which shall be deemed for all purposes hereunder Term Notes issued pursuant to this Agreement.

(b)	Subject to the terms and conditions and
relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make Revolving Credit Loans to the Revolving Loan Borrowers, at any time and from time to time from the date hereof to the Revolving Credit Termination Date, or until the earlier termi-nation of its Revolving Credit Commitment in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment set forth opposite its name in
Schedule 2.01(b) annexed hereto, as such Revolving Credit Commitment may be reduced from time to time in accordance with the provisions of this Agreement including, without limitation, Section 2.01(b-1) hereof. Notwithstanding the foregoing, but subject in any event to the provisions contained in Section 2.01(c) below, and the limitations contained in Sections 2.01 (b-1) and (d) below, the aggregate amount of Revolving Credit Loans outstanding at any time to

(A)	Chock shall not exceed (I) an amount
(the "Chock Borrowing Base") equal to the sum of (i) 80% of the Net Amount of Eligible Receivables of Chock, plus (ii)
60% of the Net Amount of Eligible Inventory of Chock, minus (II) the Letter of Credit Usage at such time which shall not in any event exceed $6,000,000 at any time,

(B)	Cain's shall not exceed an amount (the
"Cain's Borrowing Base") equal to the sum of (i) 80% of the Net Amount of Eligible Receivables of Cain's, plus (ii) 60% of the Net Amount of Eligible Inventory of Cain's, and

(C)	Quikava (each Revolving Credit Loan to
Quikava referred to herein from time to time as a "Quikava Advance") shall not exceed an amount (the "Quikava
Borrowing Base" and together with the Chock Borrowing
Base and Cain's Borrowing Base, the "Borrowing Base") equal to the lesser of (I) $2,500,000 and (II) the sum of (i) 80% of the Net Amount of Eligible Receivables of Quikava, plus (ii) 60% of the Net Amount of Eligible Inventory of Quikava, minus (iii) amounts outstanding at such time under
Section 7.06(i) hereof;

provided, however, that in no event shall the aggregate of all Revolving Credit Loans at any time outstanding exceed the Borrowing Base minus (x) $2,000,000 and minus (y) the
Letter of Credit Usage at such time; provided, further, that in no event shall the aggregate amount of Revolving Credit
Loans at any time made against the Net Amount of Eligible Inventory exceed $32,500,000.

Upon the making of the Revolving Credit Loans on the Closing Date in accordance with Section 5.03, the interest of the Lenders in the "Revolving Credit Loans" outstanding under the First Amended and Restated Credit
Agreement shall become and be for all purposes Revolving
Credit Loans made by the Lenders hereunder subject to their respective Revolving Credit Commitments set forth on
Schedule 2.01(b), evidenced by the Revolving Credit Notes payable to each.

The Chock Borrowing Base and Cain's
Borrower Base shall be computed monthly (or more frequently in the discretion of the Agent) (provided, however, that with respect to finished goods inventory and packaging supplies inventory, the computations shall be as of the last day of the month just ended) and a compliance certificate from a Responsible Officer of Chock presenting such computation will be delivered to the Agent in accordance with Section 6.05 hereof; the computation provided in such certificate shall include a breakdown for each of Chock and Cain's. The Agent shall have the right in its discretion to require that a Quikava Borrowing Base be computed and compliance certificate be delivered to the Agent, in each case in accordance with the prior sentence.

(b-1)	Notwithstanding anything to the contrary
set forth herein, it is hereby agreed that the Total Revolving Credit Commitment shall be automatically and permanently reduced, pro rata among the Lenders, on December 31, 1996
(the "Line Expiration Date") by the amount of $20,000,000
(the "Line Amount") and Schedule 2.01(b) hereto shall be deemed amended to give effect thereto. If at any time prior to the Line Expiration Date, the sum of (i) Term Loans outstanding, (ii) Letter of Credit Usage and (iii) Revolving Credit Loans outstanding, shall exceed $20,000,000, then all amounts in excess of $20,000,000 shall be deemed to be Revolving Credit Loans outstanding under the Line Amount (sometimes referred to herein as "Line Revolving Credit Loans"). On the Line Expiration Date, the Borrowers shall prepay so much of the Revolving Credit Loans as shall be necessary in order that the aggregate principal amount of the Revolving Credit Loans outstanding, plus the Letter of Credit Usage, plus the Term Loans outstanding shall not exceed the lesser of (i) the Total Revolving Credit Commitment following such reduction by the Line Amount and (ii) the Borrowing Base minus the Availability Reserve.

(c)(i)	In addition to reductions, if any, in
accordance with clauses (ii) and (iii) of this paragraph (c), if the average of the Receivable Turnover during any three consecutive months shall exceed 40 days, the advance rate set forth in each of clauses(A)(I)(i) and (B)(i) of Section 2.01(b) above shall be reduced by one percent (1%) for each day by which the average shall exceed 40 days; provided, however, that such reduction in the advance rate shall be reversed to the extent that the average (rounded to the nearest whole number) of the Receivable Turnover at the end of any two (2) consecutive periods of three (3) months, results in a reduction in the advance rate less than that presently in effect.

(ii)	In addition to reductions, if any, in
accordance with clauses (i) and (iii) of this paragraph (c), (x) if the Dilution during any three consecutive months shall exceed twelve percent (12%) but be less than seventeen percent (17%), the advance rate set forth in each of clauses(A)(I)(i) and (B)(i) of Section 2.01(b) above shall be reduced by five percent (5%) and (y) if the Dilution shall be equal to or greater than seventeen percent (17%) during any three consecutive months, the advance rate set forth in each of clauses (A)(I)(i) and (B)(i) of Section 2.01(b) above shall be reduced by ten percent (10%); provided, however, that such reduction in the advance rate shall be reversed to the extent that the average (rounded to the nearest whole number) of the Dilution at the end of any two (2) consecutive periods of three
(3) months, results in a reduction in the advance rate less than that presently in effect.

 		(iii)	In addition to reductions, if any, in
accordance with clauses (i) and (ii) of this paragraph (c), (x) if the average of Inventory Turnover during any three consecutive months shall exceed 80 days but be less than 85 days, the advance rate set forth in each of clauses(A)(I)(ii) and (B)(ii) of Section 2.01(b) above shall be reduced by five percent (5%), and (y) if the average of Inventory Turnover during any three consecutive months shall be equal to or greater than 85 days, the advance rate set forth in each of clauses (A)(I)(ii) and (B)(ii) of Section 2.01(b) above shall be reduced by ten percent (10%); provided, however, that such reduction in the advance rate shall be reversed to the extent that the average (rounded to the nearest whole number) of the Inventory Turnover at the end of any two (2) consecutive periods of three (3) months, results in a reduction in the advance rate less than that presently in effect.

(d)	Subject to the foregoing and within the
foregoing limits, the Revolving Loan Borrowers may borrow, repay (or, subject to the provisions of Section 2.09 hereof, prepay) and reborrow Revolving Credit Loans, on and after the date hereof and prior to the Revolving Credit Termination Date, subject to the terms, provisions and limitations set forth herein, including, without limitation, (i) the requirement that no Revolving Credit Loan shall be made hereunder if after giving effect thereto the sum of the aggregate principal amount of the Revolving Credit Loans outstanding and the Letter of Credit Usage at such time hereunder would exceed the lesser of (x) the Total Commitment (as such amount may be reduced pursuant to the provisions of this Agreement including, without limitation, Section 2.01(b-1)), minus the Term Loan Facility at such time, and (y) the Borrowing Base, minus the Availability Reserve at such time and (ii) that at any time there shall be s outstanding, all repayments and prepayments shall be deemed applied first to such Line
Revolving Credit Loans and upon payment of such Loans in full, to the other Revolving Credit Loans then outstanding.

SECTION 2.02.  Loans.  (a)  The Revolving
Credit Loans made on any date shall be in the minimum amount of $25,000 and in integral multiples of $25,000;
provided, however, that Revolving Credit Eurodollar Loans made on any date shall be in a minimum aggregate principal amount of $1,500,000.

(b)	Subject to the provisions of Sections 2.17
and 2.18 hereof, Loans shall be made ratably by the Lenders in accordance with their respective Term Loan Commitments or Revolving Credit Commitments, as the case may be; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder. The Term Loan shall be evidenced by the Term Notes referred to in Section 2.04. The initial Revolving Credit Loans shall be made by the Lenders against delivery of Revolving Credit Notes, payable to the order of the Lenders, as referred to in Section 2.04 hereof.

(c)	Subject to the provisions of paragraph (e)
below and to the provisions of Sections 2.17 and 2.18 hereof, each Lender shall make its Revolving Credit Loans on the proposed dates thereof by paying the amount required to the Agent in New York, New York in immediately available funds not later than 12:00 noon, New York City time, and the Agent shall as soon as practicable, but in no event later than 5:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrowers with the Agent in immediately available funds or, if Loans are not to be made on such date because any condition precedent to a borrowing herein specified is not met, return the amounts so received to the respective Lenders.

(d)	Each Loan shall be either a Prime
Lending Rate Loan or a Eurodollar Loan, as the Borrowers
may request pursuant to Section 2.03 hereof.  Each Lender
may fulfill its obligations under this Agreement by causing its Applicable Lending Office to make such requested Loan; provided, however, that the exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note. In any event, not more than three (3) Eurodollar Loans may be outstanding at any one time.
(e)	The Borrowers shall have the right at any
time upon prior irrevocable written, telex or facsimile notice (promptly confirmed in writing) to the Agent given in the manner and at the times specified in Section 2.03 with respect to the Loans into which conversion or continuation is to be made, to convert all or any portion of Eurodollar Loans into Prime Lending Rate Loans, to convert all or any portion of Prime Lending Rate Loans into Eurodollar Loans, and to continue all or any portion of any Loans into a subsequent Interest Period, subject to the terms and conditions of this Agreement (including the last sentence of Section 2.02(d) hereof) and to the following:

(i)	in the case of a conversion or
continuation of fewer than all the Loans, the aggregate principal amount of Loans converted or continued shall not be less than $1,500,000 in the case of Prime Lending Rate Loans or $1,500,000 in the case of Eurodollar Loans and shall be an integral multiple of $1,000,000;

(ii)	accrued interest on a Loan (or
portion thereof) being converted or continued shall be paid by the Borrowers at the time of conversion or continuation;

   	(iii)	no Eurodollar Loan may be
converted at any time other than at the end of the Interest Period applicable thereto;

    	(iv)	any portion of a Revolving Credit
Loan which is subject to an Interest Period ending on a date that is less than three (3) months prior to the Revolving Credit
Termination Date or Line Expiration Date, as applicable may not be converted into, or continued as, a Eurodollar Loan and shall be automatically converted at the end of such Interest Period into a Prime Lending Rate Loan;

(v)	any portion of a Term Eurodollar
Loan required to be paid on any Repayment
Date or the Final Maturity Date, as the case may be, occurring less than three (3) months after the end of the then current Interest Period applicable to such Loan, may not be converted into, or continued as, a Term Eurodollar Loan and shall be automatically converted at the end of such Interest Period into a Prime Lending
Rate Loan; and

    	(vi)	no Default or Event of Default
shall have occurred and be continuing.

If the Borrower shall not have given timely notice to continue any Eurodollar Loan into a subsequent Interest Period (and shall not otherwise have given notice to convert such Loan), such Loan (unless repaid or required to be repaid pursuant to the terms hereof) shall, subject to (iv) and (v) above, automatically be converted into a Prime
Lending Rate Loan. The Agent shall promptly advise the Lenders of any notice given pursuant to this Section and of each Lender's portion of the continuation or conversion hereunder.

SECTION 2.03.  Notice of Loans.  The
Borrowers shall, through a Responsible Officer, give the Agent irrevocable written, telex or facsimile notice (promptly confirmed in writing) of each borrowing (including, without limitation, a conversion as permitted by Section 2.02(e) hereof) not later than 11:00 A.M., New York City time, (i) three (3) Business Days before a proposed Eurodollar Loan borrowing or conversion and (ii) on the day of a Prime
Lending Rate Loan borrowing or conversion. Such notice shall specify (x) whether the Loans then being requested are to be Prime Lending Rate Loans or Eurodollar Loans and (y) the date of such borrowing (which shall be a Business Day) and amount thereof (which amount if requesting Eurodollar
Loans shall be in a minimum aggregate principal amount of $1,500,000). If no election as to the type of Loan is specified in any such notice, all such Loans shall be Prime Lending
Rate Loans. The Agent shall advise the Lenders of any notice given pursuant to this Section 2.03 on the day such notice is received by the Agent and of each Lender's portion of the requested borrowing.

SECTION 2.04.  Notes; Repayment of Loans.
(a) The Term Loans made by a Lender shall be evidenced by the Term Note from each Term Loan Borrower which was duly executed and delivered on behalf of such Term Loan Borrower on the First Amended and Restated Closing Date, in substantially the form of Exhibit A annexed hereto. All Revolving Credit Loans made by a Lender to the Revolving Loan Borrowers shall be evidenced by a single Revolving Credit Note, duly executed on behalf of the Revolving Loan Borrowers, dated the Closing Date, in substantially the form of Exhibit B annexed hereto, delivered and payable to such Lender in a principal amount equal to such Lender's Revolving Credit Commitment on such date. The outstanding balance of each Revolving Credit Loan, as evidenced by any such Revolving Credit Note, shall mature and be due and payable on the Revolving Credit Termination Date.

(b)	Each Revolving Credit Note shall bear
interest from its date on the outstanding principal balance thereof, as provided in Section 2.05 hereof.

(c)	The Term Loan shall be due and payable
in full on the Revolving Credit Termination Date. Each Term Note shall bear interest from January 1, 1996 on the outstanding principal balance thereof, as provided in Section
2.05. All payments made with respect to the Term Loan Facility shall be distributed ratably among the Lenders in accordance with their respective Term Loan Commitments as set forth in Section 2.18(a) hereof. The Term Loan may not be prepaid without the consent of the Lenders unless the Borrowers shall elect to terminate the Total Facility in accordance with Section 2.07 hereof.

(d)	Each Lender, or the Agent on its behalf,
shall, and is hereby authorized by the Borrowers to, endorse on the schedule attached to the Term Note or Revolving
Credit Note, as applicable, of such Lender (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of each Loan to the Borrowers from such Lender, as well as the date and amount of each payment and prepayment with respect thereto; provided, however, that the failure of any person to make such a notation on a Note shall not affect any obligations of the Borrowers under such Note. Any such notation shall be conclusive and binding as to the date and amount of such Loan or portion thereof, or payment or prepayment of principal or interest thereon, absent manifest error.

(e)	The Borrowers hereby irrevocably
authorize and direct the Agent on behalf of itself and the Lenders to charge the accounts of the Borrowers with the Agent for all amounts which may now or hereafter be due and payable by the Borrowers and their subsidiaries hereunder or under any other Loan Document including, without limitation, all amounts of principal and interest, fees and expenses; provided, however, that with respect to fees due third parties which are invoiced to the Agent or the Lenders and for which the Borrowers are obligated hereunder, the accounts of the Borrowers shall not be charged until 45 days have elapsed from the date of demand by the Agent for payment thereof by the Borrowers. If at any time there is not sufficient availability to cover any of the payments referred to in the prior sentence, and, in any event, upon the occurrence and during the continuance of any Default, Borrowers shall make any such payments to the Agent on demand.

SECTION 2.05.  Interest on Loans.   (a)
Subject to Section 2.05(b), Section 2.05(c) and Section 2.08 hereof, the following interest rates shall apply:

(i)	with respect to that portion of the Term
Loans and Revolving Credit Loans which at any time, together with the Letter of Credit Usage at such time, are in an aggregate outstanding principal amount of less than $15,000,000, (x) such portion of the Revolving Credit Prime Lending Rate Loans and Term
Prime Lending Rate Loans shall bear interest at a rate per annum equal to the Prime Rate and (y) such portion of the Revolving Credit Eurodollar Loan and Term
Eurodollar Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus one and three quarter percent ( 13/4%); and

(ii)	with respect to that portion of the Term
Loans and Revolving Credit Loans which at any time, together with the Letter of Credit Usage at such time, are in an aggregate outstanding principal amount of $15,000,000 or more, (x) such portion of the Revolving Credit Prime Lending Rate Loans and Term
Prime Lending Rate Loans shall bear interest at a rate per annum equal to the Prime Rate plus one quarter of one percent (1/4%) and (y) such portion of the Revolving Credit Eurodollar Loans and Term
Eurodollar Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus two and one half percent (2 1/2%).

 		(b) 	Interest on each Loan shall be payable in
arrears on each applicable Interest Payment Date, on the Revolving Credit Termination Date, on the Final Maturity
Date, and in any event, on demand after the occurrence of an Event of Default, and shall be computed based on the number of days elapsed in a year of 360 days. The Agent shall determine each interest rate applicable to the Loans and shall promptly advise the Borrowers and the Lenders of the interest rate so determined.

(c)	The Borrowers shall pay to the Agent for
its own account, in arrears, on each Interest Payment Date (the first Interest Payment Date being January 31, 1996), on the Revolving Credit Termination Date, and in any event, on demand after the occurrence of an Event of Default, in immediately available funds, additional interest, which shall be computed based on the number of days elapsed in a year of 360 days, of one-quarter percent (1/4%) per annum on (i) the Prime Lending Rate Loans specified in Section 2.05(a)(i)(x) above (other than the Prime Lending Rate Loans made by NatWest), (ii) the Eurodollar Loans specified in Section 2.05(a)(i)(y) above and (iii) the Prime Lending Rate Loans and the Eurodollar Loans specified in Section 2.05(a)(ii) above.

SECTION 2.06.  Fees.  The Borrowers shall pay
the Lenders, through the Agent, (i) on each Interest Payment Date commencing January 31, 1996, (ii) on the date of any reduction of the Revolving Credit Commitments pursuant to
Section 2.07 hereof and (iii) on the Revolving Credit Termination Date, in immediately available funds, a commitment fee (the "Commitment Fee") of one-half of one percent (1/2%) per annum on the difference between (i) the Total Commitment (as such may have been reduced in accordance with Section 2.07 hereof), minus the Line Amount (through and including the Line Expiration Date) and (ii) the average amount of Loans outstanding and Letter of Credit Usage during the month (or shorter period commencing with the date hereof or ending with the Revolving Credit Termination Date) ending on such date. The Commitment Fee due to each Lender under this Section 2.06 shall commence to accrue on January 1, 1996 and cease to accrue on the earlier of (i) the Revolving Credit Termination Date and (ii) the termination of the Revolving Credit Commitment of such Lender pursuant to Section 2.07 hereof. The Commitment
Fee shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

SECTION 2.07.  Termination and Reduction of
Revolving Credit Commitments and Term Loan
Commitments. (a) Upon at least three (3) Business Days' prior irrevocable written notice (or facsimile notice promptly confirmed in writing) to the Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Credit Commitment, ratably among the Lenders in accordance with the amounts of their Revolving Credit Commitments;
provided, however, that the Total Revolving Credit
Commitment shall not be reduced at any time to an amount less than the Revolving Credit Loans and Letter of Credit Usage outstanding at such time; and provided, further, that any reduction shall be subject to the payment of fees in accordance with clause (e) below; and provided, further, that all Term Loans shall be due and payable in full, together with accrued interest thereon, on any such date as the Total Revolving Credit Commitment shall be terminated. Each partial reduction of the Total Revolving Credit Commitment shall be in a minimum of $5,000,000 and an integral multiple of $5,000,000.

(b)	Simultaneously with any termination or
reduction of the Total Revolving Credit Commitment to less than $20,000,000 pursuant to paragraph (a) of this Section
2.07, the Borrowers shall pay to each Lender, through the Agent, the Commitment Fee due and owing through and including the date of such termination or reduction on the amount of the Total Commitment of such Lender so terminated or reduced.

(c)	The Revolving Credit Commitment of
each Lender shall automatically and permanently terminate on the Revolving Credit Termination Date, and all Revolving
Credit Loans and Term Loans still outstanding on such date shall be due and payable in full together with accrued interest thereon.

(d)	Intentionally Omitted.

(e)	In the event that the Total Commitment
shall be terminated by the Borrowers prior to the Final
Maturity Date, the Borrowers shall pay a fee to the Agent for the benefit of the Lenders on the date of such termination in an amount equal to (i) one percent (1%) of the amount of the Total Commitment if such termination shall occur prior to the first anniversary of the Closing Date, (ii) three quarters of one percent (3/4%) of the amount of the Total Commitment if such termination shall occur on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date and (iii) one half of one percent (1/2%) of the Total Commitment if such termination shall occur on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date.

SECTION 2.08.  Interest on Overdue Amounts;
Alternate Rate of Interest. (a) If there shall occur any Event of Default under clause (b), (c), (d)(i), (e), (f), (g) (with respect to default in payment of Subordinated Indebtedness),
(l), (m) or (n) of Article VIII hereof, the Borrowers shall on demand from time to time pay interest, to the extent permitted by law, on the Obligations up to the date of actual payment (after as well as before judgment) at a rate per annum equal to two percent (2%) in excess of the rates otherwise applicable thereto.

(b)	In the event, and on each occasion, that
on the day which is two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan the Agent and/or the Lenders shall have determined that dollar deposits in the amount of each Eurodollar Loan are not generally available in the London interbank market, or that the rate at which dollar deposits are being offered will not reflect adequately and fairly the cost to any Lender of making or maintaining such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Agent shall as soon as practicable thereafter give written notice (or facsimile notice promptly confirmed in writing) of such determination to Chock and the Lenders, and any request by the Borrowers for the making of a Eurodollar Loan pursuant to Section 2.03 hereof or conversion or continuation of any Loan into a Eurodollar Loan pursuant to Section 2.02 hereof shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Prime Lending Rate Loan.
Each determination by the Agent and/or Lenders made hereunder shall be conclusive absent manifest error.

SECTION 2.09.  Prepayment of Loans.  (a)
Subject to the terms and conditions contained in this Section
2.09 and elsewhere in this Agreement, the Borrowers shall have the right to prepay any Revolving Credit Loan at any time in whole or from time to time in part (except in the case of a Eurodollar Loan only on the last day of an Interest Period) without penalty (except as otherwise provided for herein including, without limitation, Section 2.07(e) hereof).

(b)	On the date of any reduction of the Total
Revolving Credit Commitment pursuant to Section 2.07(a) hereof or elsewhere in this Agreement, the Borrowers shall pay or prepay so much of the Revolving Credit Loans as shall be necessary in order that the aggregate principal amount of the Revolving Credit Loans outstanding and Letter of Credit
Usage at such time will not exceed the lesser of (i) the Total Revolving Credit Commitment following such reduction and
(ii) the Borrowing Base minus the Availability Reserve at such time. Any prepayments required by this paragraph (b) shall be applied to outstanding Revolving Credit Prime
Lending Rate Loans up to the full amount thereof before they are applied to outstanding Revolving Credit Eurodollar
Loans; provided, however, that the Borrowers shall not be required to make any prepayment of any Eurodollar Loan pursuant to this Section until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the Borrowers in a cash collateral account with the Agent for the benefit of the Lenders to be held in such account on terms satisfactory to the Agent.

(c)	The Borrowers shall make prepayments
of the Revolving Credit Loans from time to time such that the outstanding principal balance of such Revolving Credit Loans does not exceed the lesser of (A) the Total Commitment (as such amount may be reduced pursuant to the terms of this Agreement including, without limitation, pursuant to Section 2.01(b-1) and Section 2.07 hereof), minus the Term Loan
Facility at such time and (B) the Borrowing Base, minus the sum of the Availability Reserve, at such time, and minus $2,000,000, and each Revolving Loan Borrower shall make prepayments of the Revolving Credit Loans made to such Borrower from time to time such that the outstanding principal balance of the Revolving Credit Loans to such Revolving Loan Borrower does not exceed the lesser of (A) the Total Commitment (as such amount may be reduced pursuant to the terms of this Agreement), minus the Term
Loan Facility at such time and (B) the Chock Borrowing
Base, Cain's Borrowing Base or Quikava Borrowing Base, as applicable, minus the Letter of Credit Usage at such time.
Any prepayments required by this paragraph (c) shall be applied to outstanding Revolving Credit Prime Lending Rate
Loans up to the full amount thereof before they are applied to outstanding Revolving Credit Eurodollar Loans; provided, however, that the Borrower shall not be required to make any prepayment of any Eurodollar Loan pursuant to this Section until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the Borrowers in a cash collateral account with the Agent to be held in such account on terms satisfactory to the Agent.

(d) 	Within three (3) Business Days of (i) the
sale of any assets (other than inventory in the ordinary course of business and subject in any event to the provisions regarding the sale of real property set forth in Section 7.05 hereof) of any of the Borrowers which in the aggregate exceed $300,000 in aggregate amount in any Fiscal Year or the capital stock of any of the Borrowers (the conversion of Subordinated Indebtedness into capital stock not being deemed a "sale" for purposes of this Section 2.09(d)), (ii) the consummation of the issuance of any debt securities of any of the Borrowers, or (iii) the receipt by Chock of any monies in accordance with the Acquisition Agreement or in accordance with the Tax Indemnity Agreement, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of the proceeds received (net of taxes due, amounts required to be paid to a third party or previously paid to such third party in connection with any amount received under the Acquisition Agreement or Tax Indemnity Agreement, and any reasonable expenses of sale), which proceeds shall be applied as set forth in paragraph (g) below; provided, however, that with respect to the proceeds of each sale of Chock stock during the term of this Agreement, 50% of such proceeds shall be applied in accordance with paragraph (g) hereof; and provided, further, that nothing contained in this paragraph (d) shall constitute, or be deemed to constitute, a consent to any sale of assets or stock or the issuance or incurrence of any Indebtedness.

(e)	Within 90 days of the end of each Fiscal
Year of the Borrowers, commencing with the Fiscal Year ending on or about July 31, 1996, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to the Excess Cash Flow Prepayment for the Fiscal Year then ended, such prepayment to be applied as set forth in paragraph (g) below.

(f)  (i)	Except as provided in clause (ii) below,
not later than the third day following the receipt by the Agent or any Borrower or any subsidiary of any Borrower of (x) any net proceeds of any insurance required to be maintained pursuant to Section 6.03 hereof on account of each separate loss, damage or injury in excess of $175,000 (or, if there shall be continuing a Default or an Event of Default, of any amount of net proceeds) to any asset of such Borrower or such subsidiary (including, without limitation, any Collateral), (y) any net proceeds of any business interruption insurance required to be maintained pursuant to Section 6.03 hereof in excess of $175,000 (or, if there shall be continuing a Default or Event of Default, the full amount of net proceeds) or (z) unless otherwise provided in any Mortgage, any "Award" (as such term is defined in any Mortgage), such Borrower or subsidiary shall notify the Agent of such receipt in writing or by telephone promptly confirmed in writing, and not later than the day following receipt by the Agent or such Borrower or subsidiary of any such proceeds, there shall become due and payable a prepayment of the Loans in an amount equal to 100% of such proceeds. Prepayments from such net proceeds shall be applied as set forth in paragraph (g) below.

(ii)	In the case of the receipt of net
proceeds described in clause (i) above with respect to the loss, damage or injury to any asset of a Borrower or any subsidiary of a Borrower (other than net proceeds of any business interruption insurance), the Borrowers may elect, by written notice delivered to the Agent not later than the day on which a prepayment would otherwise be required under clause (i), to apply all or a portion of such net proceeds for the purpose of replacing, repairing, restoring or rebuilding the relevant tangible property, and, in such event, any required prepayment under clause (i) above shall be reduced dollar for dollar by the amount of such election. An election under this clause (ii) shall not be effective unless: (x) at the time of such election there is continuing no Default or Event of Default; (y) the Borrowers shall have certified to the Agent that: (1) the net proceeds of the insurance adjustment, if applicable, for such loss, damage or injury, together with other funds available to the Borrowers shall be sufficient to complete such replacement, repair, restoration or rebuilding in accordance with all applicable laws, regulations and ordinances; and (2) to the best knowledge of the Borrowers, no Default or Event of Default has arisen or will arise as a result of such loss, damage, injury, replacement, repair or rebuilding; and (z) if the amount of net proceeds in question exceeds $175,000 the Borrowers shall have obtained the written consent of the Required Lenders to such election.

    (iii)	In the event of an election under clause
(ii) above, pending application of the net proceeds to the required replacement, repairs, restoration or rebuilding, the Borrowers shall not later than the time at which prepayment would have been, in the absence of such election, required under clause (i) above, apply such net proceeds to the prepayment of the outstanding principal balance, if any, of the Revolving Credit Loans (not in permanent reduction of the Revolving Credit Commitment), and, if so requested by the Agent, deposit (the "Special Deposit") with the Agent, the balance, if any, of such net proceeds remaining after such application, pursuant to agreements in form, scope and substance reasonably satisfactory to the Agent. The Special Deposit, together with all earnings on such Special Deposit, shall be available to the Borrowers solely for the replacement, repair, rebuilding or restoration of the tangible property suffering the injury, loss or damage in respect of which such prepayment and Special Deposit were made or to such other purpose as to which the Required Lenders may consent in writing; provided, however, that at such time as a Default or Event of Default shall occur, the balance of the Special Deposit and earnings thereon may be applied by Agent to repay the Obligations in such order as the Agent shall elect. The Agent shall be entitled to require proof, as a condition to the making of any withdrawal from the Special Deposit, that the proceeds of such withdrawal are being applied for the purposes permitted hereunder.

(g)	When making a prepayment, whether
mandatory or otherwise, pursuant to paragraph (a), (b), (c),
(d), (e) or (f) above, or pursuant to the first proviso to Section
7.05 hereof, the Borrowers shall furnish to the Agent, not later than 11:00 a.m. (New York City time) one (1) Business Day prior to the date of such prepayment, written, telex or facsimile notice (promptly confirmed in writing) of prepayment which shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, which notice shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount stated therein on the date stated therein. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Prepayments made pursuant to paragraph (d), (e) or (f) above, or pursuant to the first proviso to Section 7.05 hereof, shall be applied as follows: (A) first, to outstanding Revolving Credit Prime
Lending Rate Loans up to the full amount thereof and then to Revolving Credit Eurodollar Loans up to the full amount thereof and (B) second, the excess, if any, shall be held by the Agent as cash collateral for the Obligations under terms and conditions satisfactory to the Required Lenders; provided, however, that if at the time of the making of any prepayment in accordance with clause (A) above, there are undrawn
Letters of Credit outstanding, then in the discretion of the Agent (under terms and conditions satisfactory to the Required Lenders), all or a portion of any such prepayment
(not to exceed an amount equal to the aggregate undrawn amount of all such outstanding Letters of Credit) shall be deposited by the Borrowers in a cash collateral account to be held by the Agent for the benefit of the Lenders for application by the Agent to the payment of any drawing made under any such Letters of Credit; and, provided, further, that the Borrowers shall not be required to make any prepayment of any Revolving Credit Eurodollar Loan required pursuant to this Section 2.09 (g) until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the Borrowers into a cash collateral account with the Agent to be held in such account pursuant to terms satisfactory to the Agent.

(h)	All prepayments under this Section 2.09
shall be subject to Section 2.12 hereof.

(i) 	Except as otherwise expressly provided
in this Section 2.09, payments with respect to any paragraph of this Section 2.09 are in addition to payments made or required to be made under any other paragraph of this Section
2.09.

SECTION 2.10.  Reserve Requirements;
Change in Circumstances. (a) If any existing or future law, regulation or guideline, or the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or compliance by the Lenders with any request or directive (whether or not having the force of law) of any such authority, shall either (i) impose, modify, or deem applicable or result in the application of, any reserve, special deposit, capital maintenance, capital ratio or similar requirement against loans or loan commitments made by any Lender or any person to which such Lender sells a participation in the Loans (such Lender and all such persons collectively, the "Banks") or against any other extensions of credit or commitments to extend credit or other assets of or any deposits or other liabilities taken or entered into by any Bank, or (ii) cause any Bank, in anticipation of the effectiveness of any capital maintenance, capital ratio or similar requirement, to take reasonable action to enable itself to comply therewith, or (iii) impose on any Bank any other condition regarding this Agreement or the Commitments, and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase the cost to any Bank of making or maintaining, or to impose upon any Bank or increase any capital requirement applicable as a result of the making or maintenance of, the Commitments or the obligation of the Borrowers hereunder or to reduce the amounts receivable by any Bank hereunder (which increase in cost or increase in (or imposition of) capital requirements or reduction in amounts receivable may be determined by each Bank's reasonable allocation of the aggregate of such cost increases, capital increases or impositions or reductions in amounts receivable resulting from such events), then, upon demand by such Bank, the Borrowers, shall be jointly and severally obligated to, at the Borrowers' option, either (a) pay to the Lenders all outstanding Obligations and terminate this Agreement or (b) immediately pay to such Bank from time to time as specified by such Bank, additional fees which shall be sufficient to compensate such Bank for such increased cost or increase in (or imposition of) capital requirements or reduction in amounts receivable by such Bank from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Section 2.08 hereof. Upon the occurrence of any event referred to in clause (i), (ii) or (iii) above, a certificate setting forth in reasonable detail the increased cost, reduction in amounts receivable or amounts necessary to compensate any Bank as a result of an increase in (or imposition of) capital requirements submitted by any Bank to the Borrowers, shall be conclusive, absent manifest error or bad faith, as to the amount thereof. For purposes of this Section 2.10, in calculating the amount necessary to compensate a Bank for any increase in or imposition of capital requirements, such Bank shall be deemed to be entitled to a rate of return on capital (after federal, state and local taxes) of fifteen percent (15%) per annum.

(b)  	A statement of each Lender or the Agent
setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate such Lender (or the Agent) as specified in paragraph (a) above shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay each Lender or the Agent the amount shown as due on any such statement within ten (10) days after its receipt of the same.

(c)  	Failure on the part of any Lender or the
Agent to demand compensation for any increased costs, reduction in amounts received or receivable or reduction in the rate of return earned on such Lender's capital, shall not constitute a waiver of such Lender's or the Agent's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in rate of return in the applicable period. The protection under this Section
2.10 shall be available to each Lender and the Agent regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender or the Agent for compensation.

(d)  	Any Lender claiming any additional
amounts payable pursuant to this Section 2.10 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different Applicable Lending
Office if the making of such a designation would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)  	Notwithstanding any other provision
herein, if any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) subject the Agent or any Lender (which shall for the purpose of this Section 2.10 include any assignee or lending office of the Agent or any Lender) to any tax with respect to any amount paid or to be paid by either the Agent or any Lender with respect to any Eurodollar Loans made by a Lender to the Borrowers (other than (x) taxes imposed on the overall net income of the Agent or such Lender and (y) franchise taxes imposed on the Agent or such Lender, in either case by the jurisdiction in which such Lender or the Agent has its principal office or its Applicable Lending Office with respect to such Eurodollar Loan or any political subdivision or taxing authority of either thereof); (ii) change the basis of taxation of payments to any Lender or the Agent of the principal of or interest on any Eurodollar Loan or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of such Lender or the Agent by the jurisdiction in which such Lender or the Agent has its principal office or by any political subdivision or taxing authority therein); (iii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or loans or loan commitments extended by, such Lender; or (iv) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to any such Lender of making or maintaining any Eurodollar Loan, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by such Lender or to require such Lender to make any payment in respect of any Eurodollar Loan, then the Borrowers shall pay to such Lender or the Agent, as the case may be, upon such Lender's or the Agent's demand, such additional amount or amounts as well compensate such Lender or the Agent for such additional costs or reduction. The Agent and each Lender agree to give notice to Chock of any such change in law, regulation, interpretation or administration with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the Transactions.

SECTION 2.11.  Reserves.  The Agent may
from time to time decrease the amount of Revolving Credit Loans available to be borrowed by an amount equal to the aggregate amount of all reserves which the Agent reasonably deems necessary or desirable to maintain with respect to the Collateral, such reserves to be determined by the Agent in its reasonable discretion, and shall include in any event reserves established by the Agent with respect to Liens permitted under Section 7.01(c) hereof.

SECTION 2.12.  Indemnity.  (a)  The Borrowers
shall indemnify each Lender against any loss or reasonable expense (including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain any Loan or part thereof as a Eurodollar
Loan) which such Lender may sustain or incur as a
consequence of the following events (regardless of whether
such events occur as a result of the occurrence of an Event of Default or the exercise of any right or remedy of the Agent or the Lenders under this Agreement or any other agreement, or at law): any failure of the Borrowers to fulfill on the date of any borrowing hereunder the applicable conditions set forth in
Article V hereof applicable to it; any failure of the Borrowers to borrow hereunder after irrevocable notice of borrowing pursuant to Section 2.03 hereof has been given; any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of the relevant Interest Period; any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise); or the occurrence of an Event of Default. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow
to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow), at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or
not borrowed in United States Treasury obligations with comparable maturities for comparable periods. Any such
Lender shall provide to the Borrowers a statement, signed by an officer of such Lender, explaining any loss or expense and setting forth, if applicable, the computation pursuant to the preceding sentence, and such statement shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such statement within ten
(10) days after the receipt of the same.
(b)  	Notwithstanding anything to the contrary
herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations to make Eurodollar Loans as contemplated hereby, then, by written notice to the Borrower and to the Agent, such Lender may:

(i)	declare that Eurodollar
Loans will not thereafter by made by
such Lender hereunder, whereupon the
Borrowers shall be prohibited from
requesting Eurodollar Loans from such
Lender hereunder unless such declaration is subsequently withdrawn; and

(ii)	require that all outstanding
Eurodollar Loans, as the case may be,
made by it be converted to Prime
Lending Rate Loans, in which event (A)
all such Eurodollar Loans shall be
automatically converted to Prime
Lending Rate Loans as of the effective
date of such notice as provided in
paragraph (b) below and (B) all
payments of principal which would
otherwise have been applied to repay the converted Eurodollar Loans shall instead by applied to repay the Prime Lending
Rate Loans resulting from the conversion of such Eurodollar Loans.

(b)  	For purposes of Section 2.10(e) hereof, a
notice to the Borrowers by any Lender shall be effective, if lawful, on the last day of the then current Interest Period or, if there are then two or more current Interest Periods, on the last day of each such Interest Period, respectively; otherwise, such notice shall be effective with respect to the Borrowers on the date of receipt by the Borrowers.

(c)  	The Borrowers shall indemnify each
Lender against any loss or reasonable expense (including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from their parties acquired to affect or maintain any Loan or part thereof as a Eurodollar Loan) which such Lender may sustain or incur as a consequence of the following events (regardless of whether such events occur as a result of the occurrence of an Event of Default or the exercise of any right or remedy of the Agent or the Lenders under this Agreement or any other agreement, or at law): any failure of the Borrowers to fulfill on the date of any borrowing hereunder the applicable conditions set forth in
Article V hereof applicable to it; any failure of the Borrowers to borrow hereunder after irrevocable notice of borrowing pursuant to Section 2.03 hereof has been given; any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of the relevant Interest Period; any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise); or the occurrence of an Event of Default. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow), at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or converted or not borrowed in United States Treasury obligations with comparable maturities for comparable periods. Any such Lender shall provide to the Borrowers a statement, signed by an officer of such Lender, explaining any loss or expense and setting forth, if applicable, the computation pursuant to the preceding sentence, and such statement shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such statement within ten (1) days after the receipt of same.

SECTION 2.13.  Pro Rata Treatment.  Except as
permitted under Section 2.10 hereof, and subject to the provisions of Sections 2.17 and 2.18 hereof, each borrowing, each payment or prepayment of principal of the Notes, each payment of interest on the Notes, each payment of any fee or other amount payable hereunder and each reduction of the Total Revolving Credit Commitment and Total Term Loan Commitment shall be made pro rata among the Lenders in the proportions that their Revolving Credit Commitments bear to the Total Revolving Credit Commitment or that their Term Loan Commitments bears to the Total Term Loan
Commitment, as the case may be.

SECTION 2.14.  Sharing of Setoffs.  Each
Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against any of the Borrowers, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of a Note held by it as a result of which the unpaid principal portion of the Notes held by it shall be proportionately less than the unpaid principal portion of the Notes held by any other
Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Notes held by such other Lender, so that the aggregate unpaid principal amount of the Notes and participations in Notes held by it shall be in the same proportion to the aggregate unpaid principal amount of all Notes then outstanding as the principal amount of the Notes held by it prior to such exercise of banker's lien, setoff or counterclaim was to the principal amount of all Notes outstanding prior to such exercise of banker's lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.14 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each of the Borrowers expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender as fully as if such Lender held a Note in the amount of such participation.

SECTION 2.15.  Taxes.  (a)  Any and all
payments by the Borrowers hereunder shall be made, in accordance with Section 2.16 hereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any political sub-division thereof, excluding:

(i)	in the case of the Agent and each
Lender, taxes imposed or based on its net income, and franchise or capital taxes imposed on it, (A) if the Agent or such Lender is organized under the laws of the United States or any political subdivision thereof and (B) if the Agent or such Lender is not organized under the laws of the United States or any political sub-division thereof, and its principal office or lending office is located in the United States, and in the case of both (A) and (B), withholding taxes payable with respect to payments to the Agent or such Lender at its principal office or lending office under laws (including, without limitation, any treaty, ruling, determination or regulation) in effect on the date hereof, but not any increase in withholding tax resulting from any subsequent change in such laws (other than withholding with respect to taxes imposed or based on its net income or with respect to franchise or capital taxes), and

    (ii)	taxes (including withholding taxes)
imposed by reason of the failure of the Agent or any Lender, in either case that is organized outside the United States, to comply with
Section 2.15(f) hereof (or the inaccuracy at any time of the certificates, documents and other evidence delivered thereunder)

(all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any of the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Agent, (x) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law.

(b)  	In addition, the Borrowers agree to pay
any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

(c)  	The Borrowers will indemnify each
Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other
Taxes imposed by any jurisdiction (except as specified in clauses (a)(i) and (ii)) on amounts payable under this Section 2.15) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. If any Lender receives a refund in respect of any Taxes or Other Taxes for which such Lender has received payment from the Borrowers hereunder, such Lender shall promptly notify the Borrowers of such refund and such Lender shall, within 30 days of receipt of a request by the Borrowers, repay such refund to the Borrowers, provided that the Borrowers, upon the request of such Lender, agree to return such refund (plus any penalties, interest or other charges) to such Lender in the event such Lender is required to repay such refund.

(d)  	Within 30 days after the date of any
payment of Taxes or Other Taxes withheld by any of the Borrowers in respect of any payment to any Lender, the Borrowers will furnish to the Agent, at its address referred to in Section 11.01 hereof, such certificates, receipts and other documents as may be reasonably required to evidence payment thereof.

(e)  	Without prejudice to the survival of any
other agreement hereunder, the agreements and obligations contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder.
(f)  	Each Lender that is organized outside of
the United States shall deliver to the Borrowers on the date hereof (or, in the case of an assignee, on the date of the assignment) and from time to time as required for renewal under applicable law duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or any successor or additional forms), as appropriate, indicating in each case that such Lender is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes. The Agent (if the Agent is an entity organized outside the United States) and each Lender that is organized outside the United States shall promptly notify the Borrowers and the Agent of any change in its Applicable Lending Office and upon written request of the Borrowers such Lender shall, prior to the immediately following due date of any payment by the Borrowers or any Guarantor hereunder, deliver to the Borrowers or such Guarantor, as the case may be (with copies to the Agent), such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including without limitation Internal Revenue Service Form
4224, Form 1001 and any other certificate or statement of exemption required by Treasury Regulation Section
1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. The Borrowers shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.15(f). If the Agent or a Lender fails to provide a certificate, document or other evidence required pursuant to this Section 2.15(f), then (i) the Borrowers shall be entitled to deduct or withhold on payments to the Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrowers shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to clause (x) of Section 2.15(a) hereof to the extent such withholding is required solely by reason of the failure of the Agent or such Lender to provide the necessary certificate, document or other evidence.

(g)  	Each Lender and the Agent shall use
reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 2.15 (including seeking refunds of any amounts that are reasonably believed not to have been correctly or legally asserted); provided, however, that such efforts shall not include the taking of any actions by such Lender or the Agent that would result in any tax, costs or other expense to such Lender or the Agent (other than a tax, cost or other expense for which such Lender or the Agent shall have been reimbursed or indemni-fied by the Borrowers pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Lender or the Agent have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Lender or the Agent.

SECTION 2.16.  Payments and Computations.
The Borrowers shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States (in freely transferable dollars) to the Agent at New York, New York for the account of the Lenders, in immediately available funds. The Agent may charge, when due and payable, the Borrowers' account with the Agent for all amounts owing to the Agent or the Lenders on or with respect to this Agreement and/or the Loans and other Loan Documents as set forth in Section 2.04(e).

SECTION 2.17.  Making of Revolving Credit
Loans. (a) The Agent may assume that each Lender will make its ratable portion of any amount to be borrowed available to the Agent in accordance with Section 2.02(c), and the Agent may in its discretion, in reliance upon such assumption, make available to the applicable Revolving Loan Borrower on such date a corresponding amount. If and to the extent such Lender shall not make such ratable portion available to the Agent, such Lender and the applicable Revolving Loan Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to such Revolving Loan Borrower until the date such amount is repaid to the Agent, as to such Revolving Loan Borrower, at the rate of interest applicable to Revolving Credit Loans hereunder, and as to such other
Lender, at the Federal Funds Effective Rate and until so repaid such amount shall be deemed to constitute a Revolving Credit Loan by the Agent to such Revolving Loan Borrower hereunder entitled to the benefits of the Collateral and the other provisions hereof applicable to the Revolving Credit Loans. If such Lender shall repay to the Agent such corresponding amount, the amount so repaid shall constitute such Lender's ratable portion of the Revolving Credit Loans made on such borrowing date for purposes of this Agreement.
 No Lender shall be responsible for the failure of any other Lender to make its ratable portion of such Revolving Credit Loans available on the borrowing date.

(b)  	Without limiting the generality of Article
IX, each Lender expressly authorizes the Agent to determine on behalf of such Lender (i) whether to make Revolving
Credit Loans requested or deemed requested by a Revolving
Loan Borrower on any borrowing date, (ii) any reduction or increase of advance rates applicable to the Borrowing Base,
(iii) the creation or elimination of any reserves against the Borrowing Base, and (iv) whether specific items of inventory or Receivables constitute "Eligible Inventory" or "Eligible Receivables," respectively, in accordance with the definitions of such terms set forth in Article I. The Agent shall give prompt notice to the Lenders of any determinations made pursuant to clauses(ii) and (iii) above.

SECTION 2.18.  Settlement Among Lenders.
(a)  The Agent shall pay to each Lender not later than three
(3) days after each Interest Payment Date or Repayment Date, as the case may be, its ratable portion, based on the principal amount of the Term Loans owing to such Lender, of all payments received by the Agent hereunder in respect of the principal of, or interest on, the Term Loans, net of any amounts payable by such Lender to the Agent, by wire transfer.

(b)	It is agreed that each Lender's Revolving
Credit Loans are intended by the Lenders to be equal at all times to such Lender's ratable portion (as determined in accordance with the percentage amounts set forth in Schedule 2.01(b) hereto) of the aggregate principal amount of all Revolving Credit Loans outstanding. Notwithstanding such agreement, the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan
Documents, settlement among them shall, subject to the provisions of clause (d) below, take place on a periodic basis in accordance with the provisions of clause (c) below.

(c)  (i)  To the extent and in the manner
hereinafter provided in this Section, settlement among the Lenders as to Revolving Credit Loans shall occur periodically on Settlement Dates determined from time to time by the Agent, which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions to the making of Loans set forth in Section 5.01 have been met. On each Settlement
Date, payments shall be made to the Agent for the account of the Lenders in the manner provided in this Section in accordance with the Settlement Report delivered by the Agent pursuant to the provisions of this Section in respect of such Settlement Date so that as of each Settlement Date, and after giving effect to the transactions on such Settlement Date, each Lender's Revolving Credit Loans shall equal such Lender's ratable portion of the Revolving Credit Loans outstanding as determined in accordance with the percentage amounts set forth in Schedule 2.01(b) hereto.

(ii) 	The Agent shall designate
periodic Settlement Dates which may occur on any Business
Day after the Closing Date; provided, however, that the Agent shall designate as a Settlement Date each Interest Payment Date and each Repayment Date, and provided, further, that Settlement Dates shall occur on the 10th and 25th day of each month or more frequently as determined by the Agent in its discretion (including, without limitation, under clause (d)(i) hereof). The Agent shall designate a Settlement Date by delivering to each Lender a Settlement Report not later than 12:00 noon (New York City time) on the proposed Settlement Date, which Settlement Report shall be with respect to the period beginning on the next preceding Settlement Date and ending on such designated Settlement Date.

(iii)	Between Settlement Dates, the
Agent shall request and NatWest as a Lender shall, subject to the provisions of clause (d) below, advance to the applicable Revolving Loan Borrower out of NatWest's own funds, the entire principal amount of any Revolving Credit Loan requested or deemed requested pursuant to Section 2.03 (any such Revolving Credit Loan being referred to as a "Non-Ratable Loan"). The making of each Non-Ratable Loan by NatWest shall be deemed to be a purchase by NatWest of a 100% participation in each other Lender's ratable portion of the amount of such Non-Ratable Loan. All payments of principal, interest and any other amount with respect to such Non-Ratable Loan shall be payable to and received by the Agent for the account of NatWest. Any payments received by the Agent between Settlement Dates which in accordance with the terms of this Agreement are to be applied to the reduction of the outstanding principal balance of Revolving Credit Loans, shall be paid over to and retained by NatWest for such application, and such payment to and retention by NatWest shall be deemed, to the extent of each other Lender's ratable portion of such payment, to be a purchase by each such other Lender of a participation in the Revolving Credit Loans (including the repurchase of participations in Non-Ratable Loans) held by NatWest immediately prior to the receipt and application of such payment.

(iv)	If on any Settlement Date the
increase, if any, in the dollar amount of any Lender's Revolving Credit Loans which is required to comply with the first sentence of Section(b) is less than such Lender's ratable portion of amounts received by the Agent and paid only to NatWest since the next preceding Settlement Date, such Lender and the Agent, in their respective records, shall apply such Lender's ratable portion of such amounts to the decrease in such Lender's Revolving Credit Loans, and NatWest shall pay to the Agent, for the account of such Lender, the excess.

(v)	If on any Settlement Date the
increase, if any, in the dollar amount of any Lender's Revolving Credit Loans which is required to comply with the first sentence of Section(b) exceeds such Lender's ratable portion of amounts received by the Agent and paid only to NatWest since the next preceding Settlement Date, such Lender and the Agent, in their respective records, shall apply such Lender's ratable portion of such amounts to the increase in such Lender's Revolving Credit Loans, and such Lender shall pay to the Agent, for the account of NatWest, the excess.

    	(vi)	If a Settlement Report indicates
that no Revolving Credit Loans have been made during the period since the next preceding Settlement Date, then such Lender's ratable portion of any amounts received by the Agent but paid only to NatWest shall be paid by NatWest to the Agent, for the account of such Lender. If a Settlement Report indicates that the increase in the dollar amount of a Lender's Revolving Credit Loans which is required to comply with the first sentence of Section 2.18(b) is exactly equal to such Lender's ratable portion of amounts received by the Agent but paid only to NatWest since the next preceding Settlement
Date, such Lender and the Agent, in their respective records, shall apply such Lender's ratable portion of such amounts to the increase in such Lender's Revolving Credit Loans.

(vii)	If any amounts received by
NatWest in respect of the Obligations are later required to be returned or repaid by NatWest to the Borrowers or any other obligor or their respective representatives or successors in interest, whether by court order, settlement or otherwise, and such amounts repaid or returned by NatWest are in excess of NatWest's ratable portion of all such amounts required to be returned by all Lenders, each other Lender shall, upon demand by NatWest with notice to the Agent, pay to the Agent for the account of NatWest, an amount equal to the excess of such Lender's ratable portion of all such amounts required to be returned by all Lenders over the amount, if any, returned directly by such Lender.

  	(viii)  (x)  Payment by any Lender to the
Agent shall be made not later than 12:00 noon (New
York City time) on the Business Day such payment is due, provided that if such payment is due on written demand by another Lender, including pursuant to clause (d) below, such written demand shall be made on the paying Lender not later than 10:00 a.m. (New
York City time) on such Business Day. Payment by the Agent to any Lender shall be made by wire transfer, promptly following the Agent's receipt of funds for the account of such Lender and in the type of funds received by the Agent, provided that if the Agent receives such funds at or prior to 12:00 noon (New
York City time), the Agent shall pay such funds to such Lender by 5:00 p.m. (New York City time) on such Business Day. If a demand for payment is made after the applicable time set forth above, the payment due shall be made by 5:00 p.m. (New York City time) on the first Business Day following the date of such demand.

(y)	If a Lender shall, at any time, fail to
make any payment to the Agent required hereunder, the Agent may, but shall not be required to, retain payments that would otherwise be made to such Lender hereunder and apply such payments to such Lender's defaulted obligations hereunder, at such time, and in such order, as the Agent may elect in its sole discretion.

(z)	With respect to the payment of any funds
under this Section 2.18(c), whether from the Agent to a Lender or from a Lender to the Agent, the party failing to make full payment when due pursuant to the terms hereof shall, upon written demand by the other party, pay such amount together with interest on such amount at the Federal Funds Effective Rate.

(d) (i) The Agent shall have the right at any time to require, by notice to each Lender, that all settlements in respect of advances and repayments of Revolving Credit
Loans be made on a daily basis. From and after the giving of such notice (and until such time, if any, as the Agent notifies the Lenders of its determination to return to a periodic settlement basis), each Lender shall pay to the Agent such Lender's ratable portion of the amount of each Revolving
Credit Loan on the date such Loan is made in accordance with the provisions of clause (c)(viii) above and the Agent shall pay to each Lender by wire transfer by 5:00 p.m. (New York
City time) funds received before 12:00 noon (New York City
time) on such Business Day by the Agent from the Borrower and by 5:00 p.m. (New York City time) funds received after 1:00 (New York City time) of the preceding Business Day by the Agent from a Revolving Loan Borrower, by wire transfer, such Lender's ratable portion of the net amount of all payments received by the Agent hereunder in respect of the principal of the Revolving Credit Loans (after deducting the principal amount of Revolving Credit Loans made on such day) or in respect of interest on the Revolving Credit Loans. Any amount payable pursuant to this subsection which is not paid when due shall bear interest, payable by the Agent, for each day until paid in full at the Federal Funds Effective Rate in effect on such day.

   (ii)	In addition to, and without limiting the
right of the Agent to require daily settlement pursuant to clause (i), upon written demand by NatWest with notice thereof to the Agent, each other Lender shall pay to the Agent, for the account of NatWest, as the repurchase of NatWest's participation interest in such Lender's Revolving
Credit Loans, an amount equal to 100% of such Lender's ratable portion of the unpaid principal amount of all Non-
Ratable Loans. Payments made pursuant to this clause (ii) shall be made not later than 5:00 p.m. (New York City time) on any Business Day if demand for such payment is received not later than 11:00 a.m. (New York City time) on such Business Day; otherwise, any such payment shall be made on the next Business Day after demand is received therefor.

IIA.  LETTERS OF CREDIT

SECTION 2A.01.  Issuance of Letters
of Credit. Upon the request of Chock, and subject to the conditions set forth in Article V hereof and such other con-ditions to the opening of letters of credit as NatWest (in such capacity, the "Issuing Lender"), requires of its customers generally, the Issuing Lender shall from time to time open the following letters of credit for the account of Chock: (i) standby letters of credit (each, an "Insurance Letter of Credit") which shall be issued solely for the benefit of Liberty Mutual Insurance Company (or such other insurance company as shall be designated by Chock) with respect to claims made in connection with worker compensation, the aggregate undrawn amount of all outstanding Insurance Letters of Credit not at any time to exceed $4,000,000; and (ii) trade letters of credit (each, a "Trade Letter of Credit" and, together with Insurance Letters of Credit, each a "Letter of Credit" and, collectively, the "Letters of Credit") which shall be issued solely with respect to the purchase by Chock of inventory, the aggregate undrawn amount of all outstanding
Trade Letters of Credit not at any time to exceed $2,000,000. Notwithstanding the foregoing, the face amount of any Letter of Credit that Chock may request the Issuing Lender to open at any time shall not exceed the lesser of (A) the Total Commitment (minus the Line Amount through and including the Line Expiration Date) at such time minus (i) the Term
Loan Facility at such time, (ii) the principal amount of all Revolving Credit Loans outstanding to at such time and (iii) the undrawn amount of all outstanding Letters of Credit at such time, and (B) the Chock Borrowing Base at such time minus (i) the unpaid principal amount of all Revolving Credit Loans outstanding to Chock at such time and (ii) the undrawn amount of all outstanding Letters of Credit at such time.

The expiration date of any Insurance Letter of Credit shall not be later than one (1) year from the date of issuance thereof (provided, that any such Insurance Letter of Credit may provide for automatic annual renewals of one year unless a notice of non-renewal is given to the beneficiary thereof), and the expiration date of any Trade Letter of Credit shall be not later than 60 days from the date of issuance thereof. In any event, no Letter of Credit shall have a final expiration date later than the Revolving Credit Termination Date.

The issuance of each Letter of Credit shall be made on at least three (3) Business Days' prior written notice from Chock to the Issuing Lender, at its office at 175 Water Street, New York, New York 10038, with a copy to the
Agent, which written notice shall be an application for a Letter of Credit on the Issuing Lender's customary form.

SECTION 2A.02.  Payment; Reimbursement.
Upon the issuance of any Letter of Credit, the Issuing Lender shall notify the Agent which shall in turn notify each Lender of the principal amount, the number, and the expiration date thereof and the amount of such Lender's participation therein. By the issuance of a Letter of Credit hereunder and without further action on the part of the Agent or the Lenders, each Lender hereby accepts from the Issuing Lender a participation (which participation shall be nonrecourse to the Issuing Lender) in such Letter of Credit equal to such Lender's pro rata (based on its pro rata share of the Total Commitment) share of such Letter of Credit, effective upon the issuance of such Letter of Credit. Each Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge, and to indemnify and hold the Issuing Lender harmless from liability in respect of, such Lender's pro rata share of the amount of any drawing under a Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit issued hereunder and its obligation to make the payments specified herein, and the right of the Issuing Lender to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Lender shall review, on behalf of the Lenders, each draft and any accompanying documents presented under a Letter of Credit and shall notify the Agent of any such presentment. Promptly after it shall have ascertained that any draft and any accompanying documents presented under such Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of the Letter of Credit, the Issuing Lender shall give telephonic or facsimile notice to the Agent and Chock of the receipt and amount of such draft and the date on which payment thereon will be made, and the Lenders shall, by 11:00 a.m., New York City time on the date such payment is to be made, pay the amounts required to the Agent on behalf of the Issuing Lender in New York, New York in immediately available funds, and the Issuing Lender, not later than 3:00 p.m. on such day, shall make the appropriate payment to the beneficiary of such Letter of Credit. If the Lenders and/or Issuing Lender shall pay any draft presented under a Letter of Credit, then the Agent, on behalf of the Lenders and/or Issuing Lender, shall charge the general deposit account of Chock with the Agent for the amount thereof, together with the Agent's customary overdraft fee in the event the funds available in such account shall not be sufficient to reimburse the Lenders and/or Issuing Lender for such payment and Chock shall not otherwise have discharged such reimbursement obligation by 11:00 a.m., New York City time, on the date of such payment. If the Lenders and/or Issuing Lender have not been reimbursed with respect to such drawing as provided above, Chock shall pay to the Agent, for the account of the Lenders and Issuing Lender, the amount of the drawing together with interest on such amount at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate plus one and one half (1 1/2%), payable on demand. The Borrowers shall be jointly and severally liable under this Article IIA to reimburse the Agent, the Lenders and the Issuing Lender for all drawings under Letters of Credit, and such obligation shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with its terms, irrespective of:

(a)	any lack of validity or
enforceability of any Letter of Credit;
(b)	the existence of any claim, setoff,
defense or other right which Chock, any other
Borrower or any other person may at any time have against the beneficiary under any Letter of Credit, the Agent, the Issuing Lender or any Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the bad faith or willful misconduct of the Agent, the Issuing Lender or any Lender) or any other person in connection with this Agreement or any other transaction;

(c)	any draft or other document
presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)	payment by the Agent, the Issuing
Lender or any Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; and

(e)	any other circumstance or event
whatsoever, whether or not similar to any of the foregoing.

It is understood that in making any payment under any Letter of Credit (x) the Issuing Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (y) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, not be deemed bad faith or willful misconduct of the Issuing Lender or any Lender.

SECTION 2A.03.  Issuing Lender's Actions.
Any Letter of Credit may, in the discretion of the Issuing Lender or its correspondents, be interpreted by them (to the extent not inconsistent with such Letter of Credit) in accordance with the Uniform Customs and Practice for Documentary Credits of the International Chamber of
Commerce, as adopted or amended from time to time, or any other rules, regulations and customs prevailing at the place where any Letter of Credit is available or the drafts are drawn or negotiated. The Issuing Lender and its correspondents may accept and act upon the name, signature, or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy, or other legal representative of any party designated in any Letter of Credit in the place of the name, signature, or act of such party.

SECTION 2A.04.  Payments in Respect of
Increased Costs. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or any change in generally accepted accounting principles or regulatory accounting principles applicable to the Agent, the Issuing Lender or any Lender shall (i) impose, modify or make applicable to the Agent, the Issuing Lender or any Lender any reserve, special deposit or similar requirement with respect to its obligations under this Article IIA or any Letter of Credit, (ii) impose on the Agent, the Issuing Lender or any Lender any other condition with respect to its obligations under this Article IIA or any Letter of Credit, or (iii) subject the Agent, the Issuing Lender or any Lender to any tax (other than (x) taxes imposed on the overall net income of the Agent, the Issuing Lender or such Lender and (y) franchise taxes imposed on the Agent, the Issuing Lender or such Lender, in either case by the jurisdiction in which the Agent, the Issuing Lender or such Lender has its principal office or lending office or any political subdivision or taxing authority of any such jurisdiction), charge, fee, deduction or withholding of any kind whatsoever, and the result of any of the foregoing shall be to increase the cost to the Agent, the Issuing Lender or such Lender of maintaining such Letter of Credit or making any payment under such Letter of Credit or this Article IIA or to reduce the amount of principal, interest or any fee or compensation receivable by the Agent, the Issuing Lender or such Lender in respect of this Article IIA or such Letter of Credit, then such additional amount or amounts as will compensate the Agent, the Issuing Lender or such Lender for such additional costs or reduction shall be paid by Chock to the Agent, the Issuing Lender or such Lender. The Issuing
Lender and each Lender agrees to give notice to Chock and the Agent of any such change in law, regulation, interpre-tation or administration with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the transactions contemplated in this Article IIA.

(b)	If, after the date of this
Agreement, the Issuing Lender or any Lender shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administra-tion thereof, or compliance by the Issuing Lender or any Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Issuing
Lender's or such Lender's capital as a consequence of its obligations under this Article IIA to a level below that which the Issuing Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Issuing
Lenders or such Lender's policies with respect to capital adequacy) then from time to time, Chock shall pay to such Lender or the Issuing Lender, as applicable, such additional amount or amounts as will compensate the Issuing Lender or such Lender for such reduction. The Issuing Lender and each Lender agrees to give notice to Chock and the Agent of any adoption of, change in, or change in interpretation or administration of, any such law, rule, regulation or guideline with reasonable promptness after becoming actually aware thereof and of the applicability thereof to the transactions contemplated hereby.

(c)	A certificate of the Issuing Lender
or a Lender setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate the Issuing Lender or such Lender as specified in paragraphs(a) and (b) above shall be delivered to Chock and the Agent shall be conclusive and binding upon Chock absent manifest error. Chock shall pay the Issuing Lender or such Lender the amount shown as due on any such certificate within five (5) Business Days after its receipt of the same.

(d)	Failure on the part of any Lender
or the Issuing Lender to demand compensation for any increased costs, reduction in amounts received or receivable with respect to this Article IIA or any Letter of Credit or reduction in the rate of return earned on the Issuing Lender's or such Lender's capital, in each case pursuant to paragraph (a) or (b) above, shall not constitute a waiver of the Issuing Lender's or such Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in rate of return pursuant to paragraph (a) or (b) above. The protection under this
Section 2A.04 shall be available to each Lender and the Issuing Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by the Issuing Lender or such Lender for compensation (but if such law, regulation or other condition is finally determined to be invalid or inapplicable, the Issuing Lender or Lender shall promptly refund (without interest) all amounts paid under this Section 2A.04 arising from such invalid or inapplicable law, regulation or other condition).

SECTION 2A.05.  Indemnity as to Letters of
Credit. The Borrowers hereby agree, jointly and severally, to indemnify and hold harmless the Agent, the Issuing Lender and the Lenders from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Agent, the Issuing Lender or the Lenders may incur or suffer by reason of or in connection with the execution and delivery or assignment of, or payment under, any Letter of Credit, except to the extent that any such claim, damage, loss, liability, cost or expense shall be found by a court of final determination to have been caused by the bad faith or willful misconduct of the Agent, the Issuing Lender or any Lender performing its obligations under this Agreement. Without limiting the foregoing, the Borrowers further agree jointly and severally to indemnify and hold harmless the Issuing Lender, its officers and directors, each person who controls the Issuing Lender within the meaning of Section 15 of the Securities Act of 1933 or any applicable state securities law and their respective successors from and against any and all claims, damages, losses, liabilities, costs or expenses, joint or several, to which they or any of them may become subject under any Federal or state securities law, rule or regulation, at common law or otherwise, insofar as such claims, damages, losses, liabilities, costs or expenses arise out of or are based upon the execution and delivery by the Issuing Lender of any Letters of Credit or the execution and delivery of any other document in connection therewith (but not including any claims, damages, losses, liabilities, costs or expenses which a court of final determination finds has been caused by the bad faith or willful misconduct of the Issuing Lender). The Borrowers, upon demand by the Issuing Lender at any time, shall reimburse the Agent, the Issuing Lender and the Lenders for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing. The indemnities contained herein shall survive the expiration or termination of the Letters of Credit and this Agreement.

SECTION 2A.06.  Letter of Credit Fees.  (a)
The Borrowers agree to pay to the Agent for the ratable benefit of the Issuing Lender and Lenders at the Agent's offices at 175 Water Street, New York, New York 10038, (i) with respect to each Insurance Letter of Credit (x) a letter of credit fee equal to one and three quarters percent (1 3/4%) per annum of the face amount of each such Insurance Letter of Credit, payable monthly in advance in immediately available funds during the period in which any such Insurance Letter of Credit is outstanding, commencing with the day of issuance of each such Insurance Letter of Credit plus (y) an issuance fee charged by the Issuing Lender for transactions of this nature (such fees currently being in the amount of up to $200, but subject to change) payable to the Issuing Lender, on the date of issuance of such Insurance Letter of Credit in immediately available funds, and (ii) with respect to each Trade Letter of Credit (x) a payment fee equal to one quarter of one percent (1/4%) of the amount paid by the Issuing Lender under any Trade Letter of Credit on the date of payment by the Issuing Lender plus (y) the usual fees charged by the Issuing Lender with respect to Trade Letters of Credit and transactions of this nature. The Borrowers shall pay to the Issuing Lender at its offices specified above with respect to any amendment to a Letter of Credit (other than regularly scheduled amendments to which the Issuing Lender and Chock agree as at the issuing date of any Letter of Credit) a fee charged by the Issuing Lender for transactions of this nature (such fees currently being in the amount of up to $65, but subject to change). The Agent shall disburse to the Issuing Lender and each Lender the Issuing Lender's and such Lender's pro rata share of any payment of the fees referred to in clauses (i)(x) and (ii)(x) of the first sentence of this Section 2A.06 in immediately available funds within two (2) Business Days of the Agent's receipt of such payment.

(b)  	The Borrowers agree to pay to the Agent
for the benefit of the Issuing Lender a letter of credit fee in addition to any fees paid in accordance with paragraph (a) above with respect to Insurance Letters of Credit, equal to one quarter of one percent (1/4%) per annum of the face amount of each Insurance Letter of Credit, at the Agent's offices at 175 Water Street, New York, New York 10038, monthly in advance in immediately available funds during the period in which any such Insurance Letter of Credit is outstanding, commencing with the day of issuance of each such Insurance Letter of Credit.

III.  COLLATERAL SECURITY

SECTION 3.01.  Security Documents.  The
Obligations shall be secured by the Collateral described in the Security Documents and are entitled to the benefits thereof. The Borrowers shall duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created in such agreements, financing statements pursuant to the Uniform Commercial
Code and other documents, all in form and substance satisfactory to the Agent, as may be reasonably required by the Agent to grant to the Lenders a valid, perfected and enforceable first priority Lien on and security interest in (subject only to the Liens permitted under Section 7.01 hereof) the Collateral.

SECTION 3.02.  Filing and Recording.  The
Borrowers shall, at their sole cost and expense, cause all instruments and documents given as evidence of security pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary, in the opinion of the Agent, and take such other actions as the Agent may reasonably request, in order to perfect and protect the Liens of the Agent and Lenders in the Collateral. The Borrowers, to the extent permitted by law, hereby authorize the Agent to file any financing statement in respect of any Lien created pursuant to the Security Documents which may at any time be required or which, in the opinion of the Agent, may at any time be desirable although the same may have been executed only by the Agent or, at the option of the Agent, to sign such financing statement on behalf of the Borrowers and file the same, and the Borrowers hereby irrevocably designate the Agent, its agents, representatives and designees as its agent and attorney-in-fact for this purpose. In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the Borrowers shall, at the Borrowers' cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Agent.


IV.  REPRESENTATIONS AND WARRANTIES

Each of the Borrowers jointly and severally represents and warrants to each of the Lenders that both before and after giving effect to consummation of the Transactions (including, without limitation, under the Acquisition Documents):

SECTION 4.01.  Organization, Legal Existence.
 Each Borrower and its subsidiaries is a limited partnership or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority to own its property and assets and to carry on its business as now conducted and as currently proposed to be conducted and is qualified or registered to do business in every jurisdiction where such qualification or registration is required (all such jurisdictions being listed in Schedule 4.01 annexed hereto), unless failure to so qualify shall not have a Material Adverse Effect. Each of the Borrowers has the power to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party, and to borrow hereunder and to execute and deliver the Notes.


SECTION 4.02.  Authorization.  The execution,
delivery and performance by each of the Borrowers of this Agreement and each of the other Loan Documents to which it is a party, the borrowings hereunder by the Borrowers, the execution and delivery by the Borrowers of the Notes, the grant of security interests in the Collateral created by the Security Documents and the transactions contemplated to occur under or in connection with the Acquisition Documents (collectively, the "Transactions") (a) have been duly authorized by all requisite partnership or corporate and, if required, partner or stockholder action, as applicable, and (b) will not (i) violate (A) any provision of law, statute, rule or regulation or the certificate or articles of incorporation or agreement of limited partnership or other applicable constitutive documents or the by-laws of the Borrowers, or their respective subsidiaries, as the case may be, (B) any order of any court, or any rule, regulation or order of any other agency of government binding upon the Borrowers, or their respective subsidiaries, or (C) any provisions of any material indenture, agreement or other instrument to which the Borrowers, or their respective subsidiaries, or any of their respective properties or assets are or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any material indenture, agreement or other instrument referred to in
(b)(i)(C) above or (iii) result in the creation or imposition of any Lien of any nature whatsoever (other than in favor of the Agent, for the benefit of the Lenders, as contemplated by this Agreement and the Security Documents) upon any property or assets of the Borrowers, or their respective subsidiaries.

SECTION 4.03.  Governmental Approvals.  No
registration or filing (other than the filings necessary to perfect the Liens created by the Security Documents) with consent or approval of, or other action by, any Federal, state or other governmental agency, authority or regulatory body is or will be required in connection with the Transactions, other than any which have been made or obtained.

SECTION 4.04.  Binding Effect.  This
Agreement and each of the other Loan Documents to which it is a party constitutes, and each of the Notes when duly executed and delivered will constitute, a legal, valid and binding obligation of the Borrowers enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

SECTION 4.05.  Material Adverse Change.
Except as set forth in Schedule 4.05 annexed hereto, as at the Closing Date, there has been no material adverse change in the business, assets, liabilities, prospects or financial condition of Chock or its subsidiaries since July 31, 1995.

SECTION 4.06.  Litigation; Compliance with
Laws; etc. (a) Except as set forth in Schedule 4.06(a) annexed hereto, there are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the knowledge of any Responsible Officer of any Borrower threatened against or affecting any Borrower or any of its subsidiaries or the businesses, assets or rights of any Borrower or any of its subsidiaries (i) which involve any of the Transactions or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No.
5) that there will be an adverse determination and which, if adversely determined, would, individually or in the aggregate, materially impair the ability of any Borrower to conduct business substantially as now conducted, or have a Material Adverse Effect.

(b)  	Except as set forth in Schedule 4.06(b)
annexed hereto, no Borrower or subsidiary thereof is in violation of any material law, or in default with respect to any judgment, writ, injunction, decree, material rule or material regulation of any court or governmental agency or instrument-ality.


SECTION 4.07.  Financial Statements.  (a)
Chock has heretofore furnished to the Agent Consolidated and consolidating balance sheets and statements of income and cash flows of Chock and its subsidiaries dated as of July
31, 1995, the Consolidated financial statements having been audited by and accompanied by the opinion of independent certified public accountants. Such balance sheets and statements of income and cash flows present fairly the financial condition, results of operations and cash flows of Chock and its subsidiaries, as of the date and for the period indicated, and such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Chock and its subsidiaries as of the dates thereof. The financial statements referred to in this Section 4.07 have been prepared in accordance with generally accepted accounting principles consistently applied.

(b)  	Chock has heretofore furnished to the
Agent annual projected income statements, balance sheets and cash flows of Chock on a Consolidated basis through July 31, 2000 demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all assumptions made by Chock in formulating such projections and giving effect to the Transactions. The projections are based upon reasonable estimates and assumptions, all of which are reasonable in light of the conditions which existed at the time the projections were made, have been prepared on the basis of the assumptions stated therein, and reflect as of the Closing Date the reasonable estimate of Chock of the results of operations and other information projected therein.

SECTION 4.08.  Federal Reserve Regulations.
(a) No Borrower or subsidiary thereof is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying
Margin Stock.

(b)  	No part of the proceeds of the Loans will
be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitation, Regulation G, T, U or X thereof. If requested by any Lender, the Borrowers or any subsidiary of any thereof shall furnish to such Lender a statement on Federal Reserve Form U-1 referred to in said Regulation U.

SECTION 4.09.  Taxes.  Each Borrower and
each of their respective subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns which are required to be filed by it, on or prior to the date hereof, other than tax returns (i) in respect of taxes that (w) are not franchise, capital or income taxes, (x) in the aggregate are not material and (y) would not, if unpaid, result in the imposition of any Lien on any property or assets of any Borrower or any its subsidiaries which is in excess of that permitted under the last sentence of this Section and (ii) for the Fiscal Year ended July 31, 1995 as to which extensions have been granted by the applicable taxing authority. Each Borrower and each of its subsidiaries has paid or caused to be paid all taxes shown to be due and payable on such filed returns or on any assessments received by it, other than (i) any taxes or assess-ments the validity of which such Borrower or such subsidiary is contesting in good faith by appropriate proceedings, with respect to which the Borrower or such subsidiary shall, to the extent required by generally accepted accounting principles consistently applied have set aside on its books adequate liabilities, and as to which the taxes or assessments being contested shall not affect the Agent's Lien, or the priority thereof, on any Collateral, and (ii) taxes other than income, capital or franchise taxes that in the aggregate are not material and which would not, if unpaid, result in the imposition of any Lien on any property or assets of any Borrower or any of its subsidiaries in excess of that permitted under the last sentence of this Section. No Federal income tax returns of any Borrower or any of its subsidiaries are currently being audited by the United States Internal Revenue Service and no Borrower or subsidiary thereof has, except as set forth in clause (ii) of the first sentence of this Section, as of the Closing Date requested or been granted any extension of time to file any Federal, state, local or foreign tax return. None of the Borrowers or their subsidiaries are party to or have any obligation under any tax sharing agreement. In no event shall there be permitted Liens imposed under circumstances contemplated by this Section 4.09 on property or assets of the Loan Parties in excess of $500,000 at any time.

SECTION 4.10.  Employee Benefit Plans.  With
respect to the provisions of ERISA:

(i)	No Reportable Event has occurred or is
continuing with respect to any Pension Plan.

(ii)	No material prohibited transaction
(within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan subject to
Part 4 of Subtitle B of Title I of ERISA.

(iii)  	Except as set forth on Schedule 4.10,
none of the Borrowers (other than Cain's) or any ERISA Affiliate is now, or has been during the preceding five years, obligated to contribute to a Pension Plan or a Multiemployer Plan except as set forth in Schedule 4.10 hereto. None of the Borrowers (other than Cain's) or any ERISA Affiliate has (A) ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, (B) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (C) ceased making contributions to any Pension Plan subject to the provisions of Section 4064(a) of ERISA to which the Borrowers, any subsidiary or any ERISA Affiliate made contributions, (D) incurred or caused to occur a "complete withdrawal" (within the meaning of Section 4203 of ERISA) or a "partial withdrawal" (within the meaning of Section 4205 of ERISA) from a Multi-employer Plan so as to incur withdrawal liability under
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA), or (E) been a party to any transaction or agreement under which the provisions of Section 4204 of ERISA were applicable.

(iv)	No notice of intent to terminate a
Pension Plan has been filed by any of the Borrowers or any ERISA Affiliate, nor has any Pension Plan been terminated pursuant to the provisions of Section 4041(e) of ERISA.

(v)	To the knowledge of the Borrowers, the
PBGC has not instituted proceedings to terminate (or appoint a trustee to administer) a Pension Plan and no event has occurred or condition exists which constitutes grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

    	(vi)	The current liability (calculated as of the
first day of each plan year) of the Pension Plans, as reported in IRS Form 5500, shall not exceed the fair market value of the assets of such Plans by more than $3,000,000 (determined as of the date of the most recent actuarial valuation of the Plans). No such Pension Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

   	(vii)	There are no actions, suits or claims
pending (other than routine claims for benefits) which could reasonably be expected to be asserted against any Plan or the assets of any such Plan. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the knowledge of the Borrowers or any ERISA Affiliate, threatened against any fiduciary or any Plan.

(viii)	All of the Plans comply currently, and
have complied in the past, both as to form and operation, in all material respects with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals for the Plans have been obtained and a favorable determination as to the qualification under Section 401(a) of the Code of each of the Plans which is an employee pension benefit plan, if any, (within the meaning of Section 3(2) of ERISA) has been made by the Internal Revenue Service and a recognition of exemption from federal income taxation under Section 501(a) of the Code of each of the funded employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) will be applied for from the Internal Revenue Service, and to the knowledge of the Borrowers nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.
SECTION 4.11.  No Material Misstatements.
No information, report, financial statement, exhibit or schedule prepared or furnished by or on behalf of the Borrowers to the Agent or any Lender in connection with any of the Transactions or this Agreement, the Security
Documents, the Notes or any other Loan Documents or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.12.  Investment Company Act;
Public Utility Holding Company Act. No Borrower or subsidiary thereof is an "investment company" as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. No Borrower or subsidiary thereof is a "holding company" as that term is defined in or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 4.13.  Security Interest.  Each of the
Security Documents creates and grants to the Agent, for the benefit of the Lenders, a legal, valid and (except with respect to the Borrowers' motor vehicles as to which all actions necessary to perfect the interest of the Agent therein shall be taken by the Borrowers within 30 days of the Agent's request after the Closing Date) perfected first (except as permitted pursuant to Section 7.01 hereof) priority security interest in the collateral identified therein. Such collateral or property is not subject to any other Liens whatsoever, except Liens permitted by Section 7.01 hereof.

SECTION 4.14.  Use of Proceeds.  All proceeds
of the borrowing under the Total Revolving Credit
Commitment on the Closing Date, if any, and thereafter shall be used to provide for working capital requirements and for general corporate purposes of the Borrowers.

SECTION 4.15.  Subsidiaries.  As of the
Closing Date, Schedule 4.15 annexed hereto sets forth each subsidiary of each Borrower, its jurisdiction of incorporation, its capitalization and ownership of capital stock of each such subsidiary.

SECTION 4.16.  Title to Properties; Possession
Under Leases; Trademarks.  (a)  Each Borrower and each
subsidiary has good and marketable title to, or valid leasehold interest in, all of its respective properties and assets shown on the most recent balance sheet referred to in Section 4.07(a) hereof and all assets and properties acquired since the date of such balance sheet, except for such properties as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, and except for minor defects in title that do not interfere with the ability of any Borrower or any subsidiary thereof to conduct its business as now conducted. All such assets and properties are free and clear of all Liens other than those permitted by Section 7.01 hereof.
(b)	Each Borrower and each of its
subsidiaries has complied in all material respects with all obligations under all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and each Borrower and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(c)  	Each Borrower and each of its respective
subsidiaries owns or controls all material trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses which are necessary for the conduct of the business of such Borrower and such subsidiary.
 No Borrower or subsidiary thereof is infringing upon or otherwise acting adversely to any of such trademarks, trademark rights, trade names, trade name rights, copyrights, patent rights or licenses owned by any other person or persons. There is no claim or action by any such other person pending, or to the knowledge of any Responsible Officer of any Borrower or any subsidiary thereof, threatened, against any Borrower or any subsidiary thereof with respect to any of the rights or property referred to in this Section 4.16(c).

SECTION 4.17.  Solvency.  (a)  The fair salable
value of the assets of each Borrower and its Consolidated subsidiaries is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Borrower and its Consolidated subsidiaries, as they become absolute and mature.

(b)  	The assets of each Borrower and its
Consolidated subsidiaries do not constitute unreasonably small capital for such Borrower and its Consolidated subsidiaries to carry out their business as now conducted and as proposed to be conducted including the capital needs of such Borrower and its Consolidated subsidiaries, taking into account the particular capital requirements of the business conducted by such Borrower and its Consolidated subsidiaries and projected capital requirements and capital availability thereof.

(c)  	No Borrower or any subsidiary thereof
intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and such subsidiary, and of amounts to be payable on or in respect of debt of such Borrower and such subsidiary). The cash flow of each Borrower and its Consolidated subsidiaries, after taking into account all anticipated uses of the cash of such Borrower and its Consolidated subsidiaries, will at all times be sufficient to pay all such amounts on or in respect of debt of such Borrower and its Consolidated subsidiaries when such amounts are required to be paid.

(d)  	No Borrower or any subsidiary thereof
believes that final judgments against it in actions for money damages presently pending will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of such Borrower and its Consolidated subsidiaries, after taking into account all other anticipated uses of the cash of such Borrower and its Consolidated subsidiaries (including the payments on or in respect of debt referred to in paragraph
(c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

SECTION 4.18.  Permits, etc.  Each Borrower
and each of its subsidiaries possesses all licenses, permits, approvals and consents, including, without limitation, all environmental, health and safety licenses, permits, approvals and consents (collectively, "Permits") of all Federal, state and local governmental authorities which are material to conduct properly its business, each such Permit is and will be in full force and effect, each Borrower and each subsidiary is in compliance in all material respects with all such Permits, and no event (including, without limitation, any violation of any law, rule or regulation) has occurred which allows the revocation or termination of any such Permit or any restriction thereon.

SECTION 4.19.  Compliance with
Environmental Laws. Except as disclosed in Schedule 4.19 hereto: (i) the operations of the Borrowers and their subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) the Borrowers and their subsidiaries and all of their present facilities or operations, as well as to the knowledge of the Borrowers and their subsidiaries their past facilities or operations, are not subject to any judicial proceeding or administrative proceeding or any outstanding written order or agreement with any governmental authority or private party respecting (a) any Environmental Law, (b) any Remedial Work, or (c) any Environmental Claims arising from the Release of a Contaminant into the environment; (iii) to the best of the knowledge of the Borrowers and their subsidiaries, none of their operations is the subject of any Federal or state investigation evaluating whether any Remedial Work is needed to respond to a Release of any Contaminant into the environment in violation of any Environmental Law; (iv) none of the Borrowers or any subsidiaries of the Borrowers nor any predecessor of any of the Borrowers or any subsidiary of any Borrower has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of a Hazardous
Material or reporting a spill or Release of a Contaminant into the environment in violation of any Environmental Law; (v) to the best of the knowledge of the Borrowers and their subsidiaries, none of the Borrowers or their subsidiaries has any contingent liability in connection with any Release of any Contaminant into the environment; (vi) none of the operations of the Borrowers or their subsidiaries involve the generation, transportation, treatment or disposal of Hazardous Materials except de minimis amounts used by the Borrowers in the ordinary course of manufacturing, all such Hazardous
Materials being used and disposed of in compliance with Environmental Laws and regulations; (vii) neither the Borrowers nor their subsidiaries have disposed of any Contaminant by placing it in or on the ground or waters of any premises owned, leased or used by any of them and to the knowledge of the Borrowers and their subsidiaries neither has any lessee, prior owner, or other person; (viii) to the best of the Borrowers' knowledge, no underground storage tanks or surface impoundments are on any property of the Borrowers and their subsidiaries and in the case of the storage tanks listed in Schedule 4.19 hereto, the Borrowers are in full compliance with all applicable Environmental Laws (except as set forth on Schedule 4.19 hereto) and (ix) no Lien in favor of any governmental authority for (A) any liability under any Environmental Law or regulations, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment, has been filed or attached to the property of the Borrowers and their subsidiaries.

SECTION 4.20.  No Change in Credit Criteria
or Collection Policies. There has been no material change in credit criteria or collection policies concerning account receivables of any of the Borrowers since July 31, 1995. Without duplication, all Eligible Receivables of the Borrowers are valid, binding and enforceable obligations of account debtors and are not subject to any claims, defenses or setoffs. All account receivables (other than Eligible Receivables) are valid, binding and enforceable obligations of account debtors.

SECTION 4.21.  Warehouses.  Schedule 4.21
sets forth the correct names and addresses of all warehouses in which any Borrower or any subsidiary holds any inventories and neither the Borrowers nor any subsidiaries hold any inventories at any location other than such warehouses or the Borrowers' or subsidiaries' plants located in Brooklyn, New York, Rochester, New York, St. Louis and
Springfield, Missouri, Hialeah, Florida, Secaucus, New
Jersey,  Castroville, California, and Oklahoma City,
Oklahoma.

SECTION 4.22.  Acquisition Documents.  The
representations and warranties contained in the Acquisition
Documents and made by Nestl Beverage Company are true and correct in all material respects to the best of Chock's knowledge, and those made by Chock are true and correct in all material respects.


V.  CONDITIONS OF CREDIT EVENTS

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall be subject to the following conditions precedent:

SECTION 5.01.  All Credit Events.  On each
date on which a Credit Event is to occur:
(a)  	The Agent shall have received a notice of
borrowing as required by Section 2.03 hereof or a request for the issuance of a Letter of Credit in accordance with Section 2A.01 hereof.

(b)  	The representations and warranties set
forth in Article IV hereof and in any documents delivered herewith, including, without limitation, the Loan Documents, shall be true and correct in all material respects with the same effect as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date).

(c)	Each Borrower shall be in compliance
with all the terms and provisions contained herein on its part to be observed or performed, and at the time of and immediately after such Credit Event no Default or Event of Default shall have occurred and be continuing.

(d)	Each notice of borrowing shall be
deemed to constitute confirmation by the Borrowers (i) as to compliance with (b) and (c) above and (ii) with respect to each Revolving Credit Loan, that after giving effect thereto the Borrowers are in compliance with the Borrowing Base.

SECTION 5.02.  First Borrowing.  The
obligations of the Lenders in respect of the first Credit Event under the First Amended and Restated Credit Agreement were subject to the following additional conditions precedent:

(a)	The Lenders shall have received the
favorable written opinion of counsel for the Borrowers and each of the Guarantors and Grantors, substantially in the form of Exhibit C hereto, dated the First
Amended and Restated Closing Date, addressed to the Lenders and the Agent and satisfactory to the Agent and Lenders.

(b)	The Lenders shall have received (i) a
copy of the agreement of limited partnership, certificate or articles of incorporation or constitutive documents, in each case as amended to date, of each of the Borrowers, the Grantors and the Guarantors, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of each from such Secretary of State or other official, in each case dated as of a recent date; (ii) a certificate of the Secretary of each Borrower, Grantor and Guarantor, dated the First Amended and Restated
Closing Date and certifying (A) that attached thereto is a true and complete copy of such person's By-laws as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (B) below, (B) that attached thereto is a true and complete copy of a resolution adopted by the general partner of each Borrower which is a partnership, and by each corporate Borrower's Board of Directors, authorizing the execution, delivery and performance of this Agreement, the Security
Documents, the Notes, the other Loan Documents and the Credit Events hereunder, as applicable, and that such resolution has not been modified, rescinded or amended and is in full force and effect, (C) that such person's agreement of limited partnership, certificate or articles of incorporation or constitutive documents has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above, and (D) as to the incumbency and specimen signature of each of such person's officers executing this Agreement, the Notes, each Security Document or any other Loan Document delivered in connection herewith or therewith, as appli-cable; (ii) a certificate of another of such person's officers as to incumbency and signature of its Secretary and (iii) such other documents as the Agent or any Lender may reasonably request.

(c)  	The Agent shall have received a
certificate, dated the First Amended and Restated
Closing Date and signed by the Financial Officer of each Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 5.01 hereof and the conditions set forth in this Section 5.02.

(d)	Each Lender shall have received its
Revolving Credit Note and Term Note duly executed by the Borrowers, payable to its order and otherwise complying with the provisions of Section 2.04 hereof.

(e)	The Agent shall have received the
Security Documents including, without limitation, the Mortgages (except as set forth in Section 6.21(a) hereof) (together with policies of title insurance in form, scope and amount satisfactory in all respects to the Agent), and certificates evidencing the Pledged
Stock, together with undated stock powers executed in blank, each duly executed by the applicable Grantors, and including evidence satisfactory to the Agent that each Notice to Broker executed by Chock in connection with the Pledge Agreement (Investment
Account) was delivered to and received by the broker named therein.

(f)	The Agent shall have received certified
copies of requests for copies or information on Form
UCC-11 or certificates satisfactory to the Lenders of a
UCC Reporter Service, listing all effective financing
statements which name as debtor any Borrower, any
Guarantor or any Grantor and which are filed in the
appropriate offices in the States in which are located
the chief executive office and other operating offices
of such person, together with copies of such financing
statements.  With respect to any Liens not permitted
pursuant to Section 7.01 hereof, the Agent shall have
received termination statements in form and substance
satisfactory to it.
(g)	Each document (including, without
limitation, each Uniform Commercial Code financing statement and each real property mortgage or deed of trust and each leasehold mortgage) required by law or requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent for the benefit of the Lenders a first priority perfected security interest in the Collateral shall have been, or shall be in a form such that it can promptly be, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested. The Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation which has been completed before the First Amended and Restated Closing Date.

(h)	The Agent shall have received the results
of a search of tax and other liens, judgments and of Uniform Commercial Code filings made with respect to each Borrower and each Grantor in each jurisdiction requested by the Agent and/or in which any Borrower, Grantor or Guarantor is doing business or in which any Collateral is located.

(i)	The Lenders and the Agent shall have
received and determined to be in form and substance satisfactory to them:

(i)	the schedule and aging of
accounts receivable of Chock and its
subsidiaries (other than Cain's) as at October 31, 1992, and of Cain's as at the end of October, 1992, and inventory designations of Chock and its subsidiaries (other than Cain's) as at October
31, 1992, and of Cain's as at the end of October, 1992;

    	(ii)  	evidence that after giving effect to
the Loans to be made on the First Amended and Restated Closing Date together with payment of all fees and expenses in connection with the Acquisition, there shall be not less than $8,000,000 of Undrawn Availability;

   	(iii)  	evidence that the Borrowers have
at least $95,000,000 of Subordinated
Indebtedness outstanding on the First Amended and Restated Closing Date, excluding any conversions of such Subordinated Indebtedness to common stock since July 31, 1992;

    	(iv)  	a copy of a field examination of
the Borrowers' books and records;

     	(v)  	evidence of the compliance by the
Borrowers with Section 6.03 hereof including, without limitation, title insurance with respect to all real property of the Borrowers;

    	(vi)  	the financial statements described
in Section 4.07 hereof, and, in addition, the Agent shall have determined to its satisfaction that such statements do not differ in any material respect from drafts previously delivered to the Agent;

   	(vii)  	evidence that the Transactions are
in compliance with all applicable laws and regulations;

  	(viii)	the results of an environmental
audit with respect to the Borrowers' and subsidiaries' properties and operations conducted by a firm satisfactory to the Agent and the Lenders, and the scope, methodology and results of such environmental audit shall be satisfactory to the Agent and Lenders in all respects;

    	(ix)	evidence of payment of all fees
owed to the Agent and the Lenders by the Borrowers under this Agreement, the
Commitment Letters or otherwise;

     	(x)	evidence that all requisite third
party consents (including, without limitation, consents with respect to each of the Borrowers and each of the Grantors and Guarantors) to the Transactions have been received;

    	(xi)	the results of appraisals of the
Borrowers' and subsidiaries' real property and personal property;

   	(xii)	evidence that there are no actions,
suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or threatened against or affecting any Borrower or any subsidiary thereof or any of their respective businesses, assets or rights which involve any of the Transactions;

  	(xiii)	the September 30, 1992 statement
of income and balance sheet of Chock and its subsidiaries (other than Cain's), including data regarding Capital Expenditures, depreciation and amortization;

 	   	(xiv)	landlord waiver and consent
agreements for all leased premises, and
warehousemen letters with respect to each warehouse, of Chock and its subsidiaries (other than such locations of Cain's and all locations of Hillside as are listed in Schedule 6.19 hereto);

    	(xv)	a Form U-1 for each of the
Borrowers; and

   	(xvi) 	if issued, management letters of
Chock for Fiscal Years 1989, 1990 and 1991.


(j)	The Agent and the Lenders shall have
had the opportunity, if they so choose, to examine the books of account and other records and files of the Borrowers, subsidiaries, the Grantors and the Guarantors and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Eligible Receivables, payment of payroll taxes and accounts payable and formulation of an opening Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Agent and Lenders in all respects.

(k)	The Agent and Lenders shall have
received and had the opportunity to review and determine to be in form and substance satisfactory:

     (i)	copies of all lease agreements entered
into by any of the Borrowers and their
subsidiaries; and

    	(ii)	copies of all loan agreements,
notes and other documentation evidencing
Indebtedness for borrowed money of any of the Borrowers, their subsidiaries, Grantors or
Guarantors.

(l)	Messrs. Kaye, Scholer, Fierman, Hays &
Handler, counsel to the Agent, shall have received payment in full for all legal fees charged, and all costs and expenses incurred, by such counsel through the First Amended and Restated Closing Date in connection with the transactions contemplated under this Agreement, the Security Documents and the other
Loan Documents and instruments in connection herewith and therewith.

(m)	The Agent and the Lenders shall have:

(i)	received copies of each of the
Acquisition Documents, including all
amendments and schedules thereto, each
certified by a Responsible Officer of the Borrowers;

    	(ii)	received evidence that the
Acquisition Agreement is in full force and effect and all consents, filings and approvals required by applicable law in connection therewith shall have been obtained and made;

(iii)	determined that the terms and
provisions of all agreements and documents in connection with the Acquisition, including without limitation the Acquisition Documents, are satisfactory in form and substance and shall have received such legal opinions, certificates and copies of necessary governmental filings and consents as the Agent or the Lenders shall have requested in connection therewith, and shall have determined to their satisfaction that the consummation of the transactions contemplated by the Acquisition Documents are in compliance with all applicable laws and regulations; and

   	(iv)	received evidence that not less
than $20,000,000 of the Borrowers' cash and marketable securities have been applied toward payment of the purchase price under the Acquisition Agreement.

(n)	The corporate structure and capitalization
of the Borrowers shall be satisfactory to the Agent and the Lenders in all respects.

(o)  	All legal matters in connection with the
Transactions shall be satisfactory to the Agent, the Lenders and their respective counsel in their sole discretion.

(p)	The Borrowers shall have executed and
delivered to the Agent a disbursement authorization letter with respect to the disbursement of the proceeds of the Credit Events made on the First Amended and Restated Closing Date, in form and substance satisfactory to the Agent.

(q)  	The Agent and the Lenders shall have
received a fully executed copy of the Joint Guarantee.

     	(r)  	The Borrowers and the Agent (or another
financial institution acceptable to the Agent) shall have entered into lockbox, blocked account and/or other cash management arrangements pursuant to documentation satisfactory in form and substance to the Agent and the Lenders.

(s)  	The Agent and the Lenders shall have
received the Dana Brown Purchase Documents and
Dana Brown Security Documents and shall have determined them to be in form and substance satisfactory.

(t)  	The Agent shall have received a fee letter
in form and substance satisfactory to it.

(u)  	The Rate Agreements shall be in form
and substance satisfactory to the Agent and the Lenders and shall have been duly executed and delivered.

(v)	The Agent shall have received such
agreements and instruments as are necessary in the judgment of the Agent to grant to the Agent a first priority perfected security interest in all marketable securities of Chock and its subsidiaries.

     	(w)	The Agent shall have received such other
documents as the Lenders or the Agent or their respective counsel shall reasonably deem necessary.

SECTION 5.03.  First Borrowing.  The obligations of
the Lenders in respect of the first Credit Event hereunder is subject to the following additional conditions precedent:

(a)	The Lenders shall have received the
favorable written opinion of counsel for the Borrowers and each of the Guarantors and Grantors, substantially in the form of Exhibit C hereto, dated the Closing
Date, addressed to the Lenders and the Agent and satisfactory to the Agent and Lenders.

(b)	The Lenders shall have received (i) a
copy of each amendment, if any, since the First
Amended and Restated Closing Date to the agreement of limited partnership, certificate or articles of incorporation or constitutive documents, of each of the Borrowers, the Grantors and the Guarantors, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of each from such Secretary of State or other official, in each case dated as of a recent date; (ii) a certificate of the Secretary of each Borrower, Grantor and Guarantor, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of such person's By-laws as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (B) below, (B) that attached thereto is a true and complete copy of a resolution adopted by the general partner of each Borrower which is a partnership, and by each corporate Borrower's Board of Directors, authorizing the execution, delivery and performance of this Agreement, the Notes, the other
Loan Documents to be executed and delivered on the Closing Date and the Credit Events hereunder, as applicable, and that such resolution has not been modified, rescinded or amended and is in full force and effect, (C) that such person's agreement of limited partnership, certificate or articles of incorporation or constitutive documents has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above, and (D) as to the incumbency and specimen signature of each of such person's officers executing this Agreement, the Notes, or any other Loan
Document delivered in connection herewith or therewith, as applicable; (ii) a certificate of another of such person's officers as to incumbency and signature of its Secretary and (iii) such other documents as the Agent or any Lender may reasonably request.

(c)  	The Agent shall have received a
certificate, dated the Closing Date and signed by the Financial Officer of each Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 5.01 hereof and the conditions set forth in this Section 5.03.

(d)	Each Lender shall have received its
Revolving Credit Note duly executed by the Borrowers, payable to its order and otherwise complying with the provisions of Section 2.04 hereof.

(e)	Each document (including, without
limitation, each Uniform Commercial Code financing statement, each real property mortgage or deed of trust and each amendment thereto, and each leasehold mortgage) required by law or requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent for the benefit of the Lenders a first priority perfected security interest in the Collateral shall have been, or shall be in a form such that it can promptly be, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested. The
Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation which has been completed before the Closing Date.

(f)	If requested, the Agent shall have
received the results of a search of tax and other liens, judgments and of Uniform Commercial Code filings made with respect to each Borrower and each Grantor in each jurisdiction requested by the Agent and/or in which any Borrower, Grantor or Guarantor is doing business or in which any Collateral is located. With respect to any Liens not permitted pursuant to Section
7.01 hereof, the Agent shall have received termination statements in form and substance satisfactory to it.

(g)	The Lenders and the Agent shall have
received and determined to be in form and substance satisfactory to them:

(i)	the schedule and aging of
accounts receivable and inventory designations of Chock and its subsidiaries as at November
30, 1995;

     	(ii)  	evidence of the compliance by the
Borrowers with Section 6.03 hereof including, without limitation, title insurance with respect to all real property of the Borrowers;

    	(iii)  	the financial statements described
in Section 4.07 hereof, and, in addition, the Agent shall have determined to its satisfaction that such statements do not differ in any material respect from drafts previously delivered to the Agent;

    	(iv)	evidence of payment of all fees
owed to the Agent and the Lenders by the Borrowers under this Agreement or otherwise;
and

   	(v)  	evidence that there are no actions,
suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or threatened against or affecting any Borrower or any subsidiary thereof or any of their respective businesses, assets or rights.

(h)	The Agent and the Lenders shall have
had the opportunity, if they so choose, to examine the books of account and other records and files of the Borrowers, subsidiaries, the Grantors and the Guarantors and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Eligible Receivables, payment of payroll taxes and accounts payable and formulation of an opening Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Agent and Lenders in all respects.

(i)	The Agent and Lenders shall have
received and had the opportunity to review and determine to be in form and substance satisfactory:

     (i)	copies of all lease agreements entered
into by any of the Borrowers and their
subsidiaries; and

    (ii)	copies of all loan agreements, notes and
other documentation evidencing Indebtedness for borrowed money of any of the Borrowers, their subsidiaries, Grantors or Guarantors.

(j)	Messrs. Kaye, Scholer, Fierman, Hays &
Handler, counsel to the Agent, shall have received payment in full for all reasonable legal fees charged, and all costs and expenses incurred, by such counsel through the Closing Date in connection with the transactions contemplated under this Agreement and the other Loan Documents and instruments in connection herewith and therewith.

(k)  	The corporate structure and capitalization
of the Borrowers shall be satisfactory to the Agent and the Lenders in all respects.

(l)  	The Agent and the Lenders shall have
received a fully executed copy of a confirmation of the Joint Guarantee.

     	(m)  	The Agent shall have received such other
documents as the Lenders or the Agent or their respective counsel shall reasonably deem necessary.


VI.  AFFIRMATIVE COVENANTS

The Borrowers, jointly and severally, covenant and agree with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Note or any fee, expense or amount payable hereunder or in connection with any of the Transactions shall be unpaid, each will, and will cause each of its subsidiaries and, with respect to Section 6.07 hereof, each ERISA Affiliate, to:

SECTION 6.01.  Legal Existence.  Except as
permitted under Section 7.05 hereto, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

SECTION 6.02.  Businesses and Properties.  At
all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, Permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; maintain and operate such businesses in the same general manner in which they are presently conducted and operated; comply with all laws, rules, regulations and governmental orders (whether Federal, state or local) applicable to the operation of such businesses whether now in effect or hereafter enacted (including, without limitation, all applicable laws, rules, regulations and governmental orders relating to public and employee health and safety and all Environmental
Laws) and with any and all other applicable laws, rules, regulations and governmental orders the lack of compliance with which would have a Material Adverse Effect; take all actions which may be required to obtain, preserve, renew and extend all Permits and other authorizations which are material to the operation of such businesses; and at all times maintain, preserve and protect all property material to the conduct of such businesses and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 6.03.  Insurance.  (a) Keep its
insurable properties insured at all times by financially sound and reputable insurers in amounts set forth in the remainder of this paragraph, (b) maintain such insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses, in any event, such insurance to insure the property of Chock and its subsidiaries against all risk of physical damage, including, without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Required Lenders, but in no event at any time in an amount less than the greater of (i) the Obligations and (ii) the replacement value of the Collateral, (c) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by Chock or any of its subsidiaries, in such amount as the Agent shall reasonably deem necessary and (d) maintain such other insurance as may be required by law or as may be reasonably requested by the Agent for purposes of assuring compliance with this Section
6.03. All insurance covering tangible property subject to a Lien in favor of the Agent for the benefit of the Lenders granted pursuant to the Security Documents shall provide that, in the case of each separate loss the full amount of insurance proceeds shall be payable to the Agent and shall further provide for at least 30 days' prior written notice to the Agent of the cancellation or substantial modification thereof.

SECTION 6.04.  Taxes.  Pay and discharge
promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (except to the extent (i) same are contested in good faith by appropriate proceedings,
(ii) the applicable Borrower has set aside liabilities on its books adequate therefor in accordance with generally accepted accounting principles, (iii) such contest shall not affect the Agent's Lien, or the priority thereof, on any Collateral and (iv) in any event, any Liens imposed on any Borrower in connection with any taxes, assessments, governmental charges or levies being contested shall not at any time exceed $500,000 in the aggregate) before the same shall become delinquent or in default (including, without limitation, any returns as to which extensions have been granted), as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any part thereof.

SECTION 6.05.  Financial Statements, Reports,
etc. Furnish to the Agent, with copies for each of the Lenders, and furnish directly to the Lenders as well as the Agent in the case of clauses (a), (b), (c), (d), (f) and (h):

(a)  	within 90 days after the end of each
Fiscal Year, (i) Consolidated and consolidating balance sheets and Consolidated and consolidating income statements showing the financial condition of Chock and its subsidiaries as of the close of such Fiscal Year and the results of their operations during such year, and
(ii) Consolidated and consolidating statements of shareholders' equity of Chock and its subsidiaries and Consolidated and consolidating statements of cash flow of Chock and its subsidiaries, all the foregoing
Consolidated financial statements to be audited by a Big Six accounting firm or such other independent certified public accountants as are acceptable to the Required Lenders (which report shall not contain any qualification except with respect to new accounting principles mandated by the Financial Accounting
Standards Board);

(b)	within 45 days after the end of each of
the first three (3) fiscal quarters, unaudited
Consolidated and consolidating balance sheets and Consolidated and consolidating income statements showing the financial condition and results of operations of Chock and its subsidiaries as of the end of each such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the last day of such quarter, Consolidated and consolidating statements of shareholders' equity of Chock and its subsidiaries and Consolidated and consolidating statements of cash flow of Chock and its subsidiaries as of the end of each such fiscal quarter and for the period commencing at the end of the previous Fiscal Year and ending with the last day of such quarter, prepared and certified by the Financial
Officer of Chock as presenting fairly the financial condition and results of operations of Chock and its subsidiaries and as having been prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements consistently applied, and which in the case of Consolidated financial statements, have been subjected to limited review procedures by a Big Six accounting firm or such other independent certified public accountants as are acceptable to the Required Lenders, in each case subject to normal year-end audit adjustments;

(c)  	within 45 days after the end of each
month (other than the first month of each Fiscal Year) unaudited unconsolidated balance sheets and income statements showing the financial condition and results of operations of Chock and its subsidiaries as of the end of each such month and for the period commencing at the end of the previous Fiscal Year and ending with the last day of such month, prepared and certified by the Financial Officer of Chock as presenting fairly the financial condition and results of operations of Chock and its subsidiaries and as having been prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements consistently applied, in each case subject to normal year-end audit adjustments;

(d)	promptly after the same become publicly
available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by the Borrowers or any subsidiaries with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934;

(e)	(i) concurrently with any delivery (b)
above, a certificate of the person referred to therein certifying that to the best of his or her knowledge no Default or Event of Default has occurred (including calculations demonstrating compliance, as of the dates of the financial statements being furnished at such time, with the covenants set forth in Sections 7.07, 7.08, 7.10, 7.12 and 7.13 hereof) and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof; provided, however, that any certificate delivered pursuant to this paragraph (e) specifying that a Default or Event of Default has occurred, shall be accompanied by a written explanation by the Financial Officer of Chock specifying the corrective action taken or proposed to be taken with respect to such Default or Event of Default;
and (ii) concurrently with any delivery under (a) above, a letter of the firm referred to therein specifying that in making their examination of the Consolidated financial statements nothing came to their attention that caused them to believe that Chock and its subsidiaries failed to comply with the provisions of Sections 7.01 through 7.08, 7.10, 7.12, 7.13, 7.16, 7.19 and 7.20 hereof on the date of such financial statements (and including calculations demonstrating compliance with Sections 7.07, 7.08, 7.10, 7.12 and
7.13) and, if such compliance does not exist, the nature and extent thereof.

(f)	a management letter prepared by the
independent certified public accountants who reported on the financial statements delivered under (a) above, with respect to the internal audit and financial controls of Chock and its subsidiaries;

(g)	within 30 days of the end of each fiscal
month, an aging schedule of the Receivables and an inventory designation in the form previously furnished by Chock under the First Amended and Restated Loan
Agreement;

(h)  	within 30 days prior to the beginning of
each Fiscal Year, financial projections (including, without limitation, with respect to Capital
Expenditures) for Chock and its subsidiaries for such Fiscal Year (including quarterly balance sheets, statements of income and data regarding Capital
Expenditures, depreciation and amortization) and annual projections through July 31, 1999 prepared by management consistent with its past practice
(including, without limitation, principal assumptions) and satisfactory to the Required Lenders;

(i)  	as soon as practicable, copies of all
material reports, forms and filings, and all loan
documents and financial information, in each case
submitted to governmental agencies and/or its
shareholders;
(j)	on Wednesday of each week, a
certificate, in form, substance and detail satisfactory to the Agent, of the Financial Officer of Chock demonstrating compliance as at the end of the prior week with the Borrowing Base;

(k)	immediately upon becoming aware
thereof, notice to the Agent of the breach by any party of any material agreement with Chock or any of its subsidiaries; and

(l)  	such other information as the Agent or
any Lender may reasonably request.

SECTION 6.06.  Litigation and Other Notices.
Give the Agent prompt written notice of the following:

(a)	the issuance by any court or
governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans or occurrence of other Credit Events, or invalidating, or having the effect of invalidating, any provision of this Agreement, the Notes or the other Loan Documents, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b)	the filing or commencement of any
action, suit or proceeding against Chock or any of its subsidiaries, whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority, (i) which is material and is brought by or on behalf of any governmental agency or authority, or in which injunctive or other equitable relief is sought or (ii) as to which it is probable (within the meaning of Statement of Financial
Accounting Standards No. 5) that there will be an adverse determination and which, if adversely determined, would (A) reasonably be expected to result in liability of Chock or one or more of its subsidiaries in an aggregate amount of $250,000 or more, not reimbursable by insurance, or (B) materially impair the right of Chock or any subsidiary to perform its obliga-tions under this Agreement, any Note or any other
Loan Document to which it is a party;

(c)	any Default or Event of Default,
specifying the nature and extent thereof and the action
(if any) which is proposed to be taken with respect thereto;

(d)	any development in the business or
affairs of Chock or any of its subsidiaries which has had or which is likely, in the reasonable judgment of any Responsible Officer of Chock or such subsidiary, to have, a Material Adverse Effect; and

(e)	the existence of any tax claim,
assessment, governmental charges or levies (i) by any state or local taxing authority which alone or in the aggregate with other state and/or local tax claims exceeds $250,000 and (ii) by Federal taxing authorities which alone or in the aggregate with other Federal tax claims exceeds $500,000.

SECTION 6.07.  ERISA.  (a)  Pay and
discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that neither Chock nor any ERISA Affiliate shall be required to pay any such liability if (1) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (2) such person shall have set aside on its books liabilities which are adequate with respect thereto.

(b)  	Deliver to the Agent, promptly, and in
any event within 30 days, after (i) the occurrence of any Reportable Event, a copy of the materials that are filed with the PBGC, (ii) Chock or any ERISA Affiliate or an administrator of any Pension Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Plan under Section 4041(c) of ERISA, a copy of any such notice, (iii) the receipt of notice by Chock or any ERISA Affiliate or an administrator of any Pension Plan from the PBGC of the PBGC's intention to terminate any Pension Plan or to appoint a trustee to administer any such Plan, a copy of such notice, (iv) the filing thereof with the Internal Revenue Service, copies of each annual report that is filed on Treasury Form 5500 with respect to any Plan, together with certified financial statements (if any) for the Plan and any actuarial statements on Schedule B to such Form 5500, (v) Chock or any ERISA Affiliate knows of any event or condition which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Plan, an explanation of such event or condition, (vi) the receipt by Chock or any ERISA Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) Chock or any ERISA Affiliate knows of any event or condition which might cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the Code, an explanation of such event or condition, and (viii) Chock or any ERISA Affiliate knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and in each case described in clauses (i) through
(iii) and (v) through (vii) together with a statement signed by the Financial Officer setting forth details as to such Reportable Event, notice, event or condition and the action which Chock or such ERISA Affiliate proposes to take with respect thereto.

SECTION 6.08.  Maintaining Records; Access
to Properties and Inspections; Right to Audit. Maintain financial records in accordance with accepted financial practices and, upon reasonable notice (which may be telephonic), at all reasonable times and as often as any Lender may request, permit any authorized representative designated by such Lender to visit and inspect the properties and financial records of Chock and its subsidiaries and to make extracts from such financial records at such Lender's expense, and permit any authorized representative designated by such Lender to discuss the affairs, finances and condition of Chock and its subsidiaries with the appropriate Financial Officer and such other officers as Chock shall deem appropriate and Chock's independent certified public accountants, as applicable. The Agent agrees that it shall schedule any meeting with any such independent certified public accountant through Chock and a Responsible Officer of Chock shall have the right to be present at any such meeting. The Agent shall have the right to audit as often as it may request, the existence and condition of the accounts receivables, inventory, books and records of Chock and its subsidiaries and to review their compliance with the terms and conditions of this Agreement and the other Loan
Documents. The Agent shall provide the results of any audit to any Lender, such results to be provided by the Agent without representation or warranty of any kind whatsoever by the Agent including, without limitation, as to the content thereof or the methods and procedures used in performing such audit, and without recourse to the Agent.

SECTION 6.09.  Use of Proceeds.  Use the
proceeds of the Credit Events only for the purposes set forth in Section 4.14 hereof.

SECTION 6.10.  Fiscal Year-End.  Deliver to
the Agent 60 days' prior written notice of its intent to change its Fiscal Year end from July 31 (or the last Friday or Saturday of July) in each year; in connection therewith, the Borrowers shall enter into any amendment to this Agreement or any other Loan Document which in the Agent's judgment is necessary in order to conform the provisions hereof or thereof to any changes caused by the new Fiscal Year end.

SECTION 6.11.  Further Assurances.  Execute
any and all further documents and take all further actions which may be required under applicable law, or which the Agent may reasonably request, to grant, preserve, protect and perfect the first priority security interest created by the Security Documents in the Collateral.

SECTION 6.12.  Additional Grantors and
Guarantors. Cause each direct or indirect subsidiary not in existence on the date hereof and created or acquired in accordance with the terms of this Agreement (including, without limitation, Section 7.06 hereof) to enter into a Guarantee in form and substance satisfactory to the Agent, and to execute the Security Documents, as applicable, as a Grantor, and cause the direct parent of each such subsidiary to pledge all of the capital stock of such subsidiary, pursuant to the Pledge Agreement and cause each such subsidiary to pledge its accounts receivable and all other assets pursuant to the Security Agreement.
SECTION 6.13.  Environmental Laws.  (a)
Comply, and cause each of its subsidiaries to comply, in all material respects with the provisions of all Environmental
Laws, and Chock shall keep its properties and the properties of its subsidiaries free of any Lien imposed pursuant to any Environmental Law. Chock shall not cause or suffer or permit, and shall not suffer or permit any of its subsidiaries to cause or suffer or permit, the property of Chock or its subsidiaries to be used for the generation, production, processing, handling, storage, transporting or disposal of any Hazardous Material, except for Hazardous Materials used in the ordinary course of business, all such Hazardous Materials to be used, stored, generated, treated and disposed of only in compliance with Environmental Law, and except for Remedial Work in response to Hazardous Materials on or about the properties owned, operated, leased or occupied by Chock or any of its subsidiaries.

(b)  	Supply to the Agent copies of all
submissions by Chock or any of its subsidiaries to any governmental body and of the reports of all environmental audits and of all other environmental tests, studies or assessments (including the data derived from any sampling or survey of asbestos, soil, or subsurface or other materials or conditions) that may be conducted or performed (by or on behalf of Chock or any of its subsidiaries) on or regarding the properties owned, operated, leased or occupied Chock or any of its subsidiaries or regarding any conditions that might have been affected by Hazardous Materials on or Released or removed from such properties. Chock shall also permit and authorize, and shall cause its subsidiaries to permit and authorize, the consultants, attorneys or other persons that prepare such submissions or reports or perform such audits, tests, studies or assessments to discuss such submissions, reports or audits with the Agent and the Lenders.

(c)  	Promptly (and in no event more than two
Business Days after Chock or any of its subsidiaries becomes aware or is otherwise informed of such event) provide oral and written notice to the Agent upon the happening of any of the following:

(i)	Chock, any subsidiary of Chock,
or any tenant or other occupant of any property of Chock or such subsidiary receives notice of any Environmental Claim which either specifies that it is, or is reasonably expected by Chock to be, in excess of $50,000 and, in any event, notice to the Agent of each Environmental
Claim shall be provided if such persons shall have received such notices of Environmental
Claims which exceed $250,000 in the
aggregate;

    	(ii)	there has been a spill or other
Release of Hazardous Materials upon, under or about or affecting any of the properties owned, operated, leased or occupied by Chock or any subsidiary of Chock, or Hazardous Materials at levels or in amounts that may have to be reported, remedied or responded to under Environmental Law are detected on or in the soil or groundwater;

   	(iii)	Chock or any subsidiary of Chock
is or may be liable for any costs of cleaning up or otherwise responding to a Release of Hazardous Materials;

    	(iv)	any part of the properties owned,
operated, leased or occupied by Chock or any subsidiary of Chock is or may be subject to a Lien under any Environmental Law; or

(v)	Chock or any subsidiary of Chock
undertakes any Remedial Work with respect to any Hazardous Materials.

Upon receipt of any notice pursuant to this clause (c), the Agent may, at Borrower's expense, take such actions as the Agent deems reasonable to obtain information regarding the problem specified in the notice.

(d)  	Timely undertake and complete any
Remedial Work required by any Environmental Law.

(e)  	Without in any way limiting the scope of
Section 11.04(c) and in addition to any obligations thereunder, Chock and each other Borrower hereby indemnifies and agrees to hold the Agent and the Lenders harmless from and against any liability, loss, damage, suit, action or proceeding arising out of its business or the business of its subsidiaries pertaining to Hazardous Materials, including, but not limited to, claims of any governmental body or any third person arising under any Environmental
Law or under tort, contract or common law. To the extent laws of the United States or any applicable state or local law in which property owned, operated, leased or occupied by Chock or any subsidiary of Chock is located provide that a Lien upon such property of Chock or such subsidiary may be obtained for the removal of Hazardous Materials which have been or may be Released, no later than sixty days after notice is given by the Agent to Chock or such subsidiary, Chock or such subsidiary shall deliver to the Agent a report issued by a qualified third party engineer certifying as to the existence of any Hazardous Materials located upon or beneath the specified property. To the extent any Hazardous Materials located therein or thereunder either subject the property to Lien or require removal to safeguard the health of any persons, the removal thereof shall be an affirmative covenant of Chock and the Borrowers hereunder.

(f)	In the event that any Remedial Work is
required to be performed by Chock or any subsidiary under any applicable Environmental Law, any judicial order, or by any governmental entity, Chock or such subsidiary shall commence all such Remedial Work at or prior to the time required therefor under such Environmental Law or applicable judicial orders and thereafter diligently prosecute to completion all such Remedial Work in accordance with and within the time allowed under such applicable Environmental Laws or judicial orders, except where the necessity of the conduct of Remedial Work is being contested in good faith in the manner provided by law.

SECTION 6.14.  Pay Obligations to Lenders
and Perform Other Covenants. (a) Make full and timely payment of the Obligations, whether now existing or hereafter arising, (b) duly comply with all the terms and covenants contained in this Agreement (including, without limitation, the borrowing limitations and mandatory prepayments in accordance with Article II hereof) in each of the other Loan Documents, all at the times and places and in the manner set forth therein, and (c) at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid and perfected (except for motor vehicles as set forth in Section 4.13 hereto) first Liens on the property intended to be covered thereby (subject only to Liens expressly permitted hereunder) and supply all information to the Agent necessary for such maintenance.

SECTION 6.15.  Maintain Operating Accounts.
 Maintain all of its primary operating accounts and all of its cash management arrangements with the Agent.

SECTION 6.16.  Purchase Price Adjustments.
Promptly notify the Agent of any purchase price adjustment as contemplated by the Acquisition Agreement, any such adjustment in favor of Chock to be applied as set forth in
Section 2.09(d).

SECTION 6.17.  Amendments.  Promptly
supply to the Agent certified copies of any amendments to the Acquisition Agreement (subject to Section 7.20 hereof).

SECTION 6.18.  Intentionally Omitted.

SECTION 6.19.  Warehouseman's and
Landlord's Consents. (a) Not more than 60 days from the Closing Date, cause there to be delivered to the Agent a landlord consent and waiver agreement or warehouseman's letter agreement, as applicable, in form and substance satisfactory to the Agent with respect to each location set forth in Schedule 6.19(a) hereto.

(b)	The Borrowers shall promptly pay when
due all rental and other obligations under leases for the leasehold premises listed on Schedule 6.19(a) hereto and shall immediately notify the Agent of any default under any such lease.

(c) Upon the request of the Agent at any time, Chock shall cause a Mortgage in form and substance satisfactory to the Agent, granting to the Agent a first priority security interest in and Lien on the real property of Chock located in Hialeah, Florida, to be recorded in the appropriate recording office, and Chock shall cause a policy of title insurance satisfactory in all respects to the Agent to be issued with respect thereto.

VII.  NEGATIVE COVENANTS

The Borrowers, jointly and severally, covenant and agree with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Note, or any fee, expense or amount payable hereunder or in connection with any of the Transactions shall be unpaid, each will not and will not cause or permit any of its subsidiaries and, in the case of Section 7.18 hereof, any ERISA Affiliate to, either directly or indirectly:

SECTION 7.01.  Liens.  Incur, create, assume
or permit to exist any Lien on any of its property or assets (including the stock of any direct or indirect subsidiary), whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:

(a)	Liens incurred and pledges and deposits
made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 412(m) of the
Code);

(b)	Liens imposed by law, such as carriers',
warehousemen's, mechanics', materialmen's and vendors' liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue for a period of more than 15 days or which are being contested in good faith by appropriate proceedings as to which Chock or any of its subsidiaries, as the case may be, shall, to the extent required by generally accepted accounting principles consistently applied, have set aside on its books adequate liabilities;

(c)	Liens securing the payment of taxes,
assessments and governmental charges or levies, that are not delinquent or are being diligently contested in good faith by appropriate proceedings, as to which adequate liabilities have been established in accordance with generally accepted accounting principles and which in any event do not exceed
$500,000 in the aggregate at any time outstanding;

(d)	zoning restrictions, easements, licenses,
reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(e)	Liens upon any equipment acquired
through the purchase or lease by Chock or any of its subsidiaries which are created or incurred contempora-neously with such acquisition to secure or provide for the payment of any part of the purchase price of, or lease payments on, such equipment, plus interest (but no other amounts and not in excess of the purchase price or lease payments, plus interest); provided, however, that any such Lien shall not apply to any other property of Chock or any of its subsidiaries; and provided, further, that such Liens shall secure
Indebtedness not in excess of $500,000 at any time;

(f)  	Liens existing on the date of this
Agreement and set forth in Schedule 7.01 annexed hereto but not the extension, renewal or refunding of the Indebtedness secured thereby;

(g)  	Liens created in favor of the Agent for
the benefit of the Lenders;

(h)  	Liens securing the performance of bids,
tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; or

(i)  	Liens under Rate Agreements purchased
from the Agent, which Liens may be pari passu with the Liens granted to the Agent for the benefit of the Lenders.

SECTION 7.02.  Sale and Lease-Back
Transactions. Enter into any arrangement, directly or indirectly, with any person whereby Chock or any of its subsidiaries shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which Chock or such subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 7.03.  Indebtedness.  Incur, create,
assume or permit to exist any Indebtedness other than (i) Indebtedness secured by Liens permitted under Section 7.01 hereof, (ii) Indebtedness (including, without limitation, Guarantees) existing on the date hereof and listed in Schedule
7.03 annexed hereto, but not the extension, renewal or refunding thereof, (iii) Indebtedness incurred hereunder, (iv) Indebtedness to trade creditors incurred in the ordinary course of business, (v) Guarantees constituting the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (vi) Guarantees of the Obligations, (vii) purchase money Indebtedness to the extent permitted by Sections 7.01(e) and 7.07 hereof, (viii) Subordi-nated Indebtedness and (ix) Indebtedness under any Rate Agreements.

SECTION 7.04.  Dividends, Distributions and
Payments. Declare or pay, directly and indirectly, any cash dividends or make any other distribution, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that Chock may pay dividends or redeem shares of stock for cash, in an amount which does not exceed in the aggregate (together with the amount of any payments, prepayments, redemptions, defeasance or repurchases of Subordinated Indebtedness during the applicable Fiscal Year under Section(a) hereof) in any Fiscal Year, 25% of Excess
Cash Flow for the most recent Fiscal Year then ended, so long as at the time of any such payment, prepayment, redemption or repurchase no Default or Event of Default shall have occurred and be continuing or would occur after giving effect thereto.

SECTION 7.05.  Consolidations, Mergers and
Sales of Assets. Consolidate with or merge with or into any other person, or permit another person to merge into it
(including, without limitation, the merger of, with or into any Borrower and any subsidiary of any Borrower except as set forth in the last proviso to this sentence), or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), or sell any of its inventory other than in the normal course of business, or sell any machinery and equipment in an aggregate amount in excess of $300,000 in any Fiscal Year, or acquire all or substantially all the capital stock or assets of any other person, except for purchases of assets not to exceed
$500,000 in any Fiscal Year, the terms and conditions of any such asset purchase to be acceptable to the Required Lenders; provided, however, that the Term Loan Borrowers shall be permitted to sell the real property listed in Schedule 7.05 hereto for not less than the amount set forth next to such property without consent (and the Agent shall take such actions, at the expense of Chock, as are reasonably requested by Chock to release the Agent's Lien on such property), so long as (i) the sale is for cash and such cash is immediately applied as set forth in Section 2.09(g) hereof and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such sale; and provided, further, that so long as (i) no Default or Event of Default shall have occurred and be continuing or would occur under any other Section of this Agreement after giving effect to the following, (ii) the Agent shall have been notified in writing not less than 60 days prior to date on which the following is proposed to be consummated, and (iii) the Agent shall have determined in its reasonable judgment that the following shall not affect the validity, or priority, of its first priority Lien on any Collateral, nothing contained herein shall prohibit Chock from causing (x) Cains to merge with and into Cains Holding and Cains Holding to concurrently merge with and into Chock (it being hereby agreed and acknowledged that conforming amendments to this Agreement and the other Loan Documents agreeable to the Required Lenders would be required as a result of such mergers) and (y) ownership of the real property located at 336 Broadway, New York, New York to be transferred by
Broadworth to Chock, whether by dissolution of Broadworth or otherwise, so long as (aa) the Obligations shall remain secured by a mortgage thereon satisfactory in all respects to the Required Lenders and (bb) no recording tax or other fee, tax, expense or costs shall be incurred by the Agent or Lenders as a result of such transfer.

SECTION 7.06.  Investments.  Own, purchase
or acquire any stock, obligations, assets or securities of, or any interest in, or make any capital contribution or loan or advance to, any other person, or make any other investments, except:

(a)  	certificates of deposit in dollars of any
commercial banks registered to do business in any state of the United States (i) having capital and surplus in excess of $5,000,000,000 and (ii) whose long-term debt rating is at least investment grade as determined by either Standard & Poor's Corporation or Moody's
Investor Service, Inc.;

(b)  	readily marketable direct obligations of
the United States government or any agency thereof which are backed by the full faith and credit of the United States;

(c)  	commercial paper at the time of
acquisition having the highest rating obtainable from either Standard & Poor's Corporation or Moody's
Investor Service, Inc.;

(d)  	federally tax exempt securities rated A or
better by either Standard & Poor's Corporation or Moody's Investor Service, Inc.;

(e)  	investments in the stock of any
subsidiary existing on the Closing Date, but not any additional investments therein;

(f)  	loans and advances to shareholders,
directors, officers or employees of Chock or any of its subsidiaries not in excess of $150,000 in the aggregate in any Fiscal Year;

(g)	up to $1,000,000 in securities of a type
not specified in clauses (a) through (f) above;

(h)  	up to an aggregate from July 1, 1994
through the Revolving Credit Termination Date of
$15,000,000 for the purchase of assets and/or businesses which in each case are similar to the business engaged in by Chock and its subsidiaries on the Closing Date (each, an "Acquisition"), subject to the following terms and conditions: (i) no Default or Event of Default shall have occurred and be continuing at the time of the Acquisition or would be caused by such Acquisition under any other Section of this Agreement; (ii) the Borrowers shall have notified the Agent and the Lenders not less than 90 days prior to the proposed closing date for such Acquisition and shall provide the Agent and the Lenders with all information with respect to the Acquisition which the Agent and the Lenders shall reasonably request; (iii)
Acquisitions may be financed with any combination of cash, notes, Indebtedness assumed pursuant to the Acquisition, or Loans made under the Revolving
Credit Commitment; provided, however, that with respect to any Acquisition, any such Loan under the Revolving Credit Commitment (referred to herein as an "Acquisition Loan") (x) shall be in a minimum amount of $5,000,000 with increments of $1,000,000 in addition thereto and (y) except as set forth in the next proviso, shall be subject to compliance with conditions to the making of Revolving Credit Loans set forth in Article II hereof, including, without limitation,
Section 2.01 hereof, but any such Acquisition Loan shall be deemed for the purposes of repayment thereof a term loan with a five year straight-line amortization
(with a final payment of the outstanding principal amount due and owing on the Final Maturity Date), principal payments to be made on the first day of each March, June, September and December commencing with the first such day after the making of the Acquisition Loan; provided further, that the Borrowers may request that the Lenders, in their sole discretion, based upon the results of appraisals of fixed assets currently owned and being purchased in a proposed
Acquisition, satisfactory in all respects to the Lenders, make an Acquisition Loan secured by such fixed assets in an amount in excess of that which would otherwise be available under Article II hereof; (iv) any single
Acquisition of $10,000,000 or more shall require the prior written consent of the Lenders; (v) with respect to
(x) any Acquisition, a Guarantee of the Obligations shall be issued by any subsidiary purchased or formed,
(y) any Acquisition of $3,000,000 or less, the Agent reserves the right, under Article III and Section 6.12 hereof, to require as a condition to any such Acquisition that the Agent be granted a first priority security interest in all assets purchased, including, without limitation, the pledge of any stock purchased or of any subsidiary formed, and that such other actions be taken as the Agent shall request to cause the Obligations to be secured on a first priority basis and
(z) any Acquisition of over $3,000,000, it shall be a pre-condition to the consummation of such Acquisition that the Agent be granted a first priority security interest in all assets purchased, including, without limitation, the pledge of any stock purchased or of any subsidiary formed, and that such other actions be taken as the Agent shall request to cause the Obligations to be secured on a first priority basis; and (vi) the aggregate amount of Acquisitions shall in no event exceed an amount such that the aggregate of all Acquisitions and repurchases of Subordinated
Indebtedness under Section 7.20(a) hereof would exceed $40,000,000;

(i) 	investments in, and loans to, Quikava (in
any combination of cash, equity and contribution of property) in the aggregate at any time outstanding not to exceed an amount equal to (i) $4,300,000 (of which not more than $600,000 in the aggregate may be loaned to, or invested in, the Quikava Limited
Partnership) minus (ii) outstanding Quikava Advances at such time; and

(j) 	investments in and/or loans to  Industrias
Marino, S.A. de C.V. (Marino), in any combination of cash, equity and contribution of property (in addition to equipment to be contributed by Chock from its Linden, New Jersey plant) in the aggregate at any time outstanding not to exceed $4,000,000, so long as
(x) no Default or Event of Default shall have occurred and be continuing at the time of any such investment or loan, (y) Chock shall deliver to the Agent, together with the financial statements required under Section
6.05(a) and Section 6.05(b), a detailed accounting of all investments in and loans to Marino through the date of such financial statement(s) and (z) all loans to Marino of $500,000 or more, or series of loans aggregating $500,000 or more, shall be evidenced by one or more promissory notes containing terms and conditions reasonably satisfactory to the Required
Lenders, which promissory note(s) shall be pledged by Chock to the Agent on behalf of the Lenders pursuant to one or more pledge agreements in form and substance satisfactory to the Agent;

provided that, in each case mentioned in clauses (a), (b), (c) and (d) above, such obligations shall mature not more than one year from the date of acquisition thereof; and provided, further, that in each case mentioned in clauses (a) through (e), Borrower shall have taken all actions necessary in the opinion of the Agent to grant the Agent for the benefit of the Lenders, a first priority security interest in all right, title and interest of Chock and its subsidiaries in and to such obligations.

SECTION 7.07.  Capital Expenditures.  Permit
the aggregate amount of payments made for Capital
Expenditures, including Capitalized Lease Obligations and
Indebtedness secured by Liens permitted under Section
7.01(e) hereof, in each Fiscal Year to exceed $9,000,000.

SECTION 7.08.  Adjusted Effective Net Worth.
 Permit the Adjusted Effective Net Worth at any time to be less than the respective amounts set forth below for the periods ending on the dates indicated:

Period
Amount

Closing Date through July 30, 1997
	$156,000,000

July 31, 1997 through July 30, 1998
	$155,000,000

July 31, 1998 and thereafter
	$151,000,000


SECTION 7.09.  Intentionally Omitted.

SECTION 7.10.  Total Unsubordinated
Liabilities to Adjusted Effective Net Worth Ratio. Permit the ratio of (x) Total Unsubordinated Liabilities to (y)Adjusted
Effective Net Worth, at any time to be greater than .33:1.00.

SECTION 7.11.  Intentionally Omitted.

SECTION 7.12.  Fixed Charge Coverage Ratio.
 Permit the Fixed Charge Coverage Ratio at any time to be less than 1.10:1.00 for the four consecutive fiscal quarters ending on January 31, April 30, July 31 and October 31 of each year commencing with January 31, 1996.

SECTION 7.13.  Interest Coverage Ratio.
Permit the Interest Coverage Ratio at any time to be less than 2.40:1.00 for the four consecutive fiscal quarters ending on January 31, April 30, July 31 and October 31 of each year, commencing January 31, 1996.

SECTION 7.14.  Intentionally Omitted.

SECTION 7.15.  Business.  Alter the nature of
its business as operated on the date of this Agreement in any material respect.

SECTION 7.16.  Sales of Receivables.  Sell,
assign, discount, transfer, or otherwise dispose of any accounts receivable, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse, except for the purpose of collection or settlement in the ordinary course of business.

SECTION 7.17.  Use of Proceeds.  Permit the
proceeds of any Credit Event to be used for any purpose which entails a violation of, or is inconsistent with, Regulation G, T, U or X of the Board, or for any purpose other than those set forth in Section hereof or Section 7.06(h) hereof.

SECTION 7.18.  ERISA.  (a) Engage in any
transaction in connection with which Chock or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(b)  	Terminate any Pension Plan in a "distress
termination" under Section 4041 of ERISA, or take any other action which could result in a material liability of Chock or any ERISA Affiliate to the PBGC.

(c)  	Fail to make payment when due of all
amounts which, under the provisions of any Plan, Chock or any ERISA Affiliate is required to pay as contributions thereto, or, with respect to any Pension Plan, permit to exist any material "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the
Code), whether or not waived, with respect thereto.

(d)	Adopt an amendment to any Pension
Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

SECTION 7.19.  Accounting Changes.  Make,
or permit any subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

SECTION 7.20.  Prepayment or Modification of
Indebtedness; Modification of Charter Documents. (a)
Directly or indirectly prepay, redeem, defease, purchase or retire (other than by conversion into capital stock of Chock) any Indebtedness, including, without limitation, any Subordinated Indebtedness, other than Indebtedness incurred hereunder, and except that the Borrowers may prepay, redeem, repurchase or retire Subordinated Indebtedness outstanding under the Subordinated Indentures in an amount which when added to the Acquisitions under Section 7.06, does not exceed $40,000,000 in the aggregate during the period from July 1, 1994 through the Revolving Credit Termination Date, so long as (i) any such Subordinated Indebtedness is prepaid or repurchased at not more than the redemption price thereof at such time, but not in any event in excess of 102.50% of the face value thereof, and (ii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to any such prepayment, redemption, repurchase or retirement. Nothing contained in this subsection shall, or shall be deemed to, permit the Borrowers to incur Subordinated Indebtedness or other Indebtedness, issue equity, sell assets or take any other action with respect to the prepayment, redemption, repurchase or retirement of Subordinated Indebtedness outstanding under the Subordinated Indentures except to the extent the same is permitted under other Sections of this Agreement.

(b)  	Modify, amend or otherwise alter the
terms and provisions of any Subordinated Indebtedness.

(c)	Modify, amend or alter their agreement
of limited partnership, certificates or articles of incorporation or other charter documents so as to in any manner affect the ability of the Borrowers to perform and otherwise fulfill their obligations under the Loan Documents, or in such a manner as to have a Material Adverse Effect.

(d)  	Modify, amend or otherwise alter the
terms and provisions of any Acquisition Documents.

SECTION 7.21.  Transactions with Affiliates.
Except as otherwise specifically set forth in this Agreement, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction with, any stockholder, Affiliate or agent of any subsidiary, or any relative thereof, except in the ordinary course of business and at prices and on terms not less favorable it than that which would have been obtained in an arm's-length transaction with a non-affiliated third party.

SECTION 7.22.  Intentionally Omitted.

SECTION 7.23.  Intentionally Omitted.

SECTION 7.24.  Broadworth and Chock Realty.
 Notwithstanding anything to the contrary set forth in this
Article VII or elsewhere in this Agreement, other than (i) with respect to Broadworth, ownership of the real property located at 336 Broadway, New York, New York, and (ii) with respect to Chock Realty, ownership of the real property located at 11-80 Commercial Parkway, Castroville, California, Broadworth and Chock Realty shall engage in no activity, operate no business or enter into any transaction other than under this Agreement or in the other Loan Documents to which they are party, and other than ownership (or the leasing on terms and conditions satisfactory to the Agent) of such real property and actions directly related thereto (such as payment of real property taxes, assessments, etc.).


VIII.  EVENTS OF DEFAULT

In case of the happening of any of the following events (herein called "Events of Default"):

(a)  	any representation or warranty made or
deemed made in or in connection with this Agreement, any of the Security Documents, the Notes or other
Loan Documents or any Credit Events hereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;

(b)  	default shall be made in the payment of
any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)  	default shall be made in the payment of
any interest on any Note, any Commitment Fee or any other fee or any other amount payable hereunder, or under the Notes, or any other Loan Document or any Letter of Credit or in connection with any other Credit
Event or the Transactions when and as the same shall become due and payable;

(d)	(i) default shall be made in the due
observance or performance of any covenant, condition or agreement to be observed or performed on the part of Chock or any of its subsidiaries pursuant to the terms of this Agreement (other than as described in clause (ii) and clause (iii) of this subsection), any of the Notes, any of the Security Documents or any other
Loan Document, (ii) a default shall be made in the due observance or performance of Section 6.02, 6.05, 6.07, 6.10, 6.11, 6.13 or 6.15 through 6.20 and such default shall continue unremedied for a period of 15 or more days or (iii) a default shall be made in the due observance or performance of Section 6.06 and such default shall continue unremedied for a period of 7 or more days;

(e)	Chock, any Guarantor, any Grantor or
any subsidiary of any thereof shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Chock, such Guarantor, such Grantor or such subsidiary or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

(f)	an involuntary proceeding shall be
commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Chock, any Guarantor, any Grantor or any subsidiary of any thereof, or of a substantial part of the property or assets of Chock, any Guarantor, any Grantor or any subsidiary of any thereof, under Title 11 of the United States Code or any other Federal state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Chock, any Guarantor, any Grantor or any subsidiary of any thereof or for a substantial part of the property of Chock, any Guarantor, any Grantor or any subsidiary of any thereof or (iii) the winding-up or liquidation of Chock, any Guarantor, any Grantor or any subsidiary of any thereof; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(g)	default shall be made with respect to any
Indebtedness or obligations under a capitalized lease of Chock, any Guarantor, any Grantor or any subsidiary of any thereof (excluding Indebtedness outstanding hereunder) which when taken together with all other
Indebtedness of such persons as to which a default has occurred and be continuing shall exceed $500,000, or default shall be made with respect to any Subordinated
Indebtedness, if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness or obligations under a capitalized lease (or any trustee on behalf of such holder or obligee) at its option to accelerate, the maturity of such Indebtedness or obligations under a capitalized lease;

(h) (i) a Reportable Event shall have occurred with respect to a Pension Plan, (ii) the filing by Chock, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such a Plan in a "distress termination" under the provisions of Section 4041 of ERISA, (iii) the receipt of notice by Chock, any ERISA Affiliate, or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Pension Plan,
(iv) any other event or condition exists which might reasonably constitute grounds under the provisions of
Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension
Plan by the PBGC, (v) a Pension Plan shall fail to maintain the minimum funding standard required by
Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under the provisions of Section 412(d) of the Code, (vi) Chock or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA, (vii) Chock or any
ERISA Affiliate fails to pay the full amount of an installment required under Section 412(m) of the Code or (viii) any other event or condition has occurred with respect to any Plan which would constitute an event of default under any other agreement entered into by Chock or any ERISA Affiliate, and in each case in clauses (i) through (viii) of this subsection (h), such event or condition, together with all other such events or conditions, if any, could subject Chock or any ERISA Affiliate to any taxes, penalties or other liabilities which, in the opinion of the Agent, could have a Material Adverse Effect;

(i)  	Chock or any ERISA Affiliate (i) shall
have been notified by the sponsor of a Multiemployer
Plan that it has incurred any withdrawal liability to such Multiemployer Plan in excess of $500,000, and has not paid such amount when due, and (ii) does not have reasonable grounds for contesting such withdrawal liability and is not in fact contesting such withdrawal liability in a timely and appropriate manner;

(j)	a judgment (not reimbursed by insurance
policies of Chock, any Guarantor, any Grantor or any subsidiary of any thereof) or decree for the payment of money, a fine or penalty which when taken together with all other such judgments, decrees, fines and penalties shall exceed $150,000 shall be rendered by a court or other tribunal against Chock, any Guarantor, any Grantor or any subsidiary of any thereof and (i) shall remain undischarged or unbonded for a period of 30 consecutive days during which the execution of such judgment, decree, fine or penalty shall not have been stayed effectively or (ii) any judgment creditor or other person shall legally commence actions to collect on or enforce such judgment, decree, fine or penalty;

(k)	this Agreement, any Note, any of the
Security Documents, any Guarantee or other Loan
Documents shall for any reason cease to be, or shall be asserted by Chock, any Guarantor, any Grantor or any subsidiary of any thereof not to be, a legal, valid and binding obligation of Chock, such Guarantor, such Grantor or such subsidiary, as applicable, enforceable in accordance with its terms, or the security interest or Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by Chock, any Guarantor, any Grantor or any subsidiary of any thereof not to be, a valid, first priority perfected security interest in any Collateral (except to the extent otherwise permitted under this Agreement or any of the Security Documents);

(l)  	there shall occur a Change of Control;

(m)	(i) the average of Receivable Turnover
during any three consecutive months shall exceed 55 days, (ii) the average Dilution for any three consecutive months shall exceed 25% or (iii) the average Inventory Turnover during any three consecutive months shall exceed 90 days;

(n)  	any warehouse in which inventory held
by Chock or any of its subsidiaries shall issue a warehouse receipt or any other document of title with respect to all or any portion of such inventory which, after deducting the value of the inventory subject to such receipt or documents of title from the aggregate value of Collateral, shall result in an overadvance under the Revolving Credit Facility which is not cured within three (3) days;

(o)  	at any time an aggregate of $500,000 or
more of the payables of the Borrowers and their subsidiaries, the payment of which the Borrowers do not dispute in good faith, shall remain unpaid for thirty
(30) or more days after the due date thereof; or

     	(p)  	any single Customer shall account for
more than twenty percent (20%) of the net sales of the Borrowers for any Fiscal Year;


then, and in any such event (other than an event described in paragraph (e) or (f) above), and at any time thereafter during the continuance of such event, the Agent may, and upon the written request of the Required Lenders shall, by written notice (or facsimile notice promptly confirmed in writing) to the Borrowers, take any or all of the following actions at the same or different times: (i) terminate forthwith all or any portion of the Total Commitment and all obligations to issue Letters of Credit hereunder (or permit the increase in the amount of any Letter of Credit already issued); and (ii)declare the Notes and any amounts then owing to the Lenders and/or Issuing Lender on account of any drawings under any Letters of Credit to be forthwith due and payable, whereupon the principal of such Notes, together with accrued interest and fees thereon, any amounts then owing to the Lenders and/or Issuing Lender on account of any drawings under any Letters of Credit, and other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that with respect to a default described in paragraph
(e) or (f) above, the Total Commitment and all obligations to issue Letters of Credit hereunder (or permit the increase in the amount of any Letter of Credit already issued) shall auto-matically terminate and the principal of the Notes, together with accrued interest and fees thereon, any amounts then owing to the Lenders and/or Issuing Lender on account of any drawings under any Letters of Credit, and any other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in the Notes to the contrary notwithstanding.

IX.	AGENT

In order to expedite the transactions
contemplated by this Agreement, NatWest Bank N.A. is hereby appointed to act as Agent on behalf of the Lenders.
Each of the Lenders and each subsequent holder of any Note by its acceptance thereof, irrevocably authorizes the Agent to take such action on its behalf and to exercise such powers hereunder and under the Security Documents and other Loan Documents as are specifically delegated to or required of the Agent by the terms hereof and the terms thereof together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them hereunder or under any of the Security Documents and other Loan Documents or in connection herewith or therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder or thereunder, the consent of all the Lenders) or (b) in the absence of its or their own bad faith or willful misconduct.

The Agent is hereby expressly authorized on behalf of the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of each of the Lenders any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and promptly to distribute to each Lender its proper share of all payments so received, (b) to distribute to each Lender copies of all notices, agreements and other material as provided for in this Agreement or in the Security Documents and other Loan Documents as received by such Agent and (c) to take all actions with respect to this Agreement and the Security Documents and other Loan Documents as are specifically delegated to the Agent.

In the event that (a) Chock fails to pay when due the principal of or interest on any Note, any amount payable under any Letter of Credit or any fee payable hereunder or (b) the Agent receives written notice of the occurrence of a Default or an Event of Default, the Agent within a reasonable time shall give written notice thereof to the Lenders, and shall take such action with respect to such Event of Default or other condition or event as it shall be directed to take by the Required Lenders; provided, however, that, unless and until the Agent shall have received such directions, the Agent may take such action or refrain from taking such action hereunder or under the Security Documents or other Loan Documents with respect to a Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

The Agent shall not be responsible in any manner to any of the Lenders for the effectiveness, enforceability, perfection, value, genuineness, validity or due execution of this Agreement, the Notes or any of the other
Loan Documents or Collateral or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained herein or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of this Agreement or any of the other Loan Documents or any other agreements on the part of the Borrowers and, without limiting the generality of the foregoing, the Agent shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to this Agreement or any of the other Loan Documents as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document which it believes in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. It is understood and agreed that the Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party, and engage in other transactions with the Borrowers, as though it were not Agent of the Lenders hereunder.

The Agent shall promptly give notice to the Lenders of the receipt or sending of any notice, schedule, report, projection, financial statement or other document or information pursuant to this Agreement or any of the other Loan Documents and shall promptly forward a copy thereof to each Lender.

Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender other than the Agent of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrowers of any of their respective obligations hereunder or in connection herewith.

The Agent may consult with legal counsel selected by it in connection with matters arising under this Agreement or any of the other Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. The Agent may exercise any of its powers and rights and perform any duty under this Agreement or any of the other Loan Documents through agents or attorneys.

The Agent and the Borrowers may deem and treat the payee of any Note as the holder thereof until written notice of transfer shall have been delivered as provided herein by such payee to the Agent and the Borrowers.

With respect to the Loans made hereunder, the Notes issued to it and any other Credit Event applicable to it, the Agent in its individual capacity and not as an Agent shall have the same rights, powers and duties hereunder and under any other Agreement executed in connection herewith as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or other affiliate thereof as if it were not the Agent.
Each Lender agrees (i) to reimburse the Agent in the amount of such Lender's pro rata share (based on its Total Commitment hereunder) of any out of pocket expenses incurred for the benefit of the Lenders by the Agent, including reasonable counsel fees and reasonable compensation of agents and employees paid for services rendered on behalf of the Lenders after the occurrence of an Event of Default, not reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents, to the extent not reimbursed by the Borrowers; provided, however, that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements resulting from the bad faith or willful misconduct of the Agent or any of its directors, officers, employees or agents.

Each Lender acknowledges that it has,
independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Loan Document to which such Lender is party. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder.

Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by such Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office (or an affiliate with an office) in New York, New York, having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obliga-tions hereunder and under each of the other Loan Documents.
 After any Agent's resignation hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by the Agent pursuant to the provisions of this Agreement or any of the other Loan Documents unless it shall be requested in writing to do so by the Required
Lenders.


X.  MANAGEMENT, COLLECTION AND STATUS OF
RECEIVABLES AND
    OTHER COLLATERAL

SECTION 10.01.  Collection of Receivables;
Management of Collateral. (a) At the request of the Agent, the Borrowers will, at their own cost and expense, (i) arrange for remittances on Receivables to be made directly to lockboxes designated by the Agent or in such other manner as the Agent may direct, and (ii) promptly deposit all payments received by the Borrowers on account of Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in one or more accounts designated by the Agent in precisely the form received (but with any endorsements of the Borrowers necessary for deposit or collection), subject to withdrawal by the Agent only, as hereinafter provided, and until such payments are deposited, such payments shall be deemed to be held in trust by the Borrowers for and as the Lenders' property and shall not be commingled with the Borrowers' other funds.
 All remittances and payments that are deposited in accordance with the foregoing will be applied by the Agent on the day received to reduce the outstanding balance of the Revolving Credit Loans, subject to final collection in cash of the item deposited, but for purposes of the calculation of interest and fees on the Revolving Credit Loans, such remittances and payments shall be deemed to be applied to the Revolving Credit Loans after one and one-half Business
Days.

Upon the occurrence and continuance of an Event of Default, the Agent may send a notice of assignment and/or notice of the Agent's security interest to any and all Customers or any third party holding or otherwise concerned with any of the Collateral, and thereafter the Agent shall have the sole right to collect the Receivables and/or take possession of the Collateral and the books and records relating thereto. The Borrowers shall not, without the Agent's prior written consent, except in the ordinary course of business and in compliance with its past practices, grant any extension of the time of payment of any Receivable, compromise or settle any Receivable for less than the full amount thereof, release, in whole or in part, any person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon except, prior to the occurrence and continuance of an Event of Default, as permitted by Section 10.03 hereof.

(b)  (i)  Each of the Borrowers hereby
constitutes the Agent or the Agent's designee as such Borrower's attorney-in-fact with power to endorse such Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into its possession; to sign such Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, assignments and verifications of Receivables and notices to Customers; to send verifications of Receivables; upon the occurrence of an Event of Default, to notify the Postal Service authorities to change the address for delivery of mail addressed to such Borrower to such address as the Agent may designate; and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Agent or its designee shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted bad faith or willful misconduct. This power of attorney being coupled with an interest is irrevocable until all of the Obligations are paid in full and this Agreement and the Total Commitment is terminated.

(ii)	The Agent, without notice to or
consent of the Borrowers, upon the occurrence and during the continuance of an Event of Default, (A) may sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Receivables or any securities, instruments or insurance applicable thereto and/or release the obligor thereon; (B) is authorized and empowered to accept the return of the goods represented by any of the Receivables; and (C) shall have the right to receive, endorse, assign and/or deliver in its name or the name of any of the Borrowers any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

(c)	Nothing herein contained shall be
construed to constitute Chock as agent of the Agent for any purpose whatsoever, and the Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same
may be located and regardless of the cause thereof (except to the extent it is determined by a final judicial decision that the Agent's or a Lender's act or omission constituted bad faith or willful misconduct). The Agent and the Lenders shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that the Agent's or such Lender's error, omission or delay constituted bad faith or willful misconduct). The Agent and the Lenders do not, by anything herein or in any assignment or otherwise, assume any of the Borrowers' obligations under any contract or
agreement assigned to the Agent or the Lenders, and the
Agent and the Lenders shall not be responsible in any way for the performance by the Borrowers of any of the terms and
conditions thereof.
(d)  	If any of the Receivables includes a
charge for any tax payable to any governmental tax authority, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower and to charge the Borrowers' account therefor. The Borrowers shall notify the Agent if any Receivables include any tax due to any such taxing authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of such Receivables and shall not be liable for any taxes that may be due from any Borrower by reason of the sale and delivery creating such Receivables.

SECTION 10.02.  Receivables Documentation.
 The Borrowers will, in addition to the monthly Receivables agings delivered pursuant to this Agreement, at such intervals as the Agent may require, furnish such further schedules and/or information as the Agent may require relating to the Receivables, including, without limitation, sales invoices. In addition, the Borrowers shall notify the Agent of any non-compliance in respect of the representations, warranties and covenants contained in Section 10.03 hereof. The items to be provided under this Section 10.02 are to be in form satisfac-tory to the Agent and are to be executed and delivered to the Agent from time to time solely for its convenience in maintaining records of the Collateral; the Borrowers' failure to give any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent's Lien or security interest in the Collateral.

SECTION 10.03.  Status of Receivables and
Other Collateral. Each Borrower covenants, represents and warrants with respect to all Collateral (but excluding Receivables of the Borrowers, other than Receivables generated from the sale of inventory), that: (a) it shall be the sole owner, free and clear of all Liens except in favor of the Agent or otherwise permitted hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral owned by it;
(b) each Receivable shall be a good and valid account representing a bona fide indebtedness incurred or an amount owed by the person therein named for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold by a Borrower, or work, labor and/or services theretofore rendered by a Borrower; (c) no Receivable is or shall be subject to any defense, offset, counterclaim, discount or allowance (known to the Borrowers as of the time of its creation) except as may be stated in the invoice relating thereto (except for off-invoice allowances in an amount estimated by Chock consistent with its past practices), or such that the amount of Receivables at any time subject to defense, offset or counterclaim is not greater than $250,000, or discounts and allowances as may be customary in such Borrowers's business; (d) none of the transactions underlying or giving rise to any Receivable shall violate any applicable state or federal laws or regulations, and all documents relating to any Receivable shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) to the best of its knowledge, each Customer, guarantor or endorser with respect to any Receivable is solvent as of the time of creation thereof and will continue to be fully able to pay all Receivables on which it is obligated in full when due; (f) all documents and agreements relating to Receivables shall be true and correct and in all respects what they purport to be; (g) to the best of its knowledge, all signatures and endorsements that appear on all documents and agreements relating to Receivables shall be genuine and all signatories and endorsers with respect thereto shall have full capacity to contract; (h) it shall maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require; (i) it will immediately notify the Agent if any accounts arise out of contracts with the United States or any department, agency or instrumentality thereof, and will execute any instruments and take any steps required by the Agent in order that all monies due or to become due under any such contract shall be assigned to the Agent and notice thereof given to the United States Government under the Federal Assignment of Claims Act; (j) it will, immediately upon learning thereof, report to the Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral; (k) if any amount payable under or in connection with any Receivable is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Agent as additional collateral; (l) it shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the industry; and (m) it shall conduct a physical count of its inventory at such intervals as the Agent may reasonably request and promptly supply the Agent with a copy of such counts accompanied by a report of the value (based on the lower of cost (on a FIFO basis) or market value) of such inventory.

SECTION 10.04.  Monthly Statement of
Account. The Agent shall render to the Borrowers each month a statement of the Borrowers' account, which shall constitute an account stated and shall be deemed to be correct and accepted by and be binding upon the Borrowers unless the Agent receives a written statement of the Borrowers' exceptions within 45 days after such statement was rendered to the Borrowers.

SECTION 10.05.  Collateral Custodian.  Upon
the occurrence and continuance of an Event of Default, the Agent may at any time and from time to time employ and maintain in the premises of the Borrowers a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent's and Lenders' interests and to report to the Agent thereon. The Borrowers hereby agree to cooperate with any such custodian and to do whatever the Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent by reason of the employment of the custodian shall be charged to the Borrowers' account and added to the Obligations.


XI.  MISCELLANEOUS

SECTION 11.01.  Notices.  Notices, consents
and other communications provided for herein shall be in writing and shall be delivered (in the case of telex or facsimile communication, delivered by telex, graphic scanning, telecopier or other telecommunications equipment, with receipt confirmed) addressed,

(a)	if to all or any of the Borrowers,
Guarantors, or Grantors, at 370 Lexington Avenue,
New York, New York 10017, Attention:  Mr. Howard
Leitner, Senior Vice President, with a copy to Morse,
Zelnick, Rose & Lander, LLP, 450 Park Avenue, Suite
902, New York, New York 10022-2605, Attention:
George Lander, Esq.;

(b)	if to the Agent, at NatWest Bank N.A.,
175 Water Street, New York, New York 10038,
Attention: Thomas Maiale, with a copy to Kaye, Scholer, Fierman, Hays & Handler, at 425 Park
Avenue, New York, New York 10022, Attention:
Albert Fenster, Esq.; and

(c)	if to any Lender, at the address set forth
below its name in Schedule 2.01 annexed hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if hand delivered, or upon receipt if by any telex, facsimile or other telecommunications equipment, in each case addressed to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party.

SECTION 11.02.  Survival of Agreement.  All
covenants, agreements, representations and warranties made by any Borrower or any subsidiary thereof herein and in the certificates or other instruments prepared or delivered in connection with this Agreement, any of the Security
Documents, any Guarantee or any other Loan Document, shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes and occurrence of any other Credit Event and shall continue in full force and effect as long as the principal of or any accrued interest on the Notes or any other fee or amount payable under the Notes or this Agreement or any other Loan Document is outstanding and unpaid and so long as the Total Commitment has not been terminated.

SECTION 11.03.  Successors and Assigns;
Participations. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Borrower, any Guarantor, any Grantor, any ERISA Affiliate, any subsidiary of any thereof, the Agent or the Lenders, that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Without limiting the generality of the foregoing, the Borrowers specifically confirm that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or any Note (or any part thereof) to any Federal Reserve Bank. No Borrower may assign or transfer any of its rights or obligations hereunder without the written consent of all the Lenders.

(b)	Each Lender, without the consent of the
Borrowers, but only with the consent of the Agent, may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment or Term Loan Commitment) and the
Loans owing to it and undrawn Letters of Credit and the Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment and Term Loan Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the banks or other entities buying participations shall be entitled to the cost protection provisions contained in Sections 2.10(a) (except to the extent that application of such Section 2.10(a) to such banks and entities would cause the Borrowers to make duplicate payments thereunder), 2.11 and 2.12 hereof, but only to the extent any of such Sections would be available to the Lender which sold such participation, and (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement; provided, further, however, that each Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers, Grantors and the Guarantors relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement, other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal or the rate of interest payable on, or the dates fixed for any payment of principal of or interest on, the Loans or the release of all Collateral.

(c)	Each Lender may assign by novation, to
any one or more banks or other entities without the prior written consent of the Borrowers but with the prior written consent of the Agent, all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitment or Term Loan Commitment and the same portion of the Loans and undrawn Letters of Credit at the time owing to it and the Note or Notes held by
it), provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, which shall include the same percentage interest in the Loans, Letters of Credit and Notes, and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $2,500; and provided, further, that NatWest shall at all times retain for its own account a portion of the Total Commitment not less than that held at such time by Chemical Bank. Upon such execution, delivery, acceptance and recording and after receipt of the written consent of the Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Loan Documents and (y) the Lender which is assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)  	By executing and delivering an
Assignment and Acceptance, the Lender which is assignor thereunder and the assignee thereunder confirm to, and agree with, each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereunder free and clear of any adverse claim, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of this Agreement, the other Loan
Documents or any Collateral with respect thereto or any other instrument or document furnished pursuant hereto or thereto;
(ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, or any Grantor or Guarantor or the performance or observance by any Borrower, Grantor or the Guarantor of any of their respective obligations under this Agreement, any Guarantees or any of the other Loan
Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, any Guarantees and of the other Loan Documents, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e)  	The Agent shall maintain at its address
referred to in Section 11.01 hereof a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment or Term Loan Commitment, as the case may be, of, and principal amount of the Loans owing to, each Lender from time to time (the "Register").
The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agree-ment. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)  	Upon its receipt of an Assignment and
Acceptance executed by an assigning Lender and an assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is precisely in the form of Exhibit F annexed hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrowers. Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for each surrendered Note or Notes a new Note or Notes to the order of such assignee in an amount equal to its portion of the Term Loan Commitment and/or Revolving
Credit Commitment, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained any Term Loan Commitment or Revolving Credit Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Term Loan Commitment and/or Revolving Credit
Commitment, as the case may be, retained by it hereunder.
Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes or, with respect to the Term Notes, the principal amount of the Term Loans outstanding at such time as evidenced by such Term Notes or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A or Exhibit B, as the case may be. Notes surrendered to the Borrowers shall be cancelled by the Borrowers.

(g)	Notwithstanding any other provision
herein, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.03, disclose to the assignee or participant or proposed assignee or participant, any information, including, without limitation, any Information, relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers in connection with this Agreement; provided, however, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential Information relating to the Borrowers received from such Lender.

SECTION 11.04.  Expenses; Indemnity.  (a)
Each Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement, the Security Documents, the Notes and the other Loan Documents or with any amendments, modifications, waivers, extensions, renewals, renegotiations, or "work-outs" of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent or any of the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement, the Guarantees or any of the other Loan Documents or with the Loans made or the Notes or Letters of Credit issued hereunder, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Agent and (subject to the Fee Letter dated the date hereof among the Borrowers and the Agent) ongoing field examination expenses and charges, and, in connection with such enforcement or protection, the reasonable fees and disbursements of counsel for each Lender. The Borrower further indemnifies the Lenders from and agrees to hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

(b)  	Each Borrower indemnifies the Agent
and each Lender and their respective directors, officers, employees and agents against, and agrees to hold the Agent, each Lender and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Lender or any such person arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of the Loans, (ii) this Agreement, the Guarantees, any of the Security Documents, the Acquisition Documents or the other documents contemplated hereby or thereby, (iii) the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder (including but not limited to the making of the Total Commitment) and consummation of the transactions contemplated hereby and thereby, (iv) breach of any representation or warranty, or (v) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Agent, any Lender or any such person is a party thereto; provided, however, that such indemnity shall not, as to the Agent or any Lender, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result from the bad faith or willful misconduct of the Agent or any Lender.

(c)  	Each Borrower indemnifies, and agrees
to defend and hold harmless the Agent and the Lenders and their respective officers, directors, shareholders, agents and employees (collectively, the "Indemnitees") from and against any loss, cost, damage, liability, lien, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees and reasonable expenses for investigation, removal, cleanup and remedial costs and modification costs incurred to permit, continue or resume normal operations of any property or assets or business of Chock or any subsidiary thereof or any Grantor) arising from a violation of, or failure to comply with any Environmental Law and to remove any Lien arising therefrom except to the extent caused by the bad faith or willful misconduct of any Indemnitee, which any of the Indemnitees may incur or which may be claimed or recorded against any of the Indemnitees by any person.

(d)  	The provisions of this Section 11.04 shall
remain operative and in full force and effect regardless of the expiration of the term of this Agreement and the termination hereof, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or the Notes, or any investigation made by or on behalf of the Agent or any Lender. All amounts due under this Section
11.04 shall be payable on written demand therefor.

SECTION 11.05.  Applicable Law.  THIS
AGREEMENT AND THE NOTES SHALL BE
CONSTRUED IN ACCORDANCE WITH AND
GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK (OTHER THAN THE CONFLICTS OF LAWS
PRINCIPLES THEREOF).

SECTION 11.06.  Right of Setoff.  If an Event
of Default shall have occurred and be continuing, upon the request of the Required Lenders each Lender shall and is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now and hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. Each Lender agrees to notify promptly the Agent and the Borrowers after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which may be available to such Lender.

SECTION 11.07.  Payments on Business Days.
(a) Should the principal of or interest on the Notes or any fee or other amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day (except as otherwise provided in the definition of Interest Period), and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

(b)  	All payments by any Borrower hereunder
and all Loans made by the Lenders hereunder shall be made in lawful money of the United States of America in immediately available funds at the office of the Agent set forth in Section
11.01 hereof.

SECTION 11.08.  Waivers; Amendments.  (a)
No failure or delay of any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders hereunder are cumulative and not exclusive of any rights or remedies which they may otherwise have. No waiver of any provision of this Agreement or the Notes nor consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Borrower in any case shall entitle it to any other or further notice or demand in similar or other circumstances. Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

(b)	Neither this Agreement nor any provision
hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or the dates for the payment of principal of or interest on, any Note or reduce the rate of interest on any Note, without the consent of each holder affected thereby, (ii) change the Revolving Credit
Commitment or Term Loan Commitment of any Lender or amend or modify the provisions of this Section, Section 2.06,
Section 2.13, Section or Section 11.04 hereof or the definition of "Required Lenders," or (iii) release any material portion of the Collateral, in each case without the prior written consent of each Lender affected thereby and provided, further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent under this Agreement or the other Loan Documents without the written consent of the Agent; and provided, further, however, that the Agent may waive any non-material breach of the reporting provisions contained in Section 6.05 hereof without the consent of the Lenders. Each Lender and holder of any Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall be so marked.
SECTION 11.09.  Severability.  In the event any
one or more of the provisions contained in this Agreement or in the Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

SECTION 11.10.  Entire Agreement; Waiver of
Jury Trial, etc. (a) This Agreement, the Notes and the other Loan Documents constitute the entire contract between the parties hereto relative to the subject matter hereof. Any previous agreement among the parties hereto with respect to the Transactions is superseded by this Agreement, the Notes and the other Loan Documents. Except as expressly provided herein or in the Notes or the Loan Documents (other than this Agreement), nothing in this Agreement, the Notes or in the other Loan Documents, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the Notes or the other Loan Documents.

(b)	EXCEPT AS PROHIBITED BY
LAW, EACH PARTY HERETO HEREBY WAIVES
ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN
RESPECT OF ANY LITIGATION DIRECTLY OR
INDIRECTLY ARISING OUT OF, UNDER OR IN
CONNECTION WITH THIS AGREEMENT, THE
NOTES, ANY OF THE OTHER LOAN DOCUMENTS
OR THE TRANSACTIONS.

(c)	Except as prohibited by law, each party
hereto hereby waives any right it may have to claim or recover in any litigation referred to in paragraph (b) of this Section
11.10 any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

(d)	Each party hereto (i) certifies that no
representative, agent or attorney of any Lender has rep-resented, expressly or otherwise, that such Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement, the Notes or the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications herein.

SECTION 11.11.  Confidentiality.  The Agent
and the Lenders agree to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Agent or any Lender (the "Information"). Notwithstanding the foregoing, the Agent and each Lender shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives as need to know such Information in connection with its participation in any of the Transactions or the administration of this Agreement or the other Loan Documents; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Lender on a non-confidential basis from a source other than any Borrower, any Guarantor, any Grantor or any of their respective subsidiaries or (C) was available to the Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender by any Borrower, any Guarantor, any Grantor or any of their respective subsidiaries; (iv) to the extent any Borrowers, any Guarantor or any of their respective subsidiaries shall have consented to such disclosure in writing; (v) in connection with the sale of any Collateral pursuant to the provisions of any of the other Loan Documents; or (vi) pursuant to Section
11.03(g) hereof.

SECTION 11.12.  Submission to Jurisdiction.
(a) Any legal action or proceeding with respect to this Agreement or the Notes or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrowers and each of the Guarantors hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(b)  	Each of the Borrowers and each of the
Guarantors hereby irrevocably waive, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(c)  	Each of the Borrowers and each of the
Guarantors hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each such person, as the case may be, at its address set forth in Section
11.01 hereof.

(d)  	Nothing herein shall affect the right of
the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower or any Guarantor in any other jurisdiction.

SECTION 11.13.	 Counterparts; Facsimile
Signature. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered to the Agent. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed signature page hereto.

SECTION 11.14.  Headings.  Article and
Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.


XII.  GUARANTEES

Each Borrower unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Borrower, the due and punctual payment of the principal of and interest on each of the Notes, when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, and the due and punctual performance of all other Obligations. Each Borrower further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

Each Borrower waives presentment to, demand of payment from and protest to the other Borrowers of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obliga-tions of a Borrower hereunder shall not be affected by (a) the failure of any Lender or the Agent to assert any claim or demand or to enforce any right or remedy against such Borrower or any other Borrower under the provisions of this Agreement, the Notes or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by the Agent for the Obligations or any of them; or (d) the failure of any Lender to exercise any right or remedy against any other Guarantor of the Obligations.

Each Borrower further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any security (including, without limitation, any Collateral) held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Lender in favor of any other Borrower or any other person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the in-validity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, the Notes or under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity.

Each Borrower further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be returned by the Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

Each Borrower hereby waives and releases all rights of subrogation against each other Borrower and its property and all rights of indemnification, contribution and reimbursement from each other Borrower and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise.


IN WITNESS WHEREOF, the Borrowers, the
Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHOCK FULL
O'NUTS CORPORATION


By:_____________
___________________
   Name: Howard
Leitner
   Title: Senior Vice
President

CAIN'S COFFEE
CO.


By:_____________
___________________
   Name: Howard
Leitner
   Title: Vice
President

BROADWORTH
REALTY ASSOCIATES

By: CFN OF NEW
YORK, INC., general
	partner


By:_____________
___________________
   Name: Howard
Leitner
   Title: Vice
President


CHOCK REALTY
CORPORATION

B
y:______________________________
   Name: Howard
Leitner
   Title: Vice
President

QUIKAVA, INC.   .


By:_____________
___________________
   Name: Howard
Leitner
   Title: Vice
President


NATWEST BANK
N.A., as Lender


By:_____________
___________________
   Name:
   Title: Vice
President

NATWEST BANK
N.A., as Agent


By:_____________
___________________
   Name:
   Title: Vice
President

CHEMICAL BANK


By:_____________
_________________
   Name:
   Title: Vice
President

	SCHEDULE 2.01(a)



	TERM LOAN COMMITMENTS



                                                          Approximate
                                        Term Loan  Percentage of Total
Lender                                  Commitment   Term Loan Commitment


NatWest Bank N.A. 		 	$6,154,000	   	61.54%
175 Water Street
New York, NY  10038
Attention:  Mr. Thomas Maiale

Chemical Bank                           $ 3,846,000             38.46%
633 Third Avenue
Asset Based Region
New York, NY  10017-6764
Attention: Mr. Joseph Hess


SCHEDULE 2.01(b)



	REVOLVING CREDIT COMMITMENTS


                                                      Approximate
                              Revolving               Percentage of
                              Credit                  Total Revolving
Lender                        Commitment              Credit Commitment

NatWest Bank N.A.             $24,616,000                      61.54%
175 Water Street
New York, NY  10038
Attention:  Mr. Thomas Maiale

Chemical Bank                 $15,384,000                     38.46%
633 Third Avenue
Asset Based Region
New York, NY  10017-6764
Attention: Mr. Joseph Hess